As filed with the U.S. Securities and Exchange Commission on September 5, 2023

Registration Statement No. 333-271622

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYRA HEALTH CORP.
(Exact name of registrant as specified in its charter)

Delaware	7361	85-4027995
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1119 Keystone Way N. #201

Carmel, IN 46032

(463) 345-8950

(Address, including zip code, and telephone number,

Including area code, of registrant’s principal executive offices)

Deepika Vuppalanchi

Chief Executive Officer

Syra Health Corp.

1119 Keystone Way N. #201

Carmel, IN 46032

(463) 345-8950

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jeffrey J. Fessler, Esq. Nazia J. Khan, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 Telephone: (212) 653-8700	Richard I. Anslow, Esq. Jonathan Deblinger, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED SEPTEMBER 5, 2023

1,500,000 Units

Shares of Class A Common Stock and Warrants

Syra Health Corp.

This is the initial public offering of units of securities (the “Units”) of Syra Health Corp. Prior to this offering, there has been no public market for shares of our Class A common stock. The assumed public offering price per Unit is $4.125.

Each Unit consists of (a) one share of our Class A common stock (“Class A common stock”) and (b) one warrant (each, a “Warrant” and collectively, the “Warrants”) to purchase one share of our Class A common stock at an exercise price equal to $6.50 per share, exercisable until the fifth anniversary of the issuance date. The shares of our Class A common stock and the Warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

We have applied to list our Class A common stock on The Nasdaq Capital Market under the symbol “SYRA.” Upon completion of this offering, we believe that we will satisfy the listing requirements and expect that our Class A common stock will be listed on The Nasdaq Capital Market. Such listing, however, is not guaranteed. If the application is not approved for listing on The Nasdaq Capital Market, we will not proceed with this offering. We do not intend to apply for a listing of the Warrants on The Nasdaq Capital Market or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Warrants.

Upon completion of this offering, we will be a “controlled company” as defined in the corporate governance rules of The Nasdaq Capital Market; however, we do not expect to utilize any related exemptions to governance rules as a result of being a controlled company.

We have two classes of common stock: Class A common stock and convertible Class B common stock (“Class B common stock”). The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to 16.5 votes and is convertible at any time into 10 shares of Class A common stock. In addition, each share of Class B common stock will convert automatically into 10 shares of Class A common stock upon the death of the holder or any transfer, whether or not for value, except for certain permitted transfers described in our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), including, but not limited to, trusts for the benefit of the stockholder and partnerships, corporations and other entities owned by the stockholder. Following this offering, the holders of all of our outstanding Class B common stock will hold approximately 71.5% of the voting power of our outstanding capital stock, assuming the conversion of all outstanding notes into an aggregate of 445,409 shares of our Class A common stock and no exercise by the underwriters of their over-allotment option.

The dual-class structure of our common stock as contained in our Certificate of Incorporation has the effect of concentrating voting control with those stockholders who hold our Class B common stock after this offering. As of August 31, 2023, there were 833,334 shares of our Class B common stock outstanding, representing 79.6% of our total voting securities outstanding. Such Class B holders shall continue to have voting control until they hold under 50.1% of the voting power of our outstanding capital stock, or approximately 583,000 shares of Class B common stock, after the completion of this offering. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A common stock.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 9.

	Per Unit	Total
Price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)[1]	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 0.8% of the initial public offering price payable to the underwriters. In addition, we have agreed to issue an option to purchase Units (the “Representative’s Units”) to the representative of the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. Each Representative’s Unit consists of one share of Class A common stock and one warrant (the “Representative’s Warrants”) to purchase one share of Class A common stock. The registration statement, of which this prospectus is a part, also registers for sale the shares of Class A common stock and Representative’s Warrants (including the shares of Class A common stock underlying the Representative’s Warrants) underlying the Units to be issued to the representative of the underwriters. We refer you to “Underwriting” beginning on page 81 of this prospectus for additional information regarding underwriting compensation.

We have granted the underwriters a 45-day option, exercisable one or more times in whole or in part, to purchase up to 225,000 additional Units at the initial public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Units on or about                       , 2023.

KINGSWOOD

a division of Kingswood Capital Partners, LLC

The date of this prospectus is               , 2023

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Syra,” or “the Company” refer to Syra Health Corp.

Overview

We are a healthcare services company promoting preventative health, holistic wellness, health education, and equitable healthcare for all patient demographics. We leverage deep scientific and healthcare expertise to create strategic frameworks and develop patient-centric solutions for the betterment of patient lives and health outcome linked to developing a healthier population. We strive to offer comprehensive end-to-end solutions in health education services, population health management, behavioral and mental health, healthcare workforce and digital health.

For the six months ended June 30, 2023 and 2022, Indiana Family and Social Services Administration accounted for approximately 98.0% and 96.7% of our revenues and 88.3% and 97.1% of our accounts receivable, respectively, as due from the combined divisions (NeuroDiagnostic Institute and Division of Mental Health and Addiction) of the Indiana Family and Social Services Administration. For the years ended December 31, 2022 and 2021, Indiana Family and Social Services Administration accounted for approximately 97.7% and 98.3% of our revenues and 98.8% and 91.9% of our accounts receivable, respectively, as due from the combined divisions (NeuroDiagnostic Institute and Division of Mental Health and Addiction) of the Indiana Family and Social Services Administration.

Our Services

Health Education Services

We believe that one of the main drivers of the healthcare education solutions market is the need to address challenges in the healthcare industry through effective and innovative medical and scientific training. With evolving healthcare technology, healthcare professionals must be knowledgeable with respect to various patient-care approaches to make better informed clinical decisions and assure patient satisfaction. We believe that targeted and continuous healthcare education solutions are needed to help healthcare professionals improve their competency, improve health equality and incorporate innovative and new therapeutic options into practice to improve overall patient care quality. We develop medical education content to drive the organizational and strategic brand goals and vision of our clients. Our education outreach plan utilizes omnichannel delivery approaches from a suite of solutions for in-person, virtual and hybrid arrangements, and our deliverables include traditional print and electronic formats. Some of our targeted education approaches include the utilization of artificial intelligence tools to provide real-time information to customers. Within our health education service line we offer the following services: medical communications, patient education, and healthcare training.

On September 3, 2021, we entered into a professional services contract with the Indiana Family and Social Services Administration, Division of Mental Health and Addiction, as amended on April 25, 2023, pursuant to which we are coordinating the work of the State Epidemiological Outcomes Workgroup and supporting data-driven decision-making regarding prevention efforts across state agencies and bodies.

Population Health Management

We define population health management as the process of assessing and analyzing healthcare and its delivery to create improvement for a population of individuals. We are developing end-to-end solutions and strategies to improve quality of care, access to care, health outcomes, and healthcare policies. We believe that our solutions will assist individuals in reaching their full health potential through preventative care, care coordination and patient engagement. Our team of service providers apply advanced health analytics to real-world data to provide meaningful insights to improve quality of clinical care and understand patterns and trends around diagnosis, treatment and continued care. We believe our team helps stratify health risks based on social determinants of health, predict utilization of resources and health care costs, identify patient-level interventions and recommend population-level strategies. Within our population health management service line we offer the following services: analytics as a service, epidemiology and health equity analytics solutions.

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Behavioral and Mental Health

We strongly believe in behavioral and mental health equity and our mission is to provide solutions that help improve health care and provide access to all populations, regardless of race, ethnicity, gender, socioeconomic status, sexual orientation, or geographic location. With our specialized services, we believe that we can help solve the behavioral and mental health needs of various organizations, including health organizations, large employers and schools. Currently, we offer telehealth and prevention program services; however, to date, we have not generated any revenue from such services. Specifically, we are developing Syrenity as a convenient, on-demand telehealth platform for mental health services that provides interactive patient experience. Through Syrenity, we intend to offer 24/7 access to safe and secure counseling and care coordination with a variety of medical health professionals such as psychiatrists, therapists, nurse practitioners and peer coaches and can provide similar services and solutions for employers and their employees. Furthermore, Syrenity is intended to provide valuable tips, solutions and potential treatment interventions for improving mental health.

Healthcare Workforce

Our healthcare staffing solutions are intended to help evaluate the immediate and longitudinal workforce needs of our client’s organization. Using agile implementation staffing methodologies we make it seamless and cost-efficient to expand our client’s clinical personnel. We recruit experienced nurses and allied health professionals for long-term fixed contract positions at hospitals and healthcare facilities across the country. Currently, we hold contracts with the State of Indiana psychiatric hospital to provide healthcare licensed and ancillary staff. Other staffing positions that we recruit include care coordinators, specialists to fill healthcare management roles, healthcare educators, therapists, healthcare technicians and health plan specialists.

On July 27, 2021, we entered into a professional services contract with the Indiana Family and Social Services Administration, NeuroDiagnostic Institute, as amended on April 6, 2022 and June 29, 2022, pursuant to which we provide medical staffing services to the NeuroDiagnostic Institute.

Digital Health

We use digital health to bring innovation into the healthcare practice. By providing stakeholders with data, we empower stakeholders to address factors that impact holistic health, including physical, behavioral and social elements. We are developing digital and cloud-based platforms to help improve cost savings through the automation of health operations which also provide clinical insights that personalize care and improve patient satisfaction. Our solutions will include digital transformation, cloud and security, artificial intelligence, patient engagement, and health apps. Our Soulcial app, which we intend to launch in the second half of 2023, is intended to connect the mind, body and soul elements and provides a way to connect to caregivers and peers, thus alleviating social isolation. The behavioral and mental health modules in Soulcial are intended to help self-assess stress, anxiety and depression and connect patients to service providers for treatment interventions. In addition, we recently launched CarePlus, a user-friendly electronic medical records solution designed for small to mid-sized healthcare organizations. CarePlus offers customizable templates, e-prescribing, laboratory integration, and patient portal access to streamline clinical workflows and efficiently manage patient health information. Furthermore, we intend to offer an artificial intelligence chatbot trained to have human-like conversations using a process known as natural language processing to facilitate and provide end-to-end query resolution for the patients. Patients will be able to utilize our chatbot for multiple features such as learning more about their condition, identifying healthcare professionals in their vicinity, scheduling, billing purposes, and learning about their health benefits from a health plan. To date, we have not generated any revenue from any of the foregoing offerings.

Growth Strategies

We hope to become a leader in clinical healthcare solutions by providing customized and comprehensive end-to-end solutions for our customers in the public and private healthcare sectors and expand our operations to other metropolitan areas. As we continue our expansion, we anticipate that our professional pool and infrastructure will grow to support the breadth and depth of our services. In addition, we may expand our footprint by acquiring companies that offer similar service lines.

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Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

●	Although we have generated approximately $2.2 million, $5.3 million and $1.3 million of revenues for the six months ended June 30, 2023 and the years ended December 31, 2022 and 2021, respectively, our future profitability is uncertain. Even if this offering is successful, we will require substantial additional funding. If we are unable to raise capital on favorable terms when needed, we could be forced to curtail, delay or discontinue our business.

●	Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

●	Our business strategy and future success depend on our ability to cross-sell our solutions.

●	If we are unable to successfully expand our sales force productivity, sales of our solutions and the growth of our business and financial performance could be harmed.

●	Our ability to generate revenue could suffer if we do not continue to update and improve our existing solutions and develop new ones.

●	Achieving market acceptance of new or updated solutions is necessary in order for them to become profitable and will likely require significant efforts and expenditures.

●	Our business would be adversely affected if we cannot obtain, process or distribute data we require to provide our solutions.

●	Disruptions in service or damages to our data or systems failures could have a material adverse impact on our business, results of operations or financial condition. In addition, breaches and failures of information technology (“IT”) systems and the sensitive information we transmit, use and store expose us to potential liability and reputational harm.

●	We rely on Internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems in providing certain of our solutions to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

●	Failure by our customers to obtain proper permissions or provide us with accurate and appropriate information may result in claims against us or may limit or prevent our use of information, which could harm our business. Additionally, privacy concerns relating to our business could damage our reputation and deter current and potential customers from using our solutions.

●	Our independent content providers may fail to perform adequately or comply with laws, regulations or contractual covenants.

●	Our work with government clients exposes us to additional risks inherent in the government contracting environment.

●	We may be liable for the misdiagnoses, mistreatment, injury or other harm to patients resulting from the use of data that we provide to health care providers, and any resulting claims could negatively impact our operating results and result in a decline in our stock price.

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●	The protection of our intellectual property requires substantial resources and protections of our proprietary rights may not be adequate.

●	We depend on a small number of large customers and the loss of one or more major customers could have a material adverse effect on our business, financial condition and results of operations.

●	We are subject to federal and state healthcare industry regulation including conduct of operations, costs and payment for services and payment for referrals as well as laws regarding government contracting.

●	The dual-class structure of our common stock as contained in our Certificate of Incorporation has the effect of concentrating voting control with those stockholders who held our Class B common stock prior to this offering. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A common stock.

●	Our principal stockholders will continue to have significant influence over the election of our board of directors and approval of any significant corporate actions, including any sale of our Company.

Corporate Information

We were organized on November 20, 2020 as an Indiana corporation under the name Syra Health Corp. On March 11, 2022, we filed a Certificate of Conversion with the Delaware Secretary of State whereby we converted from an Indiana corporation to a Delaware corporation.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by the JOBS Act.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

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THE OFFERING

Securities offered by us	1,500,000 Units. Each Unit consists of one share of our Class A common stock and one Warrant to purchase one share of our Class A common stock at an exercise price equal to $6.50 per share, exercisable until the fifth anniversary of the issuance date.

Class A common stock to be outstanding immediately after this offering	5,027,102 shares (5,252,102 shares if the underwriters exercise their option to purchase additional Units in full).

Class B common stock to be outstanding immediately after this offering	833,334 shares.

Option to purchase securities	The underwriters have an option, exercisable one or more times in whole or in part, for a period of 45 days to purchase up to an additional 225,000 Units to cover, over-allotments, if any.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $4.6 million (or $5.4 million if the underwriters exercise their over-allotment option in full), at an assumed initial public offering price of $4.125 per Unit, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for marketing and sales, application development, research and development and working capital and other general corporate purposes. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products, however, we have no current commitments or obligations to do so. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Voting rights	We have two classes of common stock: Class A common stock and Class B common stock. Shares of our Class A common stock are entitled to one vote per share. Each share of our Class B common stock is entitled to 16.5 votes per share and is convertible at any time, at the option of the holder, into 10 shares of Class A common stock, or, subject to certain exceptions, will otherwise automatically convert into 10 shares of Class A common stock upon certain transfers or the death of the holder. Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our Certificate of Incorporation. The holders of our outstanding Class B common stock will hold approximately 71.5% of the voting power of our outstanding capital stock following the completion of this offering, assuming the conversion of all outstanding notes into an aggregate of 445,409 shares of our Class A common stock and no exercise by the underwriters of their over-allotment option, and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. See the sections titled “Principal Stockholders” and “Description of Capital Stock” for additional information.

Representative’s Unit Purchase Option	Upon the closing of this offering, subject to compliance with FINRA Rule 5110, we have agreed to issue to the underwriter and subject to compliance with FINRA Rule 5110, an option (the “Unit Purchase Option”) to purchase such number of Representative’s Units equal to 9% of the number of Units sold in this offering (including Units sold to cover over-allotments, if any), which option will expire five years from the date of this prospectus. The registration statement, of which this prospectus is a part, also registers for sale the shares of Class A common stock and Representative’s Warrants (including the shares of Class A common stock underlying the Representative’s Warrants) underlying the Units to be issued to the representative of the underwriters. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Lock-up agreements	We and our executive officers, directors and certain stockholders have agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for six months after the closing date of the offering. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Risk factors	See “Risk Factors” on page 9 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Proposed Nasdaq Capital Market symbol	“SYRA”

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The number of shares of Class A common stock and Class B common stock that will be outstanding after this offering is based on 3,527,102 shares of Class A common stock and 833,334 shares of Class B common stock outstanding as of August 31, 2023, and excludes:

●	8,333,340 shares of Class A common stock issuable upon conversion of our Class B common stock;

●	18,335 shares of Class A common stock issuable upon exercise of options at an exercise price of $1.20 per share;

●	1,023,332 shares of Class A common stock reserved for future issuance under our 2022 Omnibus Equity Incentive Plan;

●	445,409 shares of Class A common stock issuable upon conversion of an aggregate of $1,469,829 of convertible notes including interest accrued thereon, calculated by dividing principal amount of the notes together with interest accrued thereon by the Conversion Price (as defined herein), based upon an assumed initial public offering price of $4.125 per Unit. “Conversion Price” means the price per Unit in this offering multiplied by 80%;

●	1,500,000 shares of Class A common stock underlying the Warrants included in the Units; and

●	270,000 shares of Class A common stock underlying 135,000 Representative’s Units (or 310,500 shares of Class A common stock underlying 155,250 Representative’s Units if the underwriters exercise their over-allotment option to purchase additional Units in full) as part of this offering. Each Representative’s Units shall consist of one share of our Class A common stock and one Representative’s Warrant to purchase one share of our Class A common stock at an exercise price equal to $6.50 per share based upon an assumed initial public offering price of $4.125 per Unit.

Except as otherwise indicated herein, all information in this prospectus assumes or gives effect to:

●	a 1-for-1.2 reverse stock split of our issued and outstanding Class A common stock and Class B common stock effectuated on August 28, 2023; and
●	no exercise by the underwriters of their option to purchase up to an additional 225,000 Units from us in this offering.

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Summary Financial Data

The following tables set forth our summary financial data as of the dates and for the periods indicated. We have derived the summary statements of operations data for the years ended December 31, 2022 and 2021 from our audited financial statements included elsewhere in this prospectus. We have derived the summary statements of operations data for the six months ended June 30, 2023 and 2022 and our balance sheet data as of June 30, 2023 from our unaudited interim financial statements included elsewhere in this prospectus. The unaudited interim financial statements have been prepared on the same basis as the audited financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair presentation of the unaudited interim financial statements. Our historical results are not necessarily indicative of the results to be expected in the future, and the results for the six months ended June 30, 2023 are not necessarily indicative of results to be expected for the full year or any other period. The following summary financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included elsewhere in this prospectus.

Statements of Operations Data:

	For the Six Months Ended
	June 30,		For the Years Ended
	(Unaudited)		December 31,
	2023	2022	2022	2021
Net services revenues	$2,167,599	$2,137,999	$5,617,706	$1,409,976
Cost of services	1,892,284	1,780,972	4,555,924	979,622
Gross profit	275,315	357,027	1,061,782	430,354

Operating expenses:
Salaries and benefits	1,020,364	569,856	1,524,971	235,802
Professional services	365,504	708,840	1,035,902	94,964
Selling, general and administrative	423,820	219,575	575,755	102,661
Depreciation	24,056	911	14,849	207
Total operating expenses	1,833,744	1,499,182	3,151,477	433,634

Operating loss	(1,558,429)	(1,142,155)	(2,089,695)	(3,280)

Total other income (expense)	(30,263)	(8,843)	(28,470)	-

Net loss	$(1,588,692)	$(1,150,998)	$(2,118,165)	$(3,280)

Basic and diluted net loss per share(1):
Weighted average class A and B common shares outstanding – basic and diluted	4,390,363	1,666,533	3,041,085	833,334
Net loss per share attributable to class A and B common stockholders – basic and diluted	$(0.36)	$(0.69)	$(0.70)	$(0.00)

(1)	See Note 4 to our financial statements for an explanation of the method used to compute basic and diluted net loss per share.

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Balance Sheet Data:

	June 30, 2023 (Unaudited)
			Pro Forma As
	Actual	Pro Forma(1)	Adjusted(2)(3)
Cash	$36,449	$441,459	$5,016,459
Working capital	(568,906)	(568,906)	4,006,094
Total assets	1,795,169	2,200,179	6,775,179
Total liabilities	2,671,173	1,621,183	1,621,183
Total stockholders’ equity (deficit)	$(876,004)	$593,825	$5,168,825

(1) On a pro forma basis to reflect (i) $405,010 of proceeds received from advances from a related party received on various dates from July 11, 2023 through August 23, 2023 and (ii) the conversion of $1,469,829 of principal and accrued interest of outstanding convertible notes into an aggregate of 445,409 shares of Class A common stock upon the closing of this offering based upon an assumed initial public offering price of $4.125 per Unit. Pro forma balance sheet data is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

(2) On a pro forma as adjusted basis to give further effect to (i) the issuance and sale of 1,500,000 Units in this offering at an assumed initial public offering price of $4.125 per Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us .. Pro forma as adjusted balance sheet data is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

(3) Each $1.00 increase (decrease) in the assumed initial public offering price of $4.125 per Unit would increase (decrease) the pro forma as adjusted amount of each of cash, working capital, total assets and total stockholders’ equity by approximately $1,360,500, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 500,000 Units offered by us at the assumed initial public offering price of $4.125 per Unit would increase (decrease) the pro forma as adjusted amount of each of cash, working capital, total assets and total stockholders’ equity by approximately $1,870,687.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information included in this prospectus, including “Information Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

Although we have generated approximately $2.2 million, $5.6 million and $1.4 million of revenues for the six months ended June 30, 2023 and the years ended December 31, 2022 and 2021, respectively, our future profitability is uncertain.

Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development and expansion of a business enterprise. Our net losses were $1,588,692, $2,118,165 and $3,280 for the six months ended June 30, 2023 and the years ended December 31, 2022 and 2021, respectively, and our accumulated deficit as of June 30, 2023, December 31, 2022 and December 31, 2021 was $3,715,304, $2,126,612 and $8,447, respectively. If we are unable to achieve and maintain profitability, we may be unable to continue our operations.

Even if this offering is successful, we will require substantial additional funding. If we are unable to raise capital on favorable terms when needed, we could be forced to curtail, delay or discontinue our business.

Since our inception, we have not generated sufficient revenues from our operations to continue to fund the development and expansion of our business. To date, we have funded a significant portion of our operations through the sale of our equity securities. As of June 30, 2023, December 31, 2022 and December 31, 2021, we had cash of $36,449, $3,344 and $100,012, respectively. We estimate that the net proceeds from this offering will be approximately $4.6 million (or $5.4 million if the underwriters exercise their over-allotment option in full), based upon an assumed initial public offering price of $4.125 per Unit, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect that the net proceeds from this offering and our existing cash will be sufficient to fund our current operations through at least 12 months from the date of this prospectus. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other third-party funding or a combination of these approaches. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or based upon specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products and services. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our stockholders. In addition, the future issuance of shares of Class B common stock may be dilutive to the holders of Class A common stock, particularly with respect to their voting power. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to make certain dividends, incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue our operations or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

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Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our financial statements as of December 31, 2022 have been prepared under the assumption that we will continue as a going concern for the next 12 months. Our independent registered public accounting firm included in its opinion for the year ended December 31, 2022 an explanatory paragraph referring to our recurring losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity or debt financing, reduce expenditures and generate significant revenue. Our financial statements as of December 31, 2022 did not include any adjustments that might result from the outcome of this uncertainty. The reaction of investors to the inclusion of a going concern statement by our auditors, and our potential inability to continue as a going concern, in future years could materially adversely affect our share price and our ability to raise new capital.

Risks Related to Our Business and Industry

We face significant competition, which may harm our business, results of operations or financial condition.

We face substantial competition in the healthcare services markets. Our key competitors include, among others, healthcare consulting service providers, healthcare payment accuracy companies and providers of other data products and data analytics solutions, including healthcare risk adjustment, quality, economic statistics and other data. We also compete with certain of our customers that internally provide some of the same solutions that we offer. The increasing standardization of certain healthcare services has made it easier for companies to enter these markets with competitive products and services. We cannot fully anticipate whether or when companies in adjacent or other product or service areas may launch competitive products and/or services, and any such entry may lead to obsolescence of our products and/or services or loss of market share or erosion of the prices for our solutions, or both. The extent of this competition may vary by the size of companies, geographical coverage and scope and breadth of products and services offered. Furthermore, some of our competitors are significantly larger and have greater financial or other resources than we do. The vigorous competition we face requires us to provide high quality, innovative products at a competitive price. We cannot guarantee that we will be able to upgrade our existing solutions, or introduce new solutions at the same rate as our competitors, or at all, nor can we guarantee that such upgrades or new solutions will achieve market acceptance over or among competitive offerings, or at all. Therefore, these competitive pressures could have a material adverse impact on our business, results of operations or financial condition.

If we are unable to retain our existing customers or attract new customers, our business, financial condition or results of operations could suffer.

Our success depends substantially upon the retention of our existing customers and attracting new customers. We may not be able to retain our existing customers or attract new customers if we are unable to provide solutions or services that our existing or prospective customers believe enable them to achieve improved efficiencies and cost-effectiveness. Our success in retaining and attracting customers will also depend, in part, on our ability to be responsive to pricing pressures and changing business models. To remain competitive in the healthcare services markets, we must continuously upgrade our existing solutions, and develop and introduce new solutions on a timely basis. Future advances in the healthcare services market could lead to new products or services that are competitive with our solutions, resulting in pricing pressure or rendering our solutions obsolete or not competitive. We also may not be able to retain or attract customers if our solutions contain errors or otherwise fail to perform properly, if our pricing structure is not competitive or if we are unable to renegotiate our customer contracts upon expiration. If we are unable to maintain our customer retention rates, or if we are unable to attract new customers, our business, results of operations or financial condition could be adversely impacted.

Our business strategy and future success depend on our ability to cross-sell our solutions.

Our ability to generate revenue and growth partly depends on our ability to cross-sell our solutions to our existing customers and new customers. We may not be successful in cross-selling our solutions because our customers may find our additional solutions unnecessary, unattractive or cost-ineffective. Our failure to sell additional solutions to our existing and new customers could negatively affect our ability to grow our business.

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If we are unable to successfully expand our sales force productivity, sales of our solutions and the growth of our business and financial performance could be harmed.

We continue to invest significantly in our sales force to obtain new customers and increase sales to existing customers. There is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth and profitably will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our sales efforts. A portion of our current sales personnel are new to our Company. New hires require significant training and may require a lengthy onboarding process before they achieve full productivity. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. If we are unable to recruit, train and retain a sufficient number of productive sales personnel, sales of our solutions and the growth of our business could be harmed. Additionally, if our efforts to improve sales force productivity do not result in increased revenue, our operating results could be negatively impacted due to increased operating expenses associated with these efforts.

An economic downturn or volatility could have a material adverse impact on our business, results of operations or financial condition.

The United States and world economies have experienced significant economic uncertainty and volatility during recent years. A weakening of economic conditions could lead to reductions in demand for our solutions. As a result of volatile or uncertain economic conditions, we may experience the negative effects of increased financial pressures on our customers. For instance, our business could be negatively impacted by increased competitive pricing pressure and a decline in our customers’ creditworthiness, which could result in us incurring increased bad debt expense. Additionally, volatile or uncertain economic conditions in the United States and other parts of world could lead our state and government customers to terminate, or elect not to renew, existing contracts with us, or not enter into new contracts with us. Furthermore, demand for staffing services is sensitive to changes in economic activity. Many healthcare facilities utilize temporary healthcare professionals to accommodate an increase in hospital admissions. Conversely, when hospital admissions decrease in economic downturns or periods of high inflation, due to reduced consumer spending, the demand for staffing healthcare professionals typically declines. In times of economic downturn and inflation, permanent full-time and part-time healthcare facility staff are generally inclined to work more hours and overtime, resulting in fewer available vacancies and less demand for our services. If we are not able to timely and appropriately adapt to changes resulting from a weak economic environment, it could have a material adverse impact on our business, results of operations or financial condition.

Pandemics, such as COVID-19, may adversely impact our business, results of operations, financial condition, liquidity and cash flows and that of our clients.

The COVID-19 pandemic and efforts to control its spread had a significant impact on our operations and the operations of our healthcare clients. Previously, our hospital and other health care provider clients prioritized their resources, capacity and staff as the COVID-19 outbreak strained their organizations which adversely affected our business, including by negatively impacting the demand and timing for implementing our solutions and the timing of payment for our services. For example, while the COVID-19 pandemic had a minimal impact on our revenue for the year ended December 31, 2022, it negatively impacted revenue for the year ended December 31, 2021, as we generated less revenue from sales of our professional staffing services than anticipated. In addition, we previously instituted a work-from-home policy for some of our employees and had limited employee travel to essential travel only, which restricted some sales, marketing and other important business activities.

Pandemics, such as COVID-19, may have a material economic effect on our business. While the potential economic impact brought by such pandemics may be difficult to assess or predict, it has caused, and may result in further significant disruption of global financial markets, which may reduce our ability to access capital either at all or on favorable terms. In addition, a recession, depression or other sustained adverse market event resulting from a health pandemic could materially and adversely affect our business and the value of our common stock.

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Our ability to generate revenue could suffer if we do not continue to update and improve our existing solutions and develop new ones.

We must continually improve our existing solutions in a timely manner and introduce new and valuable solutions in order to respond to regulatory developments and customer demands and, thereby, retain existing customers and attract new ones. For example, from time to time, government agencies may alter format and data code requirements applicable to electronic transactions. In addition, our customers may request that our solutions be customized to satisfy particular needs. We may not be successful in responding to regulatory developments or changing customer needs. In addition, these regulatory or customer-imposed requirements may impact the profitability of particular solutions and customer engagements. If we do not respond successfully to regulatory changes, as well as evolving industry standards and customer demands, our solutions may become obsolete. If we lower our prices on some of our solutions, we will need to increase our margins on other solutions in order to maintain our overall profitability.

Achieving market acceptance of new or updated solutions is necessary in order for them to become profitable and will likely require significant efforts and expenditures.

Our future financial results will depend in part on whether our new or updated solutions receive sufficient customer acceptance. Achieving market acceptance for new or updated solutions may require substantial marketing efforts and expenditure of significant funds to create awareness and demand by our existing or prospective customers. Failure to achieve broad penetration in target markets with respect to new or updated solutions could have a material adverse impact on our business, results of operations or financial condition.

Our business would be adversely affected if we cannot obtain, process or distribute data we require to provide our solutions.

Our business relies on our ability to obtain, process, monetize and distribute data in the healthcare industry in a manner that complies with applicable law, regulation and contractual and restrictions. Our failure to obtain and distribute such data in a compliant manner could have a harmful effect on our ability to use and disclose such data which in turn could impair our ability to share such data with our customers or incorporate it into our services and offerings. In addition to complying with requirements in obtaining the data, the use, processing and distribution of such data may require us to obtain consent from third parties or follow additional laws, regulations or contractual restrictions that apply to the healthcare industry. Moreover, we may be subject to claims or liability for use or disclosure of information. Any such claims or liabilities and other failures to comply with applicable requirements could subject us to unexpected costs and adversely affect our operating results.

Poor service, system errors or failures of our solutions to conform to specifications could cause unforeseen liabilities or injury, harm our reputation and have a material adverse impact on our business, results of operations or financial condition.

Some of our solutions are intended to provide information to healthcare professionals in the course of delivering patient care. Although our contracts may disclaim liability for medical decisions and responsibility for patient care, if use of or inability to use our solutions leads to faulty clinical decisions or injury to patients, such disclaimers may be unenforceable and we could be subject to claims or litigation by healthcare professionals, their patients or our customers. Further, negative publicity regarding our services, whether accurate or inaccurate, could harm our reputation, decrease demand for our services, lead to withdrawals of our services or impair our ability to successfully launch and market our services in the future.

We attempt to limit, by contract, our liability for damages arising from our negligence, errors, mistakes or security breaches. However, contractual limitations on liability may not be accepted by our customers, may not be enforceable or may otherwise not provide sufficient protection to us from liability for damages. We maintain liability insurance coverage, including coverage for cyber-liability. It is possible, however, that claims could be denied or exceed the amount of our applicable insurance coverage, if any, or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to us, investigating and defending against them could be expensive and time consuming and could divert management’s attention away from our operations. In addition, negative publicity caused by these events may negatively impact our customer relationships, market acceptance of our solutions or may harm our reputation and our business.

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Disruptions in service or damages to our data or systems failures, could have a material adverse impact on our business, results of operations or financial condition.

Our business operations depend on our ability to maintain and protect our network and computer systems, some of which are outsourced to certain third-party hosting providers. Our operations are vulnerable to interruption and/or damage from a number of sources, many of which are beyond our control, including, without limitation: (1) power loss and telecommunications failures; (2) fire, flood, hurricane and other natural disasters; (3) software and hardware errors, failures or crashes; and (4) cyber and ransomware attacks, computer viruses, hacking, break-ins, sabotage, intentional acts of vandalism and other similar disruptive problems. The occurrence of any of these events could result in interruptions, delays or cessations in service to users of our solutions, which could impair or prohibit our ability to provide our solutions, reduce the attractiveness of our solutions to our customers and could have a material adverse impact on our business, results of operations or financial condition. If customers’ access to our solutions is interrupted, we could be in breach of our agreements with customers and/or exposed to significant claims. Any significant instances of system downtime could negatively affect our reputation and ability to provide our services, which could have a material adverse impact on our business, results of operations or financial condition.

Breaches and failures of IT systems and the sensitive information we transmit, use and store, expose us to potential liability and reputational harm.

Our business relies on information systems to obtain, process, analyze, and manage data. To the extent IT systems are not successfully implemented or fail, our business and results of operations may be adversely affected. Further, our business relies to a significant degree upon the secure transmission, use and storage of sensitive information, including protected health information and other personally identifiable information, financial information and other confidential information and data within these systems.

To protect this information, we seek to implement commercially reasonable security measures and maintain information security policies and procedures informed by requirements under applicable law and recommended practices, in each case, as applicable to the data collected, hosted and processed. Despite our security management efforts our business is vulnerable to unauthorized access to data and/or breaches of confidential information due to criminal conduct, physical break-ins, hackers, employee or insider malfeasance and/or improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks, ransomware events, phishing schemes, fraud, terrorist attacks, human error or other breaches by insiders or third parties or similar disruptive problems. It is not possible to prevent all security threats to our data. Techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and may be difficult to detect for long periods of time. Further, defects in the design or manufacture of applications we develop or procure from third parties could compromise our data. These events, including unauthorized access, misappropriation, disclosure or loss of sensitive information (including financial or personal health information) or a significant disruption of our network, expose us to risks including risks to our ability to provide our solutions, management distraction and the obligation to devote significant financial and other resources to mitigate such problems and increases to our future information security costs. Moreover, unauthorized access, use or disclosure of certain sensitive information in our possession or our failure to satisfy legal requirements, including requirements relating to safeguarding protected health information under the Health Insurance Portability and Accountability Act (“HIPAA”) or state data privacy laws could result in civil and criminal liability and regulatory action, which could result in potential fines and penalties, as well as costs relating to investigation of an incident or breach, corrective actions, required notifications to regulatory agencies and customers, credit monitoring services and other necessary expenses. In addition, actual or perceived breaches of our security management efforts can cause existing customers to terminate their relationship with us and deter existing or prospective customers from using or purchasing our solutions in the future. These events can have a material adverse impact on our business, results of operations, financial condition and reputation.

Because our products and services involve the storage, use and transmission of personal information of consumers, we may be the target of attempted cyber and other security threats by outside third parties, including technically sophisticated and well-resourced bad actors attempting to access or steal the data we store. Vendor, insider or employee cyber and security threats also occur and are a significant concern for all companies, including ours. There have, in the past, been a number of high-profile security breaches involving the improper dissemination of personal information of individuals both within and outside of the healthcare industry. These breaches have resulted in lawsuits and governmental enforcement actions that have sought or obtained significant fines and penalties, and have required companies to enter into agreements with government regulators that impose ongoing obligations and requirements, including internal and external (third party) monitorships for five years or more. While we maintain liability insurance coverage including coverage for cyber-liability, claims may not be covered or could exceed the amount of our applicable insurance coverage, if any, or such coverage may not continue to be available on acceptable terms or in sufficient amounts.

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We rely on Internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems in providing certain of our solutions to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

Our ability to deliver our solutions is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. This includes maintenance of a reliable network connection with the necessary speed, data capacity and security. As a result, our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information technology, emerging cybersecurity risks and threats, evolving industry and regulatory standards and changing preferences of our customers.

We may experience interruptions in these systems, including server failures that temporarily slow down the performance of our solutions. We rely on internal systems as well as vendors, including bandwidth and telecommunications equipment providers, to provide our solutions. We do not maintain redundant systems or facilities for some of these services. Interruptions in these systems, whether due to system failures, computer viruses, physical or electronic break-ins or other catastrophic events, could affect the security or availability of our solutions and prevent or inhibit the ability of our customers to access our solutions.

If a catastrophic event were to occur with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could result in substantial costs to remedy those problems or negatively impact our relationship with our customers, results of operations and financial condition.

Failure by our customers to obtain proper permissions or provide us with accurate and appropriate information may result in claims against us or may limit or prevent our use of information, which could harm our business. Additionally, privacy concerns relating to our business could damage our reputation and deter current and potential customers from using our solutions.

To the extent we are not otherwise permitted to use and/or disclose customer information, we require our customers to provide necessary notices and obtain necessary permissions for the use and disclosure of such information. If they do not provide necessary notices or obtain necessary permissions, then our use and disclosure of information that we receive from them or on their behalf may be limited or prohibited by federal or state privacy or other laws. Such failures by our customers could impair our functions, processes and databases that reflect, contain or are based upon such information. Furthermore, such failures by our customers could interfere with or prevent creation or use of analyses or other data-driven activities that benefit us, or make our solutions less useful. Accordingly, we may be subject to claims or liability for inaccurate data. These claims or liabilities could damage our reputation, subject us to unexpected costs and could have a material adverse impact on our business, results of operations or financial condition.

Additionally, in recent years, consumer advocates, media and elected officials increasingly and publicly have criticized companies in data focused industries regarding the collection, storage and use of personal data. Concerns about our practices with regard to the collection, use, disclosure or security of personal information or other privacy related matters, even if unfounded, could damage our reputation and adversely affect our business, results of operations or financial condition.

It is difficult to predict the sales cycle and implementation schedule for our products and services.

The duration of the sales cycle and implementation schedule for our products and services depends on a number of factors, including the nature and size of the potential client and the extent of the commitment being made by the potential client, all of which may be difficult to predict. Our sales and marketing efforts with respect to hospitals and large health organizations generally involve a lengthy sales cycle due to these organizations’ complex decision-making processes. Additionally, in light of increased government involvement in healthcare and related changes in the operating environment for healthcare organizations, our current and potential clients may react by reducing or deferring investments, including their purchases of our solutions or services. If clients take longer than we expect to decide whether to purchase our solutions, our revenues could decrease, which could materially and adversely impact our business, financial condition and operating results.

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Our independent content providers may fail to perform adequately or comply with laws, regulations or contractual covenants.

We depend on some independent content providers for the development of health education and other scientific content resources. Our ability to rely on these services could be impaired as a result of the failure of such providers to comply with applicable laws, regulations and contractual covenants or as a result of events affecting such providers, such as power loss, telecommunication failures, software or hardware errors, computer viruses and similar disruptive problems, fire, flood and natural disasters. Any such failure or event could adversely affect our relationships with our clients and damage our reputation. This could materially and adversely impact our business, financial condition and operating results. We depend on our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to demand and evolving regulations. If these parties fail to develop and maintain high quality, attractive content, the value of our brand and our business, financial condition and operating results could be materially and adversely impacted.

We may be liable for use of content we provide.

If any of the content that we provide to our customers, including content we generate as a result of our grant writing services, is incorrect or incomplete, it may give rise to claims against us. While we maintain insurance coverage in an amount that we believe is sufficient for our business, we cannot provide assurance that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim that is brought against us that is uninsured or under-insured could materially and adversely impact our business, financial condition and operating results. Even unsuccessful claims could result in substantial costs and diversion of management and other resources.

Our financial results may be adversely affected if we underprice our contracts, overrun our cost estimates or fail to receive approval for or experience delays in documenting change orders.

Most of our grant writing service contracts are either fee for service contracts or fixed-fee contracts. Our past financial results have been, and our future financial results may be, adversely impacted if we initially underprice our contracts or otherwise overrun our cost estimates and are unable to successfully negotiate a change order. Change orders typically occur when the scope of work we perform needs to be modified from that originally contemplated by our contract with the client. Where we are not successful in converting out-of-scope work into change orders under our current contracts, we will bear the cost of the additional work. Such underpricing, significant cost overruns or delay in documentation of change orders could have a material adverse effect on our business, results of operations, financial condition or cash flows.

As we develop new services and clients, enter new lines of business, and focus more of our business on providing a full range of talent solutions, the demands on our business and our operating risks may increase.

As part of our strategy, we plan to extend our services. As we focus on developing new services, capabilities and clients, and engage in business in new geographic locations, our operations may be exposed to additional as well as enhanced risks. In particular, our growth efforts may place substantial additional demands on our management and other team members, as well as on our information, financial, administrative, compliance and operational systems. We may not be able to manage these demands successfully. Growth may require increased recruiting efforts, increased regulatory and compliance efforts, increased business development, selling, marketing and other actions that are expensive and entail increased risk. We may need to invest more in our people and systems, controls, compliance efforts, policies and procedures than we anticipate. As our business continues to evolve and we provide a wider range of services, we will become increasingly dependent upon our employees. Failure to identify, hire, train and retain talented employees who share our values could have a negative effect on our reputation and our business. The demands that our current and future growth place on our people and systems, controls, compliance efforts, policies and procedures may exceed the benefits of such growth, and our operating results may suffer, at least in the short-term, and perhaps in the long-term.

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Consolidation in the healthcare industry could adversely impact our business, financial condition and operating results.

Many healthcare provider organizations are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, thus decreasing the number of market participants, competition to provide products and services like ours will become more intense, and the importance of establishing and maintaining relationships with key industry participants will increase. These industry participants may try to use their market power to negotiate price reductions for our products and services. Any of these factors could materially and adversely impact our business, financial condition and operating results.

If we do not continue to recruit and retain sufficient quality healthcare professionals at reasonable costs, it could increase our operating costs and negatively affect our business and our profitability.

We rely significantly on our ability to recruit and retain a sufficient number of healthcare professionals who possess the skills, experience and licenses necessary to meet the requirements of our clients. With clinician burnout rates continuing to rise, an ongoing shortage of certain qualified nurses and physicians in many areas of the United States and low unemployment rates for nurses and physicians, competition for the hiring of these professionals remains intense. Our ability to recruit temporary and permanent healthcare professionals may be exacerbated by continued low levels of unemployment.

We compete with healthcare staffing companies, recruitment and placement agencies, including online staffing and recruitment agencies, and with hospitals, healthcare facilities and physician practice groups to attract healthcare professionals based on the quantity, diversity and quality of assignments offered, compensation packages, the benefits that we provide and speed and quality of our service.

The costs of recruiting quality healthcare professionals and providing them with competitive compensation packages may be higher than we anticipate, or we may be unable to pass these costs on to our hospital and healthcare facility clients, which may reduce our profitability. Moreover, if we are unable to recruit temporary and permanent healthcare professionals, our service execution may deteriorate and, as a result, we could lose clients or not meet our service level agreements with these clients that have negative financial repercussions.

The ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts may affect the demand for our services that could negatively affect our business.

If our clients are able to increase the effectiveness of their staffing and recruitment functions, their need for our services may decline. With the advent of technology and more sophisticated staffing management and recruitment processes, including internal “travel” and other healthcare staffing models, clients may be able to successfully increase the efficiency and effectiveness of their internal staffing management and recruiting efforts, through more effective planning and analytic tools, internet- or social media-based recruiting or otherwise. Such new technologies and processes could reduce the demand for our services, which could negatively affect our business.

Our work with government clients exposes us to additional risks inherent in the government contracting environment.

Our clients may include national, provincial, state, local and foreign governmental entities and their agencies. Our government work carries various risks inherent in contracting with government entities. These risks include, but are not limited to, the following:

●	Government entities, particularly in the United States, often reserve the right to audit our contracts and conduct reviews, inquiries and investigations of our business practices and performance with respect to government contracts. If a government client discovers improper conduct during its audits or investigations, we may become subject to various civil and criminal penalties, including those under the civil U.S. False Claims Act, and administrative sanctions, which may include termination of contracts, suspension of payments, fines and civil money penalties, and suspensions or debarment from doing business with other government agencies.

●	U.S. government contracting regulations impose strict compliance and disclosure obligations and our failure to comply with these obligations could be a basis for suspension or debarment, or both, from federal government contracting in addition to breach of the specific contract.

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●	Government contracts are subject to heightened reputational and contractual risks compared to contracts with commercial clients and often involve more extensive scrutiny and publicity. Negative publicity, including allegations of improper or illegal activity, poor contract performance, or information security breaches, regardless of accuracy, may adversely affect our reputation.

●	Terms and conditions of government contracts also tend to be more onerous, are often more difficult to negotiate and involve additional costs.

●	Government entities typically fund projects through appropriated monies. Any change in presidential administrations may affect budget priorities for our ongoing work.

●	Government entities reserve the right to change the scope of or terminate projects at their convenience for lack of approved funding or other reasons, which could limit our recovery of reimbursable expenses or investments. In addition, government contracts may be protested, which could result in administrative procedures and litigation, result in delays in performance and payment, be expensive to defend and be incapable of prompt resolution.

The occurrences or conditions described above could affect not only our business with the particular government entities involved, but also our business with other entities of the same or other governmental bodies or with certain commercial clients and could have a material adverse effect on our business, results of operations and financial condition.

We may be a party to legal, regulatory and other proceedings that could result in unexpected adverse outcomes.

From time to time, we may be a party to legal and regulatory proceedings and investigations, including matters involving governmental agencies and entities with which we do business and other proceedings and investigations arising in the ordinary course of business. In addition, there are an increasing number of, and we may be subject to, investigations and proceedings in the healthcare industry generally that seek recovery under the HIPAA, Anti-Kickback Statute, the False Claims Act, the Civil Money Penalty, the Stark Law, the Sunshine Act, state laws and other statutes and regulations applicable to our business. We also may be subject to legal proceedings under non-healthcare federal, and state laws affecting our business, such as the Telephone Consumer Protection Act, Fair Debt Collection Practices Act, Fair Credit Reporting Act, Controlling the Assault of Non-Solicited Pornography and Marketing Act, Junk Fax Prevention Act, Foreign Corrupt Practices Act, employment, banking and financial services and USPS laws and regulations. Such proceedings are inherently unpredictable, and the outcome can result in verdicts and/or injunctive relief that may affect how we operate our business or we may enter into settlements of claims for monetary payments. In some cases, substantial non-economic remedies or punitive damages may be sought. Governmental investigations, audits and other reviews could also result in criminal penalties or other sanctions, including restrictions, changes in the way we conduct business or exclusion from participation in government programs. We evaluate our exposure to these legal and regulatory proceedings and intend to establish reserves for the estimated liabilities in accordance with accounting principles generally accepted in the United States of America, as necessary. Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in management’s evaluations or predictions and accompanying changes in established reserves, could have a material adverse impact on our business, results of operations or financial condition.

Litigation is costly, time-consuming and disruptive to normal business operations. The defense of these matters could also result in continued diversion of our management’s time and attention away from business operations, which could also harm our business. Even if these matters are resolved in our favor, the uncertainty and expense associated with unresolved legal proceedings could harm our business and reputation.

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We may be liable for the misdiagnoses, mistreatment, injury or other harm to patients resulting from the use of data that we provide to health care providers, and any resulting claims could negatively impact our operating results and result in a decline in our stock price.

We provide, and facilitate providing, information for use by health care providers in treating patients. If this data is incorrect or incomplete, the patient could be misdiagnosed or mistreated resulting in adverse consequences, including death, giving rise to claims against us. In addition, certain of our solutions relate to patient health information, and a court or government agency may take the position that our delivery of this information exposes us to personal injury liability or other liability for wrongful delivery or handling of health care services or erroneous health information. While we maintain liability insurance coverage in an amount that we believe is sufficient for the risks associated with our business, we cannot assure you that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could harm our business, financial condition and results of operations. Even unsuccessful claims could result in substantial costs and diversion of management resources and could cause the trading price of our common stock to decline.

Our success depends in part on our ability to identify, recruit and retain skilled management and technical personnel. If we fail to recruit and retain suitable candidates or if our relationship with our employees changes or deteriorates, there could be a material adverse impact on our business, results of operations or financial condition.

We are highly dependent upon our personnel, including Deepika Vuppalanchi, our Chief Executive Officer and member of our board of directors, and Sandeep Allam, our President and Chairman. The loss of Dr. Vuppalanchi’s or Mr. Allam’s services could impede the achievement of our business objectives. We have not obtained, do not own, nor are we the beneficiary of, key-person life insurance. Furthermore, our future success depends upon our continuing ability to identify, attract, hire and retain highly qualified personnel, including skilled management and scientific personnel, all of whom are in high demand and are often subject to competing offers. Competition for qualified personnel in the healthcare services industry is intense, and we may not be able to hire or retain a sufficient number of qualified personnel to meet our requirements, or be able to do so at salary, benefit and other compensation costs that are acceptable to us. A loss of a substantial number of key or qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for expansion of our business, could have a material adverse impact on our business, results of operations or financial condition.

Our ability to utilize loss carry forwards may be limited.

We have incurred net operating losses (“NOLs”) during our history. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire (if at all).

Federal NOLs incurred in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five tax years preceding such loss, and NOLs arising in tax years beginning after December 31, 2020 may not be carried back. Moreover, federal NOLs generated in taxable years ending after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs may be limited to 80% of our taxable income annually for tax years beginning after December 31, 2020. Our NOL carryforwards are subject to review and possible adjustment by the Internal Revenue Service (the “IRS”), and state tax authorities. In addition, in general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (“Code”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs or tax credits to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increases their ownership by more than 50 percentage points over their lowest ownership percentage within a specified testing period. Our existing NOLs or credits may be subject to limitations arising from previous ownership changes and ownership changes as a result of this offering, which may further limit our ability to utilize NOLs or credits under Sections 382 and 383 of the Code. In addition, future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Sections 382 and 383 of the Code. Our NOLs or credits may also be impaired under state law. Accordingly, we may not be able to utilize a material portion of our NOLs or credits. If we were to determine that an ownership change has occurred and our ability to use our historical NOLs or credits is materially limited, it would harm our future operating results by effectively increasing our future tax obligations. Section 382 and 383 of the Code would apply to all net operating loss and tax credit carryforwards, whether the carryforward period is indefinite or not.

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Unanticipated changes in tax laws may affect future financial results.

Syra is a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide operations. Our principal operations and certain potential customers are located in the United States, and as a result, we are subject to various U.S. federal, state and local taxes. New U.S. laws and policies relating to taxes may have an adverse effect on our business and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us.

In recent years, the federal government has made significant changes to U.S. tax laws, including through the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) and the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into law, with tax provisions primarily focused on implementing a 15% minimum tax on global adjusted financial statement income, effective for tax years beginning after December 31, 2022, and a 1% excise tax on share repurchases occurring after December 31, 2022. We may be subject to the new excise tax with respect to any redemptions of our stock. Further, the current administration had previously set forth several tax proposals that would, if enacted, make further significant changes to U.S. tax laws (including provisions enacted pursuant to the Tax Act). It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our business and future profitability. Investors are urged to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of holding our securities.

Our use and development of artificial intelligence products may result in reputational harm and liability.

We incorporate artificial intelligence in some of the products we offer. For example, some of our targeted education approaches include the utilization of artificial intelligence tools to provide real-time information to customers, and we intend to offer an artificial intelligence chatbot to facilitate and provide end-to-end query resolution for patients. The field of artificial intelligence is rapidly developing, both technologically and from a regulatory and legal standpoint. As we incorporate this technology into our products we may experience unexpected outcomes or impacts related to the technology, creating reputational, legal and regulatory risks.

Risks Related to Intellectual Property

The protection of our intellectual property requires substantial resources and protections of our proprietary rights may not be adequate.

We rely or intend to rely upon a combination of trade secret, copyright and trademark laws, patents, license agreements, confidentiality procedures, nondisclosure agreements and technical measures designed to protect the intellectual property used in our business. The steps we have taken to protect and enforce our proprietary rights and intellectual property may not be adequate. For instance, our agreements with employees, consultants and others who develop intellectual property for or on behalf of us could be breached and could result in our trade secrets and confidential information being publicly disclosed. We may not have adequate remedies for any such breach. Third parties also may infringe upon or misappropriate our intellectual property rights. If we believe a third party has misappropriated our intellectual property, litigation may be necessary to enforce and protect those rights, which would divert management resources, could be expensive and may not effectively protect our intellectual property. Even if we establish infringement, a court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our common stock. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings. As a result, if we fail to maintain adequate intellectual property protection or if a third party infringes or misappropriates our intellectual property, it may have a material adverse impact on our business, results of operations or financial condition.

Many of our products are based on or incorporate proprietary information. We actively seek to protect our proprietary information, including our trade secrets and proprietary know-how, by generally requiring our employees, consultants, other advisors and other third parties to execute agreements that contain confidentiality provisions. Despite these efforts and precautions, we may be unable to prevent a third party from copying or otherwise obtaining and using our trade secrets or our other intellectual property without authorization and legal remedies may not adequately compensate us for the damages caused by such unauthorized use.

In addition, there can be no assurance that our competitors will not independently develop products or services that are equivalent or superior to our solutions.

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We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We have received confidential and proprietary information from third parties. In addition, we may employ individuals who were previously employed at other healthcare services companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise improperly used or disclosed confidential information of these third parties or our employees’ former employers. Further, we may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our solutions. We may also be subject to claims that former employees, consultants, independent contractors or other third parties have an ownership interest in our intellectual property. Litigation may be necessary to defend against these and other claims challenging our right to and use of confidential and proprietary information. In addition to paying monetary damages, if we fail in defending against any such claims we may lose our rights therein, which could have a material adverse effect on our business. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees.

We depend on a small number of large customers and the loss of one or more major customers could have a material adverse effect on our business, financial condition and results of operations.

For the six months ended June 30, 2023 and 2022, Indiana Family and Social Services Administration (“FSSA”) accounted for approximately 98.0% and 96.7% of our revenues and 88.3% and 97.1% of our accounts receivable, respectively, as due from the combined divisions (NeuroDiagnostic Institute and Division of Mental Health and Addiction) of the FSSA. For the years ended December 31, 2022 and 2021, FSSA accounted for approximately 97.7% and 98.3% of our revenues and 98.8% and 91.9% of our accounts receivable, respectively, as due from the combined divisions (NeuroDiagnostic Institute and Division of Mental Health and Addiction) of the FSSA. It is possible that any of our large customers could decide to terminate their relationship with us in the future. The loss of one or both of our top customers, or a substantial decrease in demand by any of those customers for our services and solutions, could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Government Regulations

We are subject to federal and state healthcare industry regulation including conduct of operations, costs and payment for services and payment for referrals as well as laws regarding government contracting.

The healthcare industry is subject to extensive and complex federal and state laws and regulations related to conduct of operations, costs and payment for services and payment for referrals. We provide talent solutions on a contract basis to our clients, who pay us directly. Accordingly, Medicare, Medicaid and insurance reimbursement policy changes generally do not directly impact us. Nevertheless, reimbursement changes in government programs, particularly Medicare and Medicaid, can and do indirectly affect the demand and the prices paid for our services. For example, our clients could receive reduced or no reimbursements because of a change in the rates or conditions set by federal or state governments that would negatively affect the demand and the prices for our services. Moreover, our hospital, healthcare facility and physician practice group clients could suffer civil and criminal penalties, and be excluded from participating in Medicare, Medicaid and other healthcare programs for failure to comply with applicable laws and regulations that may negatively affect our profitability.

A portion of our hospital and healthcare facility clients are state and federal government agencies, where our ability to compete for new contracts and orders, and the profitability of these contracts and orders, may be affected by government legislation, regulation or policy. Additionally, in providing services to state and federal government clients and to clients who participate in state and federal programs, we are also subject to specific laws and regulations, which government agencies have broad latitude to enforce. If we were to be excluded from participation in these programs or should there be regulatory or policy changes or modification of application of existing regulations adverse to us, it would likely materially adversely affect our brand, business, results of operations and cash flows.

Risks Related to this Offering and Our Class A Common Stock

No active trading market for our Class A common stock currently exists, and an active trading market may not develop.

Prior to this offering, there has not been an active trading market for our Class A common stock. If an active trading market for our Class A common stock does not develop following this offering, you may not be able to sell your shares quickly or at the market price. Our ability to raise capital to continue to fund operations by selling shares of our Class A common stock and our ability to acquire other companies or technologies by using shares of our Class A common stock as consideration may also be impaired. The initial public offering price of our Class A common stock will be determined by negotiations between us and the underwriters and may not be indicative of the market prices of our Class A common stock that will prevail in the trading market.

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Nasdaq may delist our Class A common stock from trading on its exchange, which could limit investors’ ability to make transactions in our Class A common stock and subject us to additional trading restrictions.

We have applied to have our Class A common stock listed on Nasdaq on or promptly after the date of this prospectus. Although after giving effect to this offering we expect to meet the minimum initial listing standards set forth in the Nasdaq listing standards, we cannot assure you that our Class A common stock will be, or will continue to be, listed on Nasdaq in the future. In order to continue listing our Class A common stock on Nasdaq, we must maintain certain financial, distribution and stock price levels and must maintain a minimum number of holders of our Class A common stock.

If Nasdaq delists our Class A common stock and we are not able to list our Class A common stock on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our stockholders:

●	the liquidity of our Class A common stock;

●	the market price of our Class A common stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of investors that will consider investing in our Class A common stock;

●	the number of market makers in our Class A common stock;

●	the availability of information concerning the trading prices and volume of our Class A common stock; and

●	the number of broker-dealers willing to execute trades in shares of our Class A common stock.

The market price of our Class A common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Class A common stock in this offering.

The market price of our Class A common stock is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

●	failure to successfully develop and commercialize our digital health platforms;
●	regulatory or legal developments in the United States;
●	changes in physician, hospital or healthcare provider practices that may make our solutions less useful;
●	inability to obtain additional funding;
●	failure to meet or exceed financial projections we provide to the public;
●	failure to meet or exceed the estimates and projections of the investment community;
●	changes in the market valuations of companies similar to ours;
●	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by us or our competitors;
●	additions or departures of key scientific or management personnel;
●	sales of our Class A common stock by us or our stockholders in the future;
●	trading volume of our Class A common stock;
●	general economic, industry and market conditions;
●	health epidemics and outbreaks, such as the COVID-19 pandemic, or other natural or manmade disasters which could significantly disrupt our operations; and
●	the other factors described in this “Risk Factors” section.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A common stock will trade. In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. If there is extreme market volatility and trading patterns in our Class A common stock, it may create several risks for investors, including the following:

●	the market price of our Class A common stock may experience rapid and substantial increases or decreases unrelated to our actual or expected operating performance, financial condition or prospects, which may make it more difficult for prospective investors to assess the rapidly changing value of our Class A common stock;

●	if our future market capitalization reflects trading dynamics unrelated to our actual or expected operating performance, financial performance or prospects, purchasers of our Class A common stock could incur substantial losses as prices decline once the level of market volatility has abated; and

●	if the future market price of Class A our common stock declines, investors may be unable to resell their shares at or above the price at which they acquired them. We cannot assure you that the market of our Class A common stock will not fluctuate or decline significantly in the future, in which case you could incur substantial losses.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of our Class A common stock, regardless of our actual operating performance. In addition, shares of our Class A common stock may be more thinly traded than securities of larger, more established healthcare services companies and, as a result of this lack of liquidity, sales of relatively small quantities of shares of our Class A common stock by our stockholders may disproportionately influence the price of our Class A common stock. The market price of our Class A common stock may decline below the initial public offering price, and you may lose some or all of your investment.

Unstable market and economic conditions and adverse developments with respect to financial institutions and associated liquidity risk may have serious adverse consequences on our business, financial condition and stock price.

The global credit and financial markets have recently experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, inflationary pressure and interest rate changes, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, including the conflict between Russia and Ukraine, terrorism or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. More recently, the closures of Silicon Valley Bank and Signature Bank and their placement into receivership with the Federal Deposit Insurance Corporation (“FDIC”) created bank-specific and broader financial institution liquidity risk and concerns. Although the Department of the Treasury, the Federal Reserve, and the FDIC jointly confirmed that depositors at SVB and Signature Bank would continue to have access to their funds, even those in excess of the standard FDIC insurance limits, under a systemic risk exception, future adverse developments with respect to specific financial institutions or the broader financial services industry may lead to market-wide liquidity shortages, impair the ability of companies to access near-term working capital needs, and create additional market and economic uncertainty. There can be no assurance that future credit and financial market instability and a deterioration in confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, liquidity shortages, volatile business environment or continued unpredictable and unstable market conditions. If the equity and credit markets deteriorate, or if adverse developments are experienced by financial institutions, it may cause short-term liquidity risk and also make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon our business plans. In addition, there is a risk that one or more of our current clients, financial institutions or other third parties with whom we do business may be adversely affected by the foregoing risks, which may have an adverse effect on our business.

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The dual-class structure of our common stock as contained in our Certificate of Incorporation has the effect of concentrating voting control with those stockholders who held our Class B common stock prior to this offering. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A common stock.

Our Class B common stock has 16.5 votes per share, and our Class A common stock, which is the stock we are selling in this offering, has one vote per share. As of August 31, 2023, there were 833,334 shares of our Class B common stock outstanding, representing 79.6% of our total voting securities outstanding. Following this offering, holders of all of the issued and outstanding shares of our Class B common stock will own 833,334 shares of Class B common stock representing approximately 71.5% of the voting power of our outstanding capital stock following this offering, assuming the conversion of all outstanding notes into an aggregate of 445,409 shares of our Class A common stock and no exercise by the underwriters of their over-allotment option. Such Class B holders shall continue to have voting control until they hold under 50.1% of the voting power of our outstanding capital stock, or approximately 583,000 shares of Class B common stock, after the completion of this offering. In addition, because of the 16.5-to-1 voting ratio between our Class B common stock and Class A common stock, the holders of our Class B common stock could continue to control a majority of the combined voting power of our common stock and therefore control all matters submitted to our stockholders for approval until converted by our Class B common stockholders. This concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions requiring stockholder approval. In addition, this concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders. As a result, such concentrated control may adversely affect the market price of our Class A common stock.

Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions as specified in our Certificate of Incorporation, such as transfers to family members and certain transfers effected for estate planning purposes.

We cannot predict the effect our dual-class structure may have on the market price of our Class A common stock.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A common stock, adverse publicity or other adverse consequences. For example, certain index providers have announced and implemented restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including those that are not listed or trading) in the hands of public stockholders. Pursuant to the FTSE Russell, this 5% minimum voting rights requirement only applies to companies assigned a Developed market nationality within the FTSE Equity Country Classification scheme, and, based upon the FTSE Equity Country Classification Interim Announcement published on March 30, 2023, the United States is assigned a Developed market nationality within the FTSE. In addition, in July 2017, the S&P Dow Jones announced that it would no longer admit companies with multiple-class share structures to certain of its indices; however, in October 2022, the S&P Dow Jones announced that it was conducting a consultation with market participants on the multiple share class eligibility methodology requirement via a survey that closed on December 15, 2022. Subsequently, the S&P Dow Jones Indices announced that, effective as of April 17, 2023, companies with multiple share class structures will be considered eligible for the S&P Composite 1500 and its component indices, including the S&P 500, the S&P MidCap 400 and the S&P SmallCap 600, if they meet all other eligibility criteria. Also in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices. Additionally, MSCI announced that the securities of companies exhibiting unequal voting structures will be eligible for addition to the MSCI ACWI IMI and other relevant indexes effective March 1, 2019. Currently, MSCI offers the MSCI World Voting Rights-Adjusted Index. This index specifically includes voting rights in the weighting criteria and construction methodology and aims to better align constituent weights with economic rights and voting power, while continuing to represent the performance of a broad opportunity set. The dual-class structure of our common stock may make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices would not invest in our Class A common stock. In addition, it is unclear what effect, if any, such policies will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included. Due to the dual-class structure of our common stock, we may be excluded from certain indices and we cannot assure you that other stock indices (including Nasdaq) will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices may preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock may be adversely affected.

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The Warrants may not have value.

The Warrants being offered by us in this offering have an exercise price of $6.50 per share, and expire on the fifth anniversary from the date of issuance. In the event that our Class A common stock does not exceed the exercise price of the Warrants during the period when such Warrants are exercisable, such Warrants may not have any value.

Holders of our Warrants will have no rights as stockholders until they acquire shares of our Class A common stock, if ever.

If you acquire Warrants to purchase shares of our Class A common stock in this offering, you will have no rights with respect to our Class A common stock until you acquire shares of such Class A common stock upon exercise of your Warrants. Upon exercise of your Warrants, you will be entitled to exercise the rights of a holder of Class A common stock only as to matters for which the record date occurs after the exercise date.

There is no public market for the Warrants being offered by us in this offering and an active trading market for the Warrants is not expected to develop.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for any listing of the Warrants offered hereby on The Nasdaq Capital Market or any other securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Warrants may be severely limited.

Our principal stockholders will continue to have significant influence over the election of our board of directors and approval of any significant corporate actions, including any sale of the Company.

Deepika Vuppalanchi, our Chief Executive Officer, Sandeep Allam, our Chairman and President and Priya Prasad, our Chief Financial Officer and Chief Operating Officer, in the aggregate, beneficially own 79.0% of our Class B common stock and will beneficially own 56.5% of our outstanding voting securities after this offering. These stockholders currently have, and likely will continue to have, significant influence with respect to the election of our board of directors and approval or disapproval of all significant corporate actions. The concentrated voting power of these stockholders could have the effect of delaying or preventing an acquisition of the Company or another significant corporate transaction.

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We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this initial public offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our cash from this offering in ways that ultimately increases the value of any investment in our securities or enhances stockholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and government securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of Class A common stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business, acquire products or licenses, commercialize our products and services, or continue our operations.

We could be subject to securities class action litigation.

In the past, securities class action litigation has been brought against companies following a decline in the market price of their securities. This risk is especially relevant for us because healthcare companies have experienced significant share price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We do not expect to pay dividends in the foreseeable future after this offering, and you must rely on price appreciation of your shares of Class A common stock for return on your investment.

We have paid no cash dividends on any class of our stock to date, and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our stock. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our shares. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Units in this offering, you will pay more for your shares of Class A common stock than the amount paid by our existing stockholders for their shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $3.46 per share to new investors purchasing our Units in this offering. In addition, you will experience further dilution to the extent that we issue shares of our Class A common stock upon the exercise of any warrants, including the Warrants issued in this offering, or exercise of stock options under any stock incentive plans. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon completion of this offering.

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We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we no longer qualify as an emerging growth company, we will incur significant legal, accounting, and other expenses that we did not incur previously. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on U.S. reporting public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified senior management personnel or members for our board of directors. In addition, these rules and regulations are often subject to varying interpretations, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to furnish a report by our senior management on our internal control over financial reporting.

While we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, once we no longer qualify as an emerging growth company, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.

Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our Class A common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports in a timely manner. In connection with the preparation of our financial statements, our management has identified a material weakness. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. Specifically, our management has identified the following material weakness: a lack of formal policy or written procedures for the approval, identification and reporting of related-party transactions; lack of formal executed agreements, policies and procedures which are not yet adequately documented; insufficient experience with accounting principles generally accepted in the United States of America (“GAAP”) regarding complex transactions and reporting, and insufficient number of staff to maintain optimal segregation of duties and levels of oversight. While we intend to take steps to remediate the material weakness in our internal control over financial reporting by adopting a formal policy or written procedures for the approval, identification and reporting of related-party transactions, providing written documentation of our internal control policies and procedures and adding staff members with requisite accounting experience at such time that adequate resources are available to us to remediate such weakness, we may not be successful in remediating such weakness in a timely manner, if at all, which may undermine our ability to provide accurate, timely and reliable reports on our financial and operating results. Furthermore, if we remediate our current material weakness but identify new material weakness in our internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock may be negatively affected. As a result of such failures, we could also become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission (“SEC”), or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation, financial condition or divert financial and management resources from our core business.

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Anti-takeover provisions contained in our Certificate of Incorporation and our Amended and Restated Bylaws (“Bylaws”) to be effective upon the closing of this offering, as well as provisions of Delaware law, could impair a takeover attempt.

Our Certificate of Incorporation, Bylaws to be effective upon the closing of this offering and Delaware law contain or will contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents include or will include provisions:

●	authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our Class A common stock;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	limiting the ability of our stockholders to call and bring business before special meetings;

●	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

●	providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision of our Certificate of Incorporation, Bylaws to be effective upon closing of this offering or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock and could also affect the price that some investors are willing to pay for our Class A common stock.

Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or other employees.

Our Certificate of Incorporation requires that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for each of the following:

●	any derivative action or proceeding brought on our behalf;
●	any action asserting a claim for breach of any fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders;
●	any action asserting a claim against us or any of our directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws; or
●	any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine;

except for, as to each of the above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

The exclusive forum provision is limited to the extent permitted by law, and it will not apply to claims arising under the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), or for any other federal securities laws which provide for exclusive or concurrent federal and state jurisdiction.

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Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock are deemed to have notice of and consented to this provision.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Certificate of Incorporation.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this provision may limit or discourage a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, and may result in increased costs to our stockholders, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

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General Risk Factors

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the shares and trading volume could decline.

The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, the market price for our Class A common stock would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our Class A common stock to decline.

We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock held by non-affiliates exceeds $700 million as of the end of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We may, in the future, elect not to avail ourselves of this exemption from new or revised accounting standards and, therefore, may be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common less attractive as a result, there may be a less active trading market for our Class A common and our share price may be more volatile.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our ability to continue as a going concern;

●	our need to raise substantial additional capital to fund our operations;

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●	our ability to compete in the healthcare industry;

●	the timing, cost and success or failure of new product and service introductions, development and product upgrade releases;

●	competitive pressures including offerings and pricing;

●	our ability to establish and maintain strategic relationships;

●	undetected errors or similar problems in our software products;

●	compliance with existing laws, regulations and industry initiatives and future changes in laws or regulations in the healthcare industry;

●	the possibility of services-related liabilities;

●	our ability to obtain, maintain and protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

●	our reliance on third-party content providers;

●	the success of competing products or services that are or become available;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel; and

●	the successful development of our sales and marketing capabilities.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

We may own or have rights to use a number of registered and common law trademarks, service marks and/or trade names in connection with our business in the United States and/or in certain foreign jurisdictions.

Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of Units in this offering will be approximately $4.6 million, based on an assumed initial public offering price of $4.125 per Unit, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $5.4 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use approximately $2.5 million for marketing and sales, approximately $1 million for application development, approximately $250,000 for research and development and the remainder for general corporate purposes, including working capital, operating expenses, and capital expenditures. In the ordinary course of our business, we expect to, from time to time, evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, and we could use a portion of the net proceeds from this offering for such activities; however, we currently do not have any agreements, arrangements, or commitments with respect to any potential acquisition, investment or license.

A $1.00 increase or decrease in the assumed initial public offering price of $4.125 per Unit would increase or decrease the net proceeds from this offering by approximately $1,360,500, assuming that the number of Unit offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

This expected use of the net proceeds from this offering and our existing cash represents our intentions based upon our current plans, financial condition and business conditions. Predicting the cost necessary to develop our products and services can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and our existing cash.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments, and government securities.

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DIVIDEND POLICY

We have never paid or declared any cash dividends on our Class A common stock, and we do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2023:

●	on an actual basis;

●	on a pro forma basis to reflect (i) 405,010 of proceeds received from advances from a related party received on various dates from July 11, 2023 through August 23, 2023 and (ii) the conversion of $1,469,829 of principal and accrued interest of outstanding convertible notes into an aggregate of 445,409 shares of Class A common stock upon the closing of this offering based upon an assumed initial public offering price of $4.125 per Unit; and

●	on a pro forma as adjusted basis to give further effect to the issuance and sale of 1,500,000 Units being sold in this offering at an assumed initial public offering price of $4.125 per Unit, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.

	Actual	Pro Forma	Pro Forma As Adjusted(1)
Cash	$36,449	$441,459	$6,376,959

Indebtedness(2)	1,755,154	705,164	705,164

Stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding, actual; no shares issued and outstanding, pro forma; no shares issued and outstanding, pro forma as adjusted	-	-	-
Class A common stock, par value $0.001 per share; 100,000,000 shares authorized, 3,527,102 shares issued and outstanding, actual; 3,972,511 shares issued and outstanding, pro forma; 5,472,511 shares issued and outstanding, pro forma as adjusted	3,527	3,973	5,473
Convertible class B common stock, par value $0.001 per share; 5,000,000 shares authorized, 833,334 shares issued and outstanding, actual; 833,334 shares issued and outstanding, pro forma; 833,334 shares issued and outstanding, pro forma as adjusted	833	833	833
Additional paid-in capital	2,834,940	4,304,323	10,328,323
Accumulated deficit	(3,715,304)	(3,715,304)	(3,715,304)
Total stockholders’ equity (deficit)	(876,004)	593,825	6,529,325
Total capitalization	$879,150	$1,298,989	$7,234,489

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $4.125 per Unit would increase (decrease) the as adjusted amount of each of cash, total stockholders’ equity and total capitalization by $1,360,500, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. An increase (decrease) of 500,000 Units offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash, total stockholders’ equity and total capitalization by $1,870,687, assuming no change in the initial public offering price per Unit and after deducting estimated underwriting discounts and commissions.

(2)	Indebtedness consists of advances from a related party, our revolving line of credit and convertible notes payable.

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The number of shares of Class A common stock and Class B common stock that will be outstanding after this offering is based on 3,527,102 shares of Class A common stock and 833,334 shares of Class B common stock outstanding as of June 30, 2023, and excludes:

●	8,333,340 shares of Class A common stock issuable upon conversion of our Class B common stock;

●	18,335 shares of Class A common stock issuable upon exercise of options at an exercise price of $1.20 per share;

●	1,023,332 shares of Class A common stock reserved for future issuance under our 2022 Omnibus Equity Incentive Plan;

●	1,500,000 shares of Class A common stock underlying the Warrants included in the Units; and

●	270,000 shares of Class A common stock underlying 135,000 Representative’s Units (or 310,500 shares of Class A common stock underlying 155,250 Representative’s Units if the underwriters exercise their over-allotment option to purchase additional Units in full) as part of this offering. Each Representative’s Units shall consist of one share of our Class A common stock and one Representative’s Warrant to purchase one share of our Class A common stock at an exercise price equal to $6.50 per share based upon an assumed initial public offering price of $4.125 per Unit.

DILUTION

If you invest in our Class A common stock, your ownership interest will be diluted to the extent of the difference between initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after this offering.

As June 30, 2023, we had a historical net tangible book value of $(1,795,606), or $(0.41) per share of common stock, based on shares of our common stock outstanding at June 30, 2023. Our historical net tangible book value per share is the amount of our total tangible assets less our total liabilities at June 30, 2023, divided by the number of shares of Class A and B common stock outstanding at June 30, 2023.

After giving effect to the conversion of $1,469,829 of principal and accrued interest on outstanding notes into an aggregate of 445,409 shares of Class A common stock upon the closing of this offering based upon an assumed initial public offering price of $4.125 per Unit, our pro forma net tangible book value as of June 30, 2023 was $(325,777), or $(0.07) per share of Class A and B common stock.

After giving further effect to the sale of 1,500,000 Units in this offering at an assumed initial public offering price of $4.125 per Unit, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 2023 would have been $4,249,223, or $0.67 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.74 per share of common stock to existing stockholders and immediate dilution of $3.46 per share of common stock to new investors purchasing securities in this offering.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per Unit	$4.125
Net tangible book value (deficit) per share of common stock as of June 30, 2023	$(0.41)
Increase in pro forma net tangible book value per share of common stock attributable to debt conversions	$0.34
Pro forma net tangible book value per share of common stock as of June 30, 2023	$(0.07)
Increase in pro forma as adjusted net tangible book value per share of common stock attributable to new investors	$0.74
Pro forma as adjusted net tangible book value per share of common stock immediately after this offering	$0.67
Dilution per share to new investors in this offering	$3.46

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A $1.00 increase (decrease) in the assumed initial public offering price of $4.125 per Unit would increase (decrease) our pro forma as adjusted net tangible book value after this offering by $0.22 per share of common stock and the dilution to new investors purchasing Class A common stock in this offering by $0.91 per share of common stock, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discount and commissions. An increase of 500,000 Units offered by us, as set forth on the cover page of this prospectus, would increase our pro forma as adjusted net tangible book value after this offering by $0.23 per share of common stock and decrease the dilution to new investors purchasing Class A common stock in this offering by $0.17 per share of common stock, assuming no change in the initial public offering price per Unit and after deducting estimated underwriting discounts and commissions. A decrease of 500,000 in the number of Units offered by us would decrease the pro forma as adjusted net tangible book value after this offering by $0.26 per share of common stock and decrease the dilution to new investors purchasing Class A common stock in this offering by $0.35 per share of common stock, assuming no change in the initial public offering price per Unit and after deducting estimated underwriting discounts and commissions.

The number of shares of Class A common stock and Class B common stock that will be outstanding after this offering is based on 3,527,102 shares of Class A common stock and 833,334 shares of Class B common stock outstanding as of June 30, 2023, and excludes:

●	8,333,340 shares of Class A common stock issuable upon conversion of our Class B common stock;

●	18,335 shares of Class A common stock issuable upon exercise of options at an exercise price of $1.20 per share;

●	1,023,332 shares of Class A common stock reserved for future issuance under our 2022 Omnibus Equity Incentive Plan;

●	1,500,000 shares of Class A common stock underlying the Warrants included in the Units; and

●	270,000 shares of Class A common stock underlying 135,000 Representative’s Units (or 310,500 shares of Class A common stock underlying 155,250 Representative’s Units if the underwriters exercise their over-allotment option to purchase additional Units in full) as part of this offering. Each Representative’s Units shall consist of one share of our Class A common stock and one Representative’s Warrant to purchase one share of our Class A common stock at an exercise price equal to $6.50 per share based upon an assumed initial public offering price of $4.125 per Unit.

The following table summarizes, on the as adjusted basis described above, the total number of shares of Class A common stock purchased from us, the total consideration paid or to be paid, and the average price per share paid or to be paid by existing stockholders and by new investors in this offering at an assumed initial public offering price of $4.125 per Unit, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Common Stock Purchased			Total Consideration			Average Price Per Common
	Number		Percentage	Amount		Percentage	Share
Existing stockholders	4,805,845	(1)	76%	$3,777,500	(2)	38%	$0.786
New investors	1,500,000		24	6,187,500		62%	$4.125

Total	6,305,845		100%	$9,965,000		100%	$1.58

(1) Includes 445,409 shares of Class A common stock issuable upon conversion of an aggregate of $1,469,829 of convertible notes including interest accrued thereon, 800,002 shares of Class A common stock issued for services rendered, the cancellation of 41,667 shares of Class A common stock in May 2023 and 833,334 shares of Class B common stock awarded as founders shares in consideration for services.

(2) Consists of $2,322,500 of proceeds received from the sale of Class A common stock and $1,455,000 of proceeds received from the sale of convertible notes.

A $1.00 increase (decrease) in the assumed initial public offering price of $4.125 per Unit, would increase (decrease) the total consideration paid by new investors by $1,500,000 and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 5% and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by 7%, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same. An increase (decrease) of 500,000 Units offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $2,062,500 and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 7% and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by 10%, assuming no change in the initial public offering price.

To the extent stock options are issued under our equity incentive plan or we issue additional common stock or common stock equivalents in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations and that involve risks, uncertainties and assumptions. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those which we discuss under “Risk Factors” and elsewhere in this prospectus. See “Information Regarding Forward-Looking Statements.” All amounts in this report are in U.S. dollars, unless otherwise noted.

Overview

We are a healthcare services company promoting preventative health, holistic wellness, health education, and equitable healthcare for all patient demographics. We leverage deep scientific and healthcare expertise to create strategic frameworks and develop patient-centric solutions for the betterment of patient lives and health outcome linked to developing a healthier population. We are developing comprehensive end-to-end solutions in health education services, population health management, behavioral and mental health, healthcare workforce and digital health.

Recent Developments

Line of Credit

On February 7, 2022, we entered into a business loan agreement with Citizens State Bank of New Castle pursuant to which we originally received a revolving line of credit of up to $1,500,000, which was subsequently amended on May 22, 2023, and again on August 24, 2023, to $800,000. See “Financing Transactions – Line of Credit.”

Amendment to Certificate of Incorporation

On August 28, 2023, we effectuated a 1-for-1.2 reverse stock split of our issued and outstanding common stock. See “Critical Accounting Policies and Estimates – Reverse Stock Split” for additional information.

Advances Received from Related Party

On various dates from July 11, 2023 through August 23, 2023, Sahasra Technologies Corp., doing business as STLogics, which is an entity beneficially owned by the principal owners and management team of Syra, made short term, non-interest bearing advances due upon demand, of which an aggregate $805,010 advanced and we repaid an aggregate $400,000 of principal of such advances, resulting in a net amount owed of $405,010.

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Results of Operations for the Three Months Ended June 30, 2023 and 2022

The following table summarizes selected items from the statements of operations for the three months ended June 30, 2023 and 2022.

	For the Three Months
	Ended
	June 30,	June 30,	Increase /
	2023	2022	(Decrease)

Net revenues	$979,248	$1,192,650	$(213,402)
Cost of services	851,089	1,083,084	(231,995)
Gross profit	128,159	109,566	18,593

Operating expenses:
Salaries and benefits	562,619	343,964	218,655
Professional fees	128,844	218,404	(89,560)
Selling, general and administrative expenses	208,357	168,474	39,883
Depreciation	12,293	596	11,697
Total operating expenses:	912,113	731,438	180,675

Operating loss	(783,954)	(621,872)	162,082

Total other income (expense)	(18,846)	(5,537)	13,309

Net loss	$(802,800)	$(627,409)	$175,391

Net Revenues

Net revenue during the three months ended June 30, 2023 was comprised of $870,132 of healthcare staffing services revenue and $109,116 of medical communication services revenue, compared to net revenue during the three months ended June 30, 2022 of $1,087,013 of healthcare staffing services revenue and $105,637 of medical communication services revenue, a decrease of $213,402, or 18%. Net revenues decreased in 2023, due primarily to a temporary surge in personnel requirements at the NeuroDiagnostic Institute during the comparative period in 2022, as we helped to staff additional units at the hospital. We are now primarily staffing specific units that were part of the contract.

Cost of Services

Our cost of services included wages and related payroll taxes, employee benefits and certain other employee-related costs of our contract service employees while they worked on contract assignments. We incurred $851,089 of cost of services for the three months ended June 30, 2023, compared to $1,083,084 for the three months ended June 30, 2022, a decrease of $231,995, or 21%. Our gross profit was approximately 13% for the three months ended June 30, 2023, compared to approximately 9% for the three months ended June 30, 2022, an increase of approximately 4%. Our cost of services decreased primarily due to decreased labor necessary to support our decreased sales in 2023, while our gross margins increased due to improved pricing.

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Operating Expenses

Salaries and Benefits

Our salaries and benefits included wages and related payroll taxes, employee benefits and certain other employee-related costs of our management and office personnel. We incurred $562,619 of salaries and benefits during the three months ended June 30, 2023, compared to $343,964 for the three months ended June 30, 2022, an increase of $218,655, or 64%. Salaries and benefits increased in 2023 as we supported our increased operations and added office personnel to support our initial public offering (“IPO”) process.

Professional Fees

Professional fees primarily consisted of expenses incurred from business development, accounting, legal fees, and consulting activities. We incurred $128,844 of professional fees for the three months ended June 30, 2023, compared to $218,404 for the three months ended June 30, 2022, a decrease of $89,560, or 41%. Professional fees decreased in 2023 due to decreased reliance on outsourced professionals in the current period, as we heavily relied on outsourced professionals in our prior period when we audited our financial statements and prepared for our IPO.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) primarily consisted of marketing, rent, office, insurance, travel and repair and maintenance expenses incurred. We incurred $208,357 of SG&A expenses during the three months ended June 30, 2023, compared to $168,474 for the three months ended June 30, 2022, an increase of $39,883, or 24%. Our SG&A expenses increased primarily due to our increased operations in 2023. SG&A included $32,131 and $26,753 of rent incurred from STVentures, LLC, an entity beneficially owned by our principal owners, our management team and their affiliates, $38,859 and $23,083 of office and computer supplies, $55,739 and $16,731 of insurance and $0 and $11,263 of repairs and maintenance for the three months ended June 30, 2023 and 2022, respectively.

Depreciation

We incurred $12,293 of depreciation expense for the three months ended June 30, 2023, compared to $596 of depreciation expense for the three months ended June 30, 2022, an increase of $11,697, or 1,963%. Depreciation expense increased as we expanded our office space and placed additional office equipment into service during 2022. We expect depreciation to increase in future periods, as we expanded our office space and incurred significant leasehold improvement costs during 2022.

Other Income (Expense)

Other expense, on a net basis, consisted of $18,850 of interest incurred on a line of credit and convertible notes outstanding in 2023, as partially offset by $4 of interest income, for the three months ended June 30, 2023. Other expense consisted of $5,556 of interest incurred on a line of credit and convertible notes, as partially offset by $19 of interest income for the three months ended June 30, 2022. Other expense, on a net basis, increased by $13,309, or 240%, primarily due to increased debt financing.

Net Loss

Our net loss for the three months ended June 30, 2023 was $802,800, compared to a net loss of $627,409 for the three months ended June 30, 2022, an increase of $175,391, or 28%. Net loss increased primarily due to increased labor costs as we increased operations.

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Results of Operations for the Six Months Ended June 30, 2023 and 2022

The following table summarizes selected items from the statements of operations for the six months ended June 30, 2023 and 2022.

	For the Six Months
	Ended
	June 30,	June 30,	Increase /
	2023	2022	(Decrease)

Net revenues	$2,167,599	$2,137,999	$29,600
Cost of services	1,892,284	1,780,972	111,312
Gross profit	275,315	357,027	(81,712)

Operating expenses:
Salaries and benefits	1,020,364	569,856	450,508
Professional fees	365,504	708,840	(343,336)
Selling, general and administrative expenses	423,820	219,575	204,245
Depreciation	24,056	911	23,145
Total operating expenses:	1,833,744	1,499,182	334,562

Operating loss	(1,558,429)	(1,142,155)	416,274

Total other income (expense)	(30,263)	(8,843)	21,420

Net loss	$(1,588,692)	$(1,150,998)	$437,694

Net Revenues

Net revenue during the six months ended June 30, 2023 was comprised of $1,982,702 of healthcare staffing services revenue and $184,897 of medical communication services revenue, compared to net revenue during the six months ended June 30, 2022 of $1,918,688 of healthcare staffing services revenue and $219,311 of medical communication services revenue, an increase of $29,600, or 1%.

Cost of Services

Our cost of services included wages and related payroll taxes, employee benefits and certain other employee-related costs of our contract service employees while they worked on contract assignments. We incurred $1,892,284 of cost of services for the six months ended June 30, 2023, compared to $1,780,972 for the six months ended June 30, 2022, an increase of $111,312, or 6%. Our gross profit was approximately 13% for the six months ended June 30, 2023, compared to approximately 17% for the six months ended June 30, 2022, a decrease of approximately 4%. Our cost of services increased primarily due to increased labor necessary to support our increased sales in 2023, while our gross margins declined due to continued inflationary pressures in 2023, as we had to pay higher labor rates to attract and retain qualified personnel. To the extent possible, we intend to factor these considerations into our new and existing contracts to improve our margins.

Operating Expenses

Salaries and Benefits

Our salaries and benefits included wages and related payroll taxes, employee benefits and certain other employee-related costs of our management and office personnel. We incurred $1,020,364 of salaries and benefits during the six months ended June 30, 2023, compared to $569,856 for the six months ended June 30, 2022, an increase of $450,508, or 79%. Salaries and benefits increased in 2023 as we supported our increased operations and added office personnel to support our IPO process.

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Professional Fees

Professional fees primarily consisted of expenses incurred from business development, accounting, legal fees, and consulting activities. We incurred $365,504 of professional fees for the six months ended June 30, 2023, compared to $708,840 for the six months ended June 30, 2022, a decrease of $343,336, or 48%. Professional fees decreased in 2023 due to decreased reliance on outsourced professionals in the current period, as we heavily relied on outsourced professionals in our prior period when we audited our financial statements and prepared for our IPO.

Selling, General and Administrative Expenses

SG&A primarily consisted of marketing, rent, office, insurance, travel and repair and maintenance expenses incurred. We incurred $423,820 of SG&A expenses during the six months ended June 30, 2023, compared to $219,575 for the six months ended June 30, 2022, an increase of $204,245, or 93%. Our SG&A expenses increased primarily due to our increased operations in 2023. SG&A included $64,263 and $42,749 of rent incurred from STVentures, LLC, an entity beneficially owned by our principal owners, our management team and their affiliates, $93,928 and $27,191 of office and computer supplies, $103,180 and $27,191 of insurance and $3,320 and $19,357 of repairs and maintenance for the six months ended June 30, 2023 and 2022, respectively.

Depreciation

We incurred $24,056 of depreciation expense for the six months ended June 30, 2023, compared to $911 of depreciation expense for the six months ended June 30, 2022, an increase of $23,145, or 2,541%. Depreciation expense increased as we expanded our office space and placed additional office equipment into service during 2022. We expect depreciation to increase in future periods, as we expanded our office space and incurred significant leasehold improvement costs during 2022.

Other Income (Expense)

Other expense, on a net basis, consisted of $30,269 of interest incurred on a line of credit and convertible notes, as partially offset by $6 of interest income, for the six months ended June 30, 2023. Other expense, on a net basis, consisted of $8,862 of interest incurred on a line of credit and convertible notes, as partially offset by $19 of interest income, for the six months ended June 30, 2022. Other expense, on a net basis, increased by $21,420, or 242%, primarily due to increased debt financing.

Net Loss

Our net loss for the six months ended June 30, 2023 was $1,588,692, compared to a net loss of $1,150,998 for the six months ended June 30, 2022, an increase of $437,694, or 38%. Net loss increased primarily due to increased labor costs as we increased operations.

Results of Operations for the Years Ended December 31, 2022 and 2021

The following table summarizes selected items from the statements of operations for the years ended December 31, 2022 and 2021.

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,	Increase /
	2022	2021	(Decrease)

Net revenues	$5,617,706	$1,409,976	$4,207,730
Cost of services	4,555,924	979,622	3,576,302
Gross profit	1,061,782	430,354	631,428

Operating expenses:
Salaries and benefits	1,524,971	235,802	1,289,169
Professional fees	1,035,902	94,964	940,938
Selling, general and administrative expenses	575,755	102,661	473,094
Depreciation	14,849	207	14,642
Total operating expenses:	3,151,477	433,634	2,717,843

Operating loss	(2,089,695)	(3,280)	2,086,415

Total other income (expense)	(28,470)	-	28,470

Net loss	$(2,118,165)	$(3,280)	$2,114,885

Net Revenues

Our sales from services commenced during May of 2021. Net revenue during the year ended December 31, 2022 was comprised of $5,261,870 of healthcare staffing services revenue and $355,836 of medical communication services revenue, compared to net revenue during the year ended December 31, 2021 of $1,245,413 of healthcare staffing services revenue and $164,563 of medical communication services revenue, an increase of $4,207,730, or 298%. Net revenues increased in 2022 as we had a full year of operations and the effects of the Covid-19 pandemic subsided.

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Cost of Services

Our cost of services included wages and related payroll taxes, employee benefits and certain other employee-related costs of our contract service employees while they work on contract assignments. We incurred $4,555,924 of cost of services for the year ended December 31, 2022, compared to $979,622 for the year ended December 31, 2021, an increase of $3,576,302, or 365%. Our gross profit was approximately 19% for the year ended December 31, 2022, compared to approximately 31% for the year ended December 31, 2021, a decrease of approximately 12%. Our cost of services increased primarily due to increased labor necessary to support our increased sales in 2022, while our gross margins declined due to inflationary pressures in 2022, as we had to pay higher labor rates to attract and retain qualified personnel. To the extent possible, we intend to factor these considerations into our new and existing contracts to improve our margins.

Operating Expenses

Salaries and Benefits

Our salaries and benefits included wages and related payroll taxes, employee benefits and certain other employee-related costs of our management and office personnel. We incurred $1,524,971 of salaries and benefits during the year ended December 31, 2022, compared to $235,802 for the year ended December 31, 2021, an increase of $1,289,169, or 547%. Salaries and benefits increased in 2022 as we supported our increased operations and added office personnel to support our IPO process. Salaries and benefits included $579,599 and $141,515 of officer compensation for the years ended December 31, 2022 and 2021, respectively.

Professional Fees

Professional fees primarily consisted of expenses incurred from business development, accounting, legal fees, and consulting activities. We incurred $1,035,902 of professional fees for the year ended December 31, 2022, compared to $94,964 for the year ended December 31, 2021, an increase of $940,938, or 991%. Professional fees increased in 2022 due to increased reliance on outsourced professionals as we audited our financial statements and prepared for our IPO, compared to limited operations in the prior year.

Selling, General and Administrative Expenses

SG&A primarily consisted of marketing, rent, office, insurance, travel and repair and maintenance expenses incurred. We incurred $575,755 of SG&A expenses during the year ended December 31, 2022, compared to $102,661 for the year ended December 31, 2021, an increase of $473,094, or 461%. Our SG&A expenses increased primarily due to our increased operations in 2022. SG&A included $107,013 and $31,992 of rent incurred from STVentures, LLC, an entity beneficially owned by our principal owners, our management team and their affiliates, $47,736 and $13,657 of insurance and $30,738 and $17,418 of repairs and maintenance for the years ended December 31, 2022 and 2021, respectively, as we entered into our lease in July of 2021 and commenced operations.

Depreciation

We incurred $14,849 of depreciation expense for the year ended December 31, 2022, compared to $207 of depreciation expense for the year ended December 31, 2021, an increase of $14,642, or 7,073%. Depreciation increased as we expanded our office space and placed additional office equipment into service during 2022. We expect depreciation to increase in future periods, as we expanded our office space and incurred significant leasehold improvement costs during 2022.

Other Income (Expense)

Other expense on a net basis consisted of $28,533 of interest incurred on a line of credit that we entered into in 2022, as partially offset by $63 of interest. We did not have any other income (expense) for the year ended December 31, 2021.

Net Loss

Our net loss for the year ended December 31, 2022 was $2,118,165, compared to a net loss of $3,280 for the year ended December 31, 2021, an increase of $2,114,885. Net loss increased primarily due to costs incurred as we prepared for our IPO, including $510,000 of stock-based compensation paid to consultants in shares of our common stock in lieu of cash.

Liquidity and Capital Resources

We believe that our existing sources of liquidity, along with cash expected to be generated from sales and services, will not be sufficient to fund our operations, anticipated capital expenditures, working capital and other financing requirements for at least the next twelve months from the issuance of the financial statements included elsewhere in this prospectus. In the event we are unable to achieve profitable operations in the near term, we may require additional equity and/or debt financing; however, we cannot provide assurance that such financing will be available to us on favorable terms, or at all. We will continue to monitor our expenditures and cash flow position.

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The following table summarizes total current assets, liabilities, accumulated deficit and working capital (deficit) at June 30, 2023, December 31, 2022 and December 31, 2021.

	June 30,	December 31,	December 31,
	2023	2022	2021
Current Assets	$647,267	$1,426,743	$382,143

Current Liabilities	$1,216,173	$1,546,345	$452,292

Accumulated Deficit	$(3,715,304)	$(2,126,612)	$(8,447)

Working Capital (Deficit)	$(568,906)	$(119,602)	$(70,149)

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. To date, we have funded our operations through equity and debt financings. Our primary uses of cash have been for the development of operations, compensation, and professional fees. All funds received have been expended in the furtherance of growing our business and establishing our healthcare staffing and medical communication services. The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

●	A substantial increase in working capital requirements to finance our operations;
●	Addition of administrative and professional personnel as our business continues to grow;
●	The cost of being a public company; and
●	Payments for seeking and securing quality staffing personnel.

Cash Flow Activities for the Six Months Ended June 30, 2023 and 2022

Net Cash Used in Operating Activities

Cash used in operating activities for the six months ended June 30, 2023 and 2022 was $632,763 and $626,454, respectively, which was primarily attributable to our net loss for the periods.

Net Cash Used in Investing Activities

Cash used in investing activities for the six months ended June 30, 2023 and 2022 was $15,251 and $12,406, respectively, which related entirely to the purchase of property and equipment during both periods.

Net Cash Provided by Financing Activities

Cash provided by financing activities for the six months ended June 30, 2023 was $681,119, which consisted of $300,000 of proceeds received from a line of credit and $1,455,000 of proceeds received from the sale of convertible notes payable, as partially offset by $323,484 of payments on deferred offering costs and $750,397 of repayments on the line of credit. Cash provided by financing activities for the six months ended June 30, 2022 was $1,562,682, which consisted of $1,807,580 of proceeds from the sale of our Class A common stock, $513,322 of proceeds received from a line of credit, and $94,000 of advances received from a related party, as partially offset by $297,257 of payments on deferred offering costs, $266,763 of repayments on the line of credit and $288,200 related to the repayment of advances received from a related party.

Cash Flow Activities for the Years Ended December 31, 2022 and 2021

Net Cash Used in Operating Activities

Cash used in operating activities for the years ended December 31, 2022 and 2021 was $2,244,065 and $88,199, respectively, which was primarily attributable to our net loss for the years.

Net Cash Used in Investing Activities

Cash used in investing activities for the years ended December 31, 2022 and 2021 was $121,260 and $6,289, respectively, which related entirely to the purchase of property and equipment in each year.

Net Cash Provided by Financing Activities

Cash provided by financing activities for the year ended December 31, 2022 was $2,268,657, which consisted of $2,322,500 of proceeds from the sale of our Class A common stock, $2,819,275 of proceeds received from a line of credit, and $94,000 of advances received from related parties, as partially offset by $596,118 of payments on deferred offering costs, $2,082,800 of repayments on the line of credit, and $288,200 of repayments on advances from related parties. Cash provided by financing activities for the year ended December 31, 2021 was $191,500 and consisted primarily of $742,200 of advances received from related parties, partially offset by $551,000 related to the repayment of advances received from related parties.

Financing Transactions

Advances from Related Party

During the year ended December 31, 2021, our operations were primarily financed by short term advances from Sahasra Technologies Corp., doing business as STLogics, which is an entity beneficially owned by our principal owners and management team, culminating in an outstanding principal balance of $194,200 at December 31, 2021, which was repaid in 2022.

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Line of Credit

On February 7, 2022, we entered into a business loan agreement (as amended, the “loan agreement”) with Citizens State Bank of New Castle pursuant to which we originally received a revolving line of credit of up to $1,500,000, which was subsequently amended to $800,000 (as amended, the “Revolving Line of Credit”). Pursuant to the terms of the Revolving Line of Credit, the outstanding balance shall not exceed 75% of our accounts receivable due from the State of Indiana as aged more than 90 days together with all other accounts receivable aged less than 90 days. The Revolving Line of Credit was to terminate on December 31, 2022, unless extended pursuant to the terms thereof. We received extensions on the Revolving Line of Credit such that it will now terminate on October 24, 2023; however, no further advances are available under the Revolving Line of Credit. In the event of a default, all commitments and obligations pursuant to the Revolving Line of Credit will terminate immediately and, at Citizens State Bank of New Castle’s request, all Indebtedness (as defined in the business loan agreement) shall become immediately due and payable. Advances on the Revolving Line of Credit are pursuant to a promissory note dated February 7, 2022, which accrues interest at a variable rate of 1.5% above the national prime interest rate as quoted in the Wall Street Journal, not to be less than 4.75% per annum or more than 21% per annum or the maximum rate allowed by law. Interest shall increase by an 2.0% in the event of a default. Pursuant to the promissory note, we have been required to pay monthly payments of unpaid interest since March 7, 2022. We may prepay all or a portion of the amount due prior to the date upon which it is due without any penalty. In connection with the Revolving Line of Credit, we entered into a commercial security agreement with Citizens State Bank of New Castle dated February 7, 2022, pursuant to which we granted Citizens State Bank of New Castle a security interest in all of our assets to secure the Indebtedness. As of June 30, 2023 and December 31, 2022, the balance outstanding under the Revolving Line of Credit was $300,154 and $750,551, respectively.

Convertible Notes Payable

On various dates from January through April 2023, we entered into subscription agreements with accredited investors pursuant to which we issued convertible promissory notes in the aggregate principal amount of $1,455,000. The notes mature on various dates between July 10, 2024 and October 7, 2024, accrue interest at 2% per annum and may be prepaid by us at any time without any penalties. The holders may convert the principal amount of the notes together with accrued interest thereon at any time prior to the earlier of the maturity date and the effectiveness of the registration statement relating to our initial public offering at a conversion price of $6.00 per share. Upon the closing of the Next Equity Financing (as defined herein), the principal amount of the notes together with accrued interest thereon shall automatically convert into such number of shares of our Class A common stock determined by dividing (x) the outstanding principal balance and unpaid accrued interest of the notes on the date of conversion by (y) the price per share equal to the product of the price per Equity Security (as defined in the notes) sold in the Next Equity Financing multiplied by 80%. In addition, if prior to the maturity date of the notes, the notes remains outstanding, then in the event of a Corporate Transaction (as defined in the notes), the holder of each note may elect to convert the outstanding principal balance and unpaid accrued interest of each note, subject to the terms and conditions contained in the note, into Conversion Shares (as defined in the notes) immediately prior to the closing of such Corporate Transaction based upon a conversion price equal to the lesser of (i) the Corporate Transaction Price (as defined in the notes) or (ii) the quotient resulting from dividing (x) the Valuation Cap (as defined in the notes) by (y) the fully diluted capitalization immediately prior to the closing of the Corporate Transactions. “Next Equity Financing” means an initial public offering by us of our Equity Securities pursuant to which such Equity Securities are listed on a national securities exchange.

Common Stock Sales

In March 2022, we sold an aggregate of 1,666,673 shares of our Class A common stock at a price of $0.60 per share for gross proceeds of $1 million. In addition, from June to August 2022 we sold an aggregate of 1,102,094 shares of our Class A common stock at a price of $1.20 per share for gross proceeds of $1,322,500.

Critical Accounting Policies and Estimates

The preparation of the financial statements included elsewhere in this prospectus requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our financial statements are described below.

Reverse Stock Split

On August 28, 2023, we effectuated a 1-for-1.2 reverse stock split of our issued and outstanding common stock and common stock equivalents. All issued and outstanding shares of common stock and common stock equivalents and per share data have been adjusted in this prospectus, on a retrospective basis, to reflect the reverse stock split for all periods presented. Neither the authorized shares of common stock, nor the par value of the common stock were adjusted as a result of the reverse stock split.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition. We had an allowance of $5,520 and $4,533 at June 30, 2023 and December 31, 2022, respectively. No allowance for doubtful accounts was necessary at December 31, 2021.

Impairment of Long-Lived Assets

In accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 360, “Impairment or Disposal of Long-Lived Assets,” all long-lived assets such as property and equipment held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

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Leases

We account for our leases under ASC 842 - Leases. We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of obligations under operating leases, and obligations under operating leases, non-current on our balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date, adjusted by the deferred rent liabilities at the adoption date. As our lease does not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. Our terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term.

Revenue Recognition

We recognize revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as we satisfy a performance obligation.

We account for revenues when both parties to the contract have approved the contract, the rights and obligations of the parties are identified, payment terms are identified, and collectability of consideration is probable. Payment terms vary by client and the services offered.

We have two main forms of revenue – healthcare staffing revenue and medical communication revenue. We primarily provide healthcare staffing services to state mental health agencies, and our medical communication revenue is primarily comprised of contracted data analysis and medical writing services to state agencies and universities. Healthcare staffing and medical communication revenue are both accounted for as a single performance obligation satisfied over time because the customer simultaneously receives and consumes the benefits of our performance on an hourly or daily basis. The contracts stipulate bi-weekly or monthly billing, and we have elected the “as invoiced” practical expedient to recognize revenue based on the hours incurred at the contractual rate as we have the right to payment in an amount that corresponds directly with the value of performance completed to date. The medical communication contracts also contain certain additional performance obligations that contain single performance obligations that are satisfied when services are rendered. We may also be subject to penalties for violations of certain ethical standards and non-performance measures within these state contracts. We recognize revenue net of penalties. Revenue during the six months ended June 30, 2023 and 2022 was comprised of $1,982,702 and $1,918,688 of healthcare staffing services revenue and $184,897 and $219,311 of medical communication services revenue, respectively. Revenue during the years ended December 31, 2022 and 2021 was comprised of $5,261,870 and $1,245,413 of healthcare staffing services revenue and $355,836 and $164,563 of medical communication services revenue, respectively.

Significant Concentrations

The majority of accounts receivable and revenue contracts are between our Company and different divisions within the FSSA. Most contracts require monthly payments as the projects progress. We generally do not require collateral or advance payments. For the six months ended June 30, 2023 and 2022, FSSA accounted for approximately 98.0% and 96.7% of our revenues and 88.3% and 97.1% of our accounts receivable, respectively, as due from the combined divisions (NeuroDiagnostic Institute and Division of Mental Health and Addiction) of the FSSA. For the years ended December 31, 2022 and 2021, FSSA accounted for approximately 97.7% and 98.3% of our revenues and 98.8% and 91.9% of our accounts receivable, respectively, as due from the combined divisions (NeuroDiagnostic Institute and Division of Mental Health and Addiction) of the FSSA.

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Recent Accounting Standards

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) that are adopted by us as of the specified effective date.

In March 2022, the FASB issued Accounting Standards Update (“ASU”) No. 2022-02, amendments related to Troubled Debt Restructurings (“TDRs”) for all entities after they adopt 2016-13 and amendments related to vintage disclosures that affect public business entities with investments in financing receivables, under Financial Instruments-Credit Losses (Topic 326). The amendments in the accounting guidance for TDRs by creditors eliminates the recognition and measurement guidance for TDRs in Subtopic 310-40. The effective dates for the amendments in this update are the same as the effective dates in update 2016-13. The amendments in this update should be applied prospectively, except for the transition method related to the recognition and measurement of TDRs, an entity has the option to apply a modified retrospective transition method, resulting in a cumulative-effect adjustment to retained earnings in the period of adoption. We are currently evaluating the potential impact on adoption of this ASU on our financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. As a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act), ASU 2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We have elected the early adoption of ASU 2020-06 as of January 1, 2021. We do not expect that the adoption of this standard will have a material impact on our financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans, and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowances for losses. The guidance also requires increased disclosures. The amendments contained in ASU 2016-13 were originally effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years for our Company. In November 2019, the FASB issued ASU No. 2019-10 which delayed the effective date of ASU 2016-13 for smaller reporting companies (as defined in Rule 12b-2 of the Exchange Act) to fiscal years beginning after December 15, 2022, including interim periods. Early adoption is permitted. We meet the definition of a smaller reporting company and are adopting the deferral period for ASU 2016-13. The guidance requires a modified retrospective transition approach through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. We are currently evaluating the impact of the adoption of ASU 2016-13 on our financial statements but do not expect that the adoption of this standard will have a material impact on our financial statements.

There are no other recently issued accounting pronouncements that we have yet to adopt that are expected to have a material effect on our financial position, results of operations, or cash flows.

JOBS Act

On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

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We have chosen to take advantage of the extended transition periods available to emerging growth companies under the JOBS Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies provided under the JOBS Act. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

BUSINESS

Our Company

We are a healthcare services company promoting preventative health, holistic wellness, health education, and equitable healthcare for all patient demographics. We leverage deep scientific and healthcare expertise to create strategic frameworks and develop patient-centric solutions for the betterment of patient lives and health outcome linked to developing a healthier population. We are developing comprehensive end-to-end solutions in health education services, population health management, behavioral and mental health, healthcare workforce and digital health.

For the six months ended June 30, 2023 and 2022, FSSA accounted for approximately 98.0% and 96.7% of our revenues and 88.3% and 97.1% of our accounts receivable, respectively, as due from the combined divisions (NeuroDiagnostic Institute and Division of Mental Health and Addiction) of the FSSA. For the years ended December 31, 2022 and 2021, FSSA accounted for approximately 97.7% and 98.3% of our revenues and 98.8% and 91.9% of our accounts receivable, respectively, as due from the combined divisions (NeuroDiagnostic Institute and Division of Mental Health and Addiction) of the FSSA.

Our Services

Health Education Services

We believe that one of the main drivers of the healthcare education solutions market is the need to address challenges in the healthcare industry through effective and innovative medical and scientific training. With evolving healthcare technology, healthcare professionals must be knowledgeable with respect to various patient-care approaches to make better informed clinical decisions and assure patient satisfaction. We believe that targeted and continuous healthcare education solutions are needed to help healthcare professionals improve their competency, improve health equality and incorporate innovative and new therapeutic options into practice to improve overall patient care quality. Therefore, we aim to provide medical education solutions to pharmaceutical and medical device manufacturers, biotechnology companies, payers, large employers, academic institutions, and government agencies. Specifically, we develop medical education content to drive the organizational and strategic brand goals and vision of our clients. Our education outreach plan utilizes omnichannel delivery approaches from a suite of solutions for in-person, virtual and hybrid arrangements, and our deliverables include traditional print and electronic formats. Some of our targeted education approaches include the utilization of artificial intelligence tools to provide real-time information to customers.

Within our health education service line we offer the following services: medical communications, patient education, and healthcare training.

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Medical Communications

We offer expertise in medical communications focused on developing scientific communications based on complex scientific and clinical data, novel therapies and drugs, disease guidelines and real-world perspectives on diseases and their current treatments. We provide pharmaceutical manufactures and medical devices and biotechnology companies with communications and marketing materials to help them better engage with patients and healthcare professionals. Our target learning audience includes various healthcare professions such as specialists, primary care physicians, nurses, pharmacists, and hospital staff. Our teams that deliver communications and marketing materials to our end-users are well-versed with the regulatory and compliance requirements established by the FDA for the development of promotional materials for a branded therapeutic products. We offer content development services in the following areas: disease state and product-specific education; value propositions; sales aides; advisory board meetings; conference coverage; and medical affairs resources.

On September 3, 2021, we entered into a professional services contract with the FSSA, Division of Mental Health and Addiction, as amended on April 25, 2023 (as amended, the “Mental Health Agreement”), pursuant to which we are coordinating the work of the State Epidemiological Outcomes Workgroup and supporting data-driven decision-making regarding prevention efforts across state agencies and bodies. The Mental Health Agreement shall remain in effect until June 30, 2025, unless earlier terminated pursuant to the terms thereof. Pursuant to the Mental Health Agreement, we may receive up to approximately $1,246,000. The Mental Health Agreement may be terminated by the state, for, among other reasons, (i) a material breach of the Mental Health Agreement; (ii) failure by us to provide insurance required by the Mental Health Agreement; (iii) upon the occurrence of a default; (iv) if the Director of the State Budget Agency makes a written determination that funds are not appropriated or otherwise available to support continuation of performance of the Mental Health Agreement; or (v) for any reason if the state determines that such termination is in its best interest. We may terminate the Mental Health Agreement if the state, 60 days after receipt of written notice, fails to correct or cure any material breach of the Mental Health Agreement, and we may institute measures to collect monies due up to and including the date of termination. We generated $172,000, $306,000 and $132,000, or 8%, 5% and 9%, of our net revenues pursuant to the Mental Health Agreement during the six months ended June 30, 2023 and years ended December 31, 2022 and 2021, respectively.

Patient Education

We define patient education as the process of influencing patient behavior and attitudes and empowering patients with the knowledge and skills necessary to maintain or improve their health. A key driver of the growth in patient education has been the increasing adoption of digital health technologies, preventative health, and holistic wellness awareness programs in the private and public sector.

We offer comprehensive patient education solutions and services to patients, provider groups, payers, health care institutions, and government health agencies to improve intrinsic health education which we believe will lead to increased patient satisfaction, positive experiences and better health outcomes. We develop evidence-based, compliant content, incorporating the principles of instructional designing models so that the learning experience resonates with people of all demographics, including those of varied backgrounds and age groups. We offer educational content in the following areas: disease education and management; preventative health and wellness; behavioral and mental health; and public health awareness and campaigns. Our educational content is adaptable for integration into any electronic health record, care management platform, and learning management system. We offer our educational materials in various formats including American with Disabilities Act of 1990 (“ADA”) compliant print and electronic resources (i.e. brochures, toolkits, reports), app-based outreach, health blog, microsites, social media content, infographics, email campaigns and video formats.

Healthcare Training

According to BMC Public Health, health disparities are linked to up to $135 billion in economic losses in the United States per year. We believe health equity will be achieved when all sections of the population have attained their full potential for health and well-being regardless of race, age, sex, health conditions, social position or other socially determined circumstances. To decrease health disparities and improve patient outcomes and satisfaction, we have a team of subject matter experts that create trainings for employees and staff of health organizations, pharmaceutical companies, payers, and large healthcare employers. We offer our trainings in a variety of formats including virtual and classroom training, e-learning trainings, videos, surveys, and online assessments coupled with metrics. Our comprehensive training toolkits include facilitator and discussion guides, work mats and other resources for training. We offer customized training programs in the following areas: health equity, cultural competency, social determinants of health, preventative health, workforce and sales training; behavioral and mental health; care coordination; and caregiver training.

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Population Health Management

We define population health management as the process of assessing and analyzing healthcare and its delivery to create improvement for a population of individuals. We are developing end-to-end solutions and strategies to improve quality of care, access to care, health outcomes, and healthcare policies. We believe that our solutions will assist individuals in reaching their full health potential through preventative care, care coordination and patient engagement. Our team of service providers includes health economists, public health experts, subject matter experts, data scientists, and biostatisticians who apply advanced health analytics to real-world data to provide meaningful insights to improve quality of clinical care and understand patterns and trends around diagnosis, treatment and continued care. We believe our team helps stratify health risks based on social determinants of health, predict utilization of resources and health care costs, identify patient-level interventions and recommend population-level strategies.

Within our population health management service line we intend to offer the following services: analytics as a service, epidemiology and health equity analytics solutions. As of June 30, 2023, we have generated $5,386 of revenue from such services.

Analytics as a Service

We perform in-depth research and provide end-to-end high-quality analysis on health and healthcare data and derive insights that can be developed into strategic interventions. We develop predictive analytics on healthcare utilization and cost and test the effectiveness of care management programs. Overall, we conduct data analytics and develop solutions from a health equity lens to help improve health equality and access to care. Some of our analytical capabilities include: data collection, traditional to advanced analytics, predictive analytics, risk stratification, intervention analytics, spatial analytics gap analysis, analytics workforce public policy, and evidence-based research.

Epidemiology

Epidemiological solutions are a hallmark of our services. We believe that data-driven analysis of emerging trends, patterns and determinants of health across various populations can provide a deeper understanding of public health issues thereby enabling organizations to influence policy and evidence-based practices. We are currently providing state and local agencies with various epidemiological services to improve public health in the State of Indiana and in the District of Columbia. Some of our epidemiology services include: managing and technical assistance to the state epidemiological outcomes workgroups; monitoring program evaluation substance use, mental health, epidemic and endemic, chronic, and infectious conditions; conducting data-driven discussions; establishing health priorities; and evaluation of regional prevention system.

Health Equity Analytics Solutions

Achieving health equity requires analysis of healthcare gaps, population risk stratification and strategic interventions involving social determinants of health. Using our health economics specialists and data scientists, we collect data on social determinants of health and provide an in-depth analysis to help develop strategies for interventions at the individual and population level. Our solutions are intended to target health disparities and promote more equitable healthcare for all. Some of our services and solutions include: health risk stratification analytics and programs; health equity gap analysis and solutions; regional health equity dashboard; caregiver vulnerability mapping assessments health equity analysis; strategies to engage with community-based organizations; patient/member engagement; and care coordination improvements.

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Behavioral and Mental Health

Mental health concerns are rapidly growing on a global scale, yet the shortage of mental health professionals and access to treatment is leaving millions of people without access to mental health resources. According to a Health Affairs report, almost half of all counties in the United States have zero psychiatrists, and according to the U.S. Department of Health and Human Services, 111 million people live in areas where there is a mental health professional shortage. Mental health issues are impacting all segments of the population, especially college students. According to the BestColleges.com survey, nearly half of all students believe that mental health issues have impacted their education and, as a result of the COVID-19 pandemic, 9 in 10 students experienced negative mental health symptoms.

We strongly believe in behavioral and mental health equity and our mission is to provide solutions that help improve health care and provide access to all populations, regardless of race, ethnicity, gender, socioeconomic status, sexual orientation, or geographic location. With our specialized services, we believe that we can help solve the behavioral and mental health needs of various organizations, including health organizations, large employers, and schools.

Behavioral and Mental Health Prevention & Telehealth App – Syrenity

Syrenity is intended to be a comprehensive telehealth application that is being developed by Syra, aimed at providing cutting-edge solutions for behavioral and mental health. With its evidence-based approach, Syrenity is being designed to identify and prevent the progression of negative factors that can influence individuals’ mental health, by offering targeted assignments, education, monitoring symptoms, and providing timely interventions.

We believe one of the key unique selling points of Syrenity will be its evidence-based approach. The app will utilize scientifically proven methods and techniques to assess and address behavioral and mental health concerns. Through a series of assessments, Syrenity will create a personalized profile for each user, which will serve as a starting point for developing targeted activities, education, and interventions. It is anticipated that the app will also generate reports and analytics on the user’s behavioral health.

Syrenity will enable users to connect with licensed mental health professionals through the telehealth and therapist matching features. Users can schedule virtual consultations with psychologists, psychiatrists, or mental health coaches, eliminating the need for in-person visits and providing convenient access to professional mental health care from the comfort of their own homes.

Engagement and interventions are crucial components of Syrenity, as the app is being designed to actively engage users in their mental health journey. Using innovative active and passive interventions such as gamification and personalized goal setting, we believe Syrenity will encourage users to actively participate in their mental health care. The app will also provide evidence-based interventions, such as cognitive behavioral therapy and mindfulness techniques, to help individuals effectively manage their symptoms and improve their mental well-being.

We anticipate that Syrenity will utilize an artificial intelligence-driven user diary for engagement, and there will be provision for accessing a virtual coach 24/7. We anticipate that other features will include ADA accessibility, alerts and notifications, and access to community resources.

Education is also given a key importance in our telehealth solution, as it empowers users with knowledge about mental health and equips them with skills to manage their condition effectively. The app will provide educational resources, such as articles, videos, and interactive modules, to help users understand their mental health concerns and learn coping strategies. This knowledge will empower users to actively participate in their mental health care and make informed decisions about their well-being.

Overall, we believe Syrenity will stand out as a comprehensive and evidence-based digital health app that addresses behavioral and mental health concerns through targeted assignments, education, monitoring symptoms, and evidence-based interventions. We believe its unique features, including profile assessments, engagement and interventions, telehealth services, and education, will make it a powerful tool for individuals looking to improve their mental well-being and prevent the progression of negative factors influencing their mental health.

Healthcare Workforce

Our healthcare staffing solutions are intended to help evaluate the immediate and longitudinal workforce needs of our client’s organization. Using agile implementation staffing methodologies we make it seamless and cost-efficient to expand our client’s clinical personnel. We recruit experienced nurses and allied health professionals for long-term fixed contract positions at hospitals and healthcare facilities across the country. Currently, we hold contracts with the State of Indiana psychiatric hospital to provide healthcare licensed and ancillary staff. Other staffing positions that we recruit include care coordinators, specialists to fill healthcare management roles, healthcare educators, therapists, healthcare technicians and health plan specialists. Our team of recruiters acts as an extension of our clients’ talent acquisition teams, working with our clients to fill vacant positions. Diversity, equity and inclusion is at the core of our Company and we support and help with the recruitment of a diverse workforce for our clients which include government agencies and private sector organizations in the local community and nationally. We provide dedicated account managers and administrative teams to ensure accountability and transparency.

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On July 27, 2021, we entered into a professional services contract with the FSSA, NeuroDiagnostic Institute, as amended on April 6, 2022 and June 29, 2022 (as amended, the “NeuroDiagnostic Agreement”), pursuant to which we provide medical staffing services to the NeuroDiagnostic Institute. The NeuroDiagnostic Agreement shall remain in effect until January 21, 2025, unless earlier terminated pursuant to the terms thereof. Pursuant to the NeuroDiagnostic Agreement, we shall receive up to approximately $14.7 million. The NeuroDiagnostic Agreement may be terminated by the state, for, among other reasons, (i) a material breach of the NeuroDiagnostic Agreement; (ii) failure by us to provide insurance required by the NeuroDiagnostic Agreement; (iii) upon the occurrence of a default; (iv) based upon the state’s audit findings; (v) if the Director of the State Budget Agency makes a written determination that funds are not appropriated or otherwise available to support continuation of performance of the NeuroDiagnostic Agreement; or (vi) for any reason if the state determines that such termination is in its best interest. We may terminate the NeuroDiagnostic Agreement if the state, 60 days after receipt of written notice, fails to correct or cure any material breach of the NeuroDiagnostic Agreement, and we may institute measures to collect monies due up to and including the date of termination. We generated $842,283, $5,214,128 and $1,245,413, or 90%, 93% and 88% of our net revenues, pursuant to the NeuroDiagnostic Agreement during the six months ended June 30, 2023 and years ended December 31, 2022 and 2021, respectively.

Digital Health

We use digital health to bring innovation into the healthcare practice. Our goal is to transform patient care and engagement by connecting physicians, patients, caregivers, payers, and other key stakeholders through healthcare digital platforms with are supported by robust datasets and algorithms powered by artificial intelligence. By providing stakeholders with data, we intend to empower stakeholders to address factors that impact holistic health, including physical, behavioral and social elements. Currently, we are developing digital and cloud-based platforms to help improve cost savings through the automation of health operations, which also provide clinical insights that personalize care and improve patient satisfaction. Our solutions will include digital transformation, cloud and security, artificial intelligence, patient engagement, and health apps.

Within our digital health service line, we intend to offer Soulcial app, CarePlus and patient engagement and education services; however, we have not generated any revenue to date.

Cloud and Security

We intend to offer cloud-based healthcare solutions with secure and scalable infrastructure for healthcare organizations to store and manage patient data. Our cost-effective solution will allow healthcare providers to access patient information from anywhere, with enhanced data security measures.

Artificial Intelligence

Our AI-powered healthcare solutions will leverage advanced capabilities like natural language processing and predictive analytics to automate tasks, enable data-driven decisions, and enhance patient care. We believe our innovative approach to healthcare uses AI to drive progress and innovation.

Patient Engagement

Our patient engagement solutions are intended to provide patients with easy access to their health information, personalized health plans, and communication channels with healthcare providers. Our tools include reminders for appointments and medication, empowering patients to take an active role in their healthcare journey.

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Health Apps

Our digital health solutions, developed using the latest health information technologies, enable seamless and sustainable transformation for healthcare providers. We help unlock their full care potential in an ever-changing healthcare environment.

Soulcial App

We have designed and developed a customizable app that caters to holistic wellness, preventative health and mental health for various demographics. Our Soulcial app, which we intend to launch in the second half of 2023, is intended to connect the mind, body and soul elements and provides a way to connect to caregivers and peers, thus alleviating social isolation. The behavioral and mental health modules in Soulcial are intended to help self-assess stress, anxiety and depression and connect patients to service providers for treatment interventions.

CarePlus

We recently launched CarePlus, a user-friendly electronic medical records solution designed for small to mid-sized healthcare organizations. CarePlus offers customizable templates, e-prescribing, laboratory integration, and patient portal access to streamline clinical workflows and efficiently manage patient health information.

Patient Engagement and Education

We intend to offer an artificial intelligence chatbot trained to have human-like conversations using a process known as natural language processing to facilitate and provide end-to-end query resolution for the patients. Our chatbot will provide instant resolution and reduce the time taken to resolve repetitive queries. Our chatbot will be equipped to handle user queries and drive the conversation toward query resolution. Patients can utilize our chatbot for multiple features such as learning more about their condition, identifying healthcare professionals in their vicinity, scheduling, billing purposes, and learning about their health benefits from a health plan.

Market Opportunity

Due to the currently unmet healthcare needs, challenges, and attention to behavioral and mental health, we believe the overall market opportunity for all the services we offer is growing at a rapid pace.

Health Education Services: According to Verified Market Research, the global health education market size was valued at approximately $31.6 billion in 2020 and is projected to reach approximately $41.4 billion by 2028, growing at a compound annual growth rate (“CAGR”) of 3.59% from 2021 to 2028. Furthermore, according to Arizton Advisory and Intelligence, the U.S. continuing medical education market size was valued at approximately $2,712.6 million in 2021 and is expected to reach approximately $3,830.5 million by 2027. According to Market Research Future, the medical writing market is expected to cross $5,285.3 billion by 2030 at a CAGR of 10.31% with North America holding the largest share in this market. Furthermore, according to Precedence Research, the medical affairs outsourcing market for the U.S. was estimated at $470.2 million in 2021 and is anticipated to reach $1,288.2 million by 2030.

Population Health: According to Grand View Research, the U.S. population health management market size was valued at $20.6 billion in 2021 and is anticipated to grow at a CAGR of 19.5% from 2022 to 2030 which is mainly driven by the growing demand for healthcare IT services and solutions that support value-based healthcare delivery, resulting in a transition from fee-for-service to a value-based payment model. Moreover, according to Verified Market Research, the healthcare quality management market size was valued at $3.2 billion in 2020 and is projected to reach $6.8 billion by 2028, growing at a CAGR of 13.2% from 2021 to 2028. According to Verified Market Research, the rise in the aging population, healthcare expenditure and medical errors, and increase in the volume of unstructured data in healthcare are some of the factors fueling the growth of the healthcare quality management market.

Behavioral and Mental Health: According to Precedence Research, the U.S. behavioral health market size is expected to reach approximately $132.4 billion by 2027 with a growing CAGR of 5.3% during the period of 2021 to 2027. Furthermore, according to the National Alliance on Mental Illness, one in five U.S. adults experience mental illness each year and one in six U.S. youth aged 6 to 17 experience a mental health disorder each year. Moreover, according to National Alliance on Mental Illness, suicide is the second leading cause of death among people aged 10 to 34.

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Healthcare Workforce: According to Grand View Research, the U.S. healthcare staffing market size was valued at $24.1 billion in 2021 and is estimated to grow at a CAGR of 5.6% from 2022 to 2030 as a result of increasing demand for temporary staffing for medical professionals due to the rising elderly population and the lack of skilled nursing staff across the country.

Digital Health: According to Grand View Research, the U.S. patient engagement solutions market size was valued at approximately $5.2 billion in 2021 and is expected to grow at a CAGR of 15.1% from 2022 to 2030. Furthermore, according to Healthcaredive, the U.S. care coordination software market is expected to reach approximately $3.2 billion by 2022, growing at a CAGR of 15.4%.

Growth Strategies

We hope to become a leader in clinical healthcare solutions by providing customized and comprehensive end-to-end solutions for our customers in the public and private healthcare sectors and expand our operations to other metropolitan areas. As we continue our expansion, we anticipate that our professional pool and infrastructure will grow to support the breadth and depth of our services. With our rapid growth of sales and business development teams, we intend to replicate our current projects with similar customers across the country. We plan to open offices in multiple geographical locations to support our sales and business development efforts and intend to invest in partnerships with subject matter experts to further enhance our service lines and provide real-world insights. In addition, we are developing in-house proposal teams to ensure appropriate opportunities across government agencies are timely tracked and quality proposals are submitted. In addition to organic efforts, we may expand our footprint by acquiring companies that offer similar service lines. It is anticipated that such companies will strengthen our current service offerings and may also include new services that we may offer to our clients.

Competition

We compete on the basis of the breadth and functionality of the solutions we offer on both an integrated and modular basis, the return on investment realized by our customers from our solutions, our value proposition and our pricing models. The principal competitive factors in attracting, retaining, and expanding business with healthcare customers nationally include: (i) understanding the customer’s work environment; (ii) offering a comprehensive suite of services; (iii) timely filling of customers’ needs; (iv) price; (v) customer service; (vi) quality assurance and screening capabilities; (vii) risk management policies; (viii) insurance coverage; and (ix) general industry reputation. We face competition from major healthcare consulting companies. Some of the companies we compete with include the following:

●	Health Education Services: Ashfield Healthcare Communications, IQVIA Holdings Inc, Paraxel International Corporation, Cactus Communications, The Medical Affairs Company, Syneos Health Inc. and DWA Healthcare Communications Group.

●	Population Health Management: Allscripts Healthcare, Cerner Corp., Change Healthcare, Conifer Health Solutions, LLC, EClinicalWorks, Enli Health Intelligence, McKesson Corp., Medecision, Optum, Inc., Athenahealth, Inc., RedBrick Health, Welltok and Resultant.

●	Behavioral and Mental Health: Universal Health Services, Behavioral Health Group Inc., Acadia Healthcare, IBH, CuraLinc Healthcare, Omada, Lyra Health, Spring Health and IU Health Physicians.

●	Healthcare Workforce: Envision Healthcare Corporation, AMN Healthcare, CHG Management, Inc., Maxim Healthcare Group, Cross Country Healthcare, Inc., Aya Healthcare and RepuCare, Inc.

●	Digital Health: IBM, McKesson Corporation, Allscripts, Cerner Corporation, Epic Systems Corporation, GetWellNetwork, athenahealth, MEDITECH, IQVIA, Get Real Health, Cognizant, Symphony Care Harris Healthcare and Leaf Software Solutions.

Many of our competitors have significantly greater financial resources and have more expertise in providing services similar to our services. Mergers and acquisitions in the healthcare industry may result in even more resources being concentrated among a smaller number of our competitors. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel. Earlier stage companies, such as startups, may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products and services that are more cost-effective and efficient than our products and services.

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Government Regulations

Our business is heavily regulated. We are subject to oversight by governmental entities in the U.S., and a failure, or alleged failure, by us to comply with statutes, regulations, or other laws could have a material adverse impact to our business operations, reputation, results of operations and financial position.

Government Contracts: Our contracts with government entities typically are subject to procurement laws that include socio-economic, employment practices, environmental protection, recordkeeping and accounting, and other requirements. These statutory and regulatory requirements complicate our business and increase our compliance burden. We are subject to audits, investigations and oversight proceedings about our compliance with contractual and legal requirements. If we fail to comply with these requirements, or we fail an audit, we may be subject to sanctions such as monetary damages, criminal and civil penalties, termination of contracts and suspension or debarment from government contract work. Furthermore, the government may terminate any of our government contracts and subcontracts either at its convenience or for default based on our performance. If a contract is terminated for convenience, we generally are protected by provisions covering reimbursement for costs incurred on the contract and profit on those costs. If a contract is terminated for default, we generally are entitled to payments for our work that has been accepted by the government; however, the government could make claims to reduce the contract value or recover its procurement costs and could assess other special penalties. Additionally, our programs for the government often operate for periods of time under undefinitized contract actions (“UCAs”), which means that we begin performing our obligations before the terms, specifications or price are finally agreed to between the parties. The government’s power to unilaterally definitize a contract can affect our ability to negotiate mutually agreeable contract terms and, if a contract is unilaterally imposed upon us, it may negatively affect our expected profit and cash flows on a program or impose burdensome terms.

Governmental entities in the U.S. continue to strengthen their position and scrutiny of practices that may indicate fraud, waste, and abuse affecting government healthcare programs such as Medicare and Medicaid. Our relationships with pharmaceutical and medical product manufacturers, healthcare providers, and other companies and individuals, as well as our provision of products and services to government entities, subject our business to statutes, regulations, and government guidance that are intended to prevent fraud and abuse. Many of these laws are vague or indefinite and have not been interpreted by the courts and, as such, may be interpreted or applied by a prosecutorial, regulatory, or judicial authority in a manner that could require us to make changes in our operations at added expense. Failure to comply with these laws could subject us to federal or state government investigations or qui tam actions, and to liability for damages and civil and criminal penalties, including the loss of pursue government contracts.

Healthcare Regulation: Our marketing practices are subject to state laws, as well as federal laws, such as the Anti-Kickback Statute and False Claims Act, intended to prevent fraud and abuse in the healthcare industry. The Anti-Kickback Statute generally prohibits corruptly soliciting, offering, receiving, or paying anything of value to generate business. The False Claims Act generally prohibits anyone from knowingly and willingly presenting, or causing to be presented, any claims for payment for goods or services, including to government payers, such as Medicare and Medicaid, that are false or fraudulent and generally treat claims generated through kickbacks as false or fraudulent. The federal government and states also regulate sales and marketing activities and financial interactions between manufacturers and healthcare providers, requiring disclosure to government authorities and the public of such interactions, and the adoption of compliance standards or programs. Furthermore, the U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits U.S. corporations and their representatives from offering, promising, authorizing or making payments to any foreign government official, government staff member, political party or political candidate to obtain or retain business abroad. The scope of the FCPA includes interactions with certain healthcare professionals in many countries. Other countries have enacted similar anti-corruption laws and/or regulations.

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Data Security and Privacy: We are subject to a variety of privacy and data protection laws that change frequently and have requirements that vary from jurisdiction to jurisdiction. For example, under HIPAA we must maintain administrative, physical, and technological safeguards to protect individually identifiable health information (“protected health information”) and ensure the confidentiality, integrity, and availability of electronic protected health information. We are subject to significant compliance obligations under privacy laws some of which prohibit the transfer of personal information to certain other jurisdictions or otherwise limit our use of data. Many of these laws also require us to provide access or other data rights (modification, deletion, portability, etc.) to consumers’ and patients’ individual personal data records within specified periods of time. Laws such as the federal Cyber Incident Reporting for Critical Infrastructure Act of 2022 may require us to provide notifications of significant data privacy breaches or cybersecurity incidents before our investigations are complete. We are subject to privacy and data protection compliance audits or investigations by various government agencies. Failure to comply with these laws subjects us to potential regulatory enforcement activity, fines, private litigation including class actions, reputational impacts, and other costs. We may also have contractual obligations that might be breached if we fail to comply with privacy and data security laws.

Employees

As of August 31, 2023, we employed 56 full-time employees and 112 part-time employees. We are not a party to any collective bargaining agreements, and we believe that we maintain good relations with our employees.

Facilities

Our corporate headquarters are located at 1119 Keystone Way N. #201 Carmel, IN 46032 pursuant to a three-year lease which commenced on July 1, 2021 and was amended on May 1, 2022 and provides for a monthly rent of $10,711. We believe this to be sufficient to meet our needs for the foreseeable future and that any additional space we may require will be available on commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Our Corporate History

We were organized on November 20, 2020 as an Indiana corporation under the name Syra Health Corp. On March 11, 2022, we filed a Certificate of Conversion with the Delaware Secretary of State whereby we converted from an Indiana corporation to a Delaware corporation.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our executive officers, directors and director nominees as of August 31, 2023.

Name	Age	Position
Deepika Vuppalanchi, PhD	44	Chief Executive Officer and Director
Sandeep Allam	47	President and Chairman
Priya Prasad	45	Chief Financial Officer and Chief Operating Officer
Sherron Rogers	43	Director Nominee
Andrew M. Dahlem, PhD	63	Director Nominee
Vijayapal R. Reddy, DABT, DVM, PhD	68	Director Nominee
Ketan Paranjape	50	Director Nominee
Avutu S. Reddy, PhD	68	Director Nominee

Deepika Vuppalanchi, PhD – Chief Executive Officer and Director

Deepika Vuppalanchi has served as Chief Executive Officer and director of the Company since November 2020. Dr. Vuppalanchi has over 10 years of experience in medical research and healthcare. From August 2017 to November 2020, Dr. Vuppalanchi served as a senior medical director of Precision For Value, a company assisting pharmaceutical and life-sciences clients with strategy for product development and commercialization. From May 2016 to August 2017 Dr. Vuppalanchi served as medical director of Symbiotix (HAVAS Network), a scientific medical communications company. From February 2013 to April 2016, Dr. Vuppalanchi served as medical director of DWA Healthcare Communications (AVANT Healthcare Marketing), a medical education strategies company. Dr. Vuppalanchi holds a Doctor of Philosophy degree and Master of Science degree in Molecular Biology and Genetics from the University of Delaware and a Bachelor of Science in Microbiology from Osmania University. We believe that Dr. Vuppalanchi is qualified to serve as a member of the Company’s board of directors because of her medical and science background and experience working with stakeholders in academia, pharmaceutical and biotechnology companies.

Sandeep Allam – President and Chairman of the Board

Sandeep Allam has served as President of the Company and Chairman of the board of directors of the Company since January 2021. Mr. Allam has over 16 years of experience in information technology services and consulting. Since August 2010, Mr. Allam has served as the Chief Executive Officer of Sahasra Technologies Corp., doing business as STLogics Corporation, a diversified technology holding company, and from 2006 to 2010, Mr. Allam served as Vice President of Information Technology Services at STLogics Corporation. In addition, since December 2015, Mr. Allam has served as an executive board member at RAD CUBE LLC, a technology consulting company, and as executive board member at Skill Demand Corp, an energy and utility solutions company. Furthermore, since January 2021, Mr. Allam has served as an executive board member at Blue Agilis Corp., an agile transformation software solutions company. Mr. Allam holds a Master of Science degree in Information Technology from Ferris State University and a Bachelor of Science degree in Ceramics and Cement Technology from Gulbarga University. We believe that Mr. Allam is qualified to serve as a member of the Company’s board of directors because of his experience in senior leadership roles and background in consulting.

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Priya Prasad – Chief Financial Officer and Chief Operating Officer

Priya Prasad has served as Chief Operating Officer of the Company since March 2022 and Chief Financial Officer of the Company since January 2023. Since March 2005, Mrs. Prasad has served as President of Sahasra Technologies Corp., doing business as STLogics Corporation, a diversified technology holding company. Since January 2015, Mrs. Prasad has served as board member at RAD CUBE LLC, a technology company providing enterprise solutions and business consulting, and since January 2015, she has served as board member at Skill Demand Corp., an energy and utility solutions company. In addition, since January 2021, Mrs. Prasad has served as an advisory board member at Blue Agilis Corp., an agile transformation software solutions company. Mrs. Prasad holds a Master of Business Administration degree from the University of Massachusetts – Boston, a Master of Science degree in Environmental Science from Bangalore University and a Bachelor of Science degree in Environmental Science from Mount Carmel College.

Sherron Rogers – Director Nominee

Sherron Rogers has agreed to become a director of the Company upon consummation of this offering. Ms. Rogers has over 19 years of senior leadership experience. Since March 2022, Ms. Rogers has served as the Chief Financial Officer of Johns Hopkins All Children’s Hospital. Previously, from August 2020 to March 2022, Ms. Rogers served as the Chief Financial Officer and Chief Strategy Officer of Eskenazi Health, a public hospital that offers a comprehensive range of inpatient, primary and specialty care services. Prior to serving in those roles, Ms. Rogers served as the Vice President of Business Development and Operational Excellence and Strategy at Eskenazi Health. In addition, from 2005 to 2016 Ms. Rogers served in a variety of leadership roles at Indiana University Health, including as Vice President and Transformation Officer, and from 2003 to 2005, Ms. Rogers served as a director and Lean Six Sigma Black Belt at Cummins Inc. (NYSE: CMI). Ms. Rogers holds a Master of Science degree in Information Science and a Bachelor of Arts degree in Psychology from Indiana University, Bloomington. We believe that Ms. Rogers is qualified to serve as a member of the Company’s board of directors because of her experience in senior leadership roles and background in healthcare.

Andrew M. Dahlem, PhD – Director Nominee

Andrew Dahlem has agreed to become a director of the Company upon consummation of this offering. Since November 2018, Dr. Dahlem has served as Senior Research Professor of Medicine at the Indiana University School of Medicine and also served as Chief of the Division of Clinical Pharmacology until May 2022. Dr. Dahlem is co-founder and has served as an advisor to Gate Neurosciences, a biotechnology company focused on new therapies for treatment resistant depression, since April 2019 and President of Dr. Dahlem Consulting LLC, advising on the discovery and development of novel therapeutics for academia, biotech and the pharmaceutical industry since May 2018. Furthermore, Dr. Dahlem also served as Vice President of Research Operations and Chief Operating Officer of Lilly Research Laboratories and Lilly Research Laboratories Europe at Eli Lilly and Company until his retirement in December 2017. Moreover, Dr. Dahlem has served in various other capacities at Eli Lilly and Company including Vice President of Toxicology, Drug Disposition, Pharmacokinetics; Executive Director of Toxicology and Drug Disposition; Director of Drug Disposition and Biochemical Toxicology; Head of Biochemical Toxicology; and Senior Pharmacologist. Dr. Dahlem holds a Doctor of Philosophy degree in Toxicology from the College of Veterinary Medicine at the University of Illinois at Urbana-Champaign and a Bachelor of Science degree from The Ohio State University. We believe that Dr. Dahlem is qualified to serve as a member of the Company’s board of directors because of his medical background and diverse experience in biotechnology over more than 30 years.

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Vijayapal R. Reddy, DABT, DVM, PhD – Director Nominee

Vijayapal Reddy has agreed to become a director of the Company upon consummation of this offering. Dr. Reddy is a drug development professional with over 30 years of experience in drug discovery and development in global pharmaceutical industry. Since August 2017, Dr. Reddy has served as an advisor as well as a Director of VIPRA, LLC, a consulting company. Dr. Reddy currently serves as a consultant for various pharmaceutical, biotechnology and vaccine companies. From 2007 to 2017, Dr. Reddy served as a Senior Researcher Advisor/Executive Director at Lilly Research Laboratories, at Lilly, where he led nonclinical safety and regulatory assessments on several cross functional programs at different stages of development. In addition, Dr. Reddy has served in various other capacities including Head of Cancer Research, Nonclinical Safety Assessment (2004-2006); Senior Research Scientist, Nonclinical Safety Assessment (2000-2004); Research Scientist, Nonclinical Safety Assessment (1998-2001); and Senior Toxicologist, Nonclinical Safety Assessment (1995-1997). Dr. Reddy was previously Senior Research Investigator at Sterling Winthrop/Sanofi Pharmaceuticals (1994-1995). Dr. Reddy holds a post-Doctoral degree in Toxicology from the University of Nebraska Medical Center, a Doctor of Philosophy degree in Toxicology from Utah State University, a Master of Science degree in Toxicology from the University of Mississippi Medical Center and a Veterinary Medicine degree from the AP Agricultural University. We believe that Dr. Reddy is qualified to serve as a member of the Company’s board of directors because of his medical and scientific background and experience in scientific research.

Ketan Paranjape, PhD – Director Nominee

Ketan Paranjape has agreed to become a director of the Company upon consummation of this offering. Since April 2018, Dr. Paranjape has served as the Vice President of Roche Information Solutions, and since September 2020, he has served as the Vice President of Commercial Business Operations, Business Intelligence and Analytics at Roche Diagnostics, a multinational healthcare company. Since September 2019, Dr. Paranjape has been included on the World Health Organization’s roster of digital health experts which was established to advise the World Health Organization Secretariat. Since June 2022, Dr. Paranjape has served as a member of the board of directors of Indy Chamber, a non-profit organization that is dedicated to economic development in the Indianapolis region. Since September 2021, he has served on the Dean’s Advisory Council at Indiana University’s Luddy School of Informatics, Computing, and Engineering, and since February 2021, he has served as Advisory Board Member at the University of Wisconsin-Madison, Department of Electrical and Computer Engineering. Since February 2021, he has also been a member of the digital health executive leadership group at AdvaMed, a medical technology trade association, and since June 2021, he has served as an Advisory Council Member at Human Health Education and Research Foundation, a non-profit organization bringing health and awareness to the top of global agendas in an equitable and holistic approach. From September 2017 to December 2020, Dr. Paranjape served as an Honorary Research Fellow at Imperial College of London, School of Public Health, and from September 2017 to December 2020, he served as a Visiting Technical Advisor in Artificial Intelligence for Health at Lee Kong Chian, School of Medicine. From July 2015 to December 2020, Dr. Paranjape served as a Member of the U.S. Department of Health and Human Services Precision Medicine Task Force (U.S. Health IT Standards Committee), and from April 2018 to April 2019, he served as Advisory Board Member at Health 2047, a business formation and commercialization enterprise, and Managing Director at Health 2047 from October 2016 to March 2018. Dr. Paranjape holds a Doctor of Philosophy degree in Artificial Intelligence in Healthcare from Amsterdam University Medical Center, a Master of Business Administration degree from the University of Oregon, a Master of Science degree in Electrical and Computer Engineering from the University of Wisconsin-Madison and a Bachelor of Science degree in Electrical Engineering from the University of Pune. We believe that Dr. Paranjape is qualified to serve as a member of the Company’s board of directors because of his engineering and commercial background and experience in advisory roles, technology and product development.

Avutu S. Reddy, PhD – Director Nominee

Dr. Avutu Reddy has agreed to become a director of the Company upon consummation of this offering. Dr. Reddy has over 20 years of leadership experience in both in research and development and business. Since October 2017, Dr. Reddy has served as the Strategic Scientific and Emerging Business Intelligence Leader at Corteva Agriscience (NYSE: CTVA), an agricultural chemical and seed company and spin-off from Dow-DuPont. Dr. Reddy joined Dow AgroSciences in January 1999 and served in various roles including R&D Innovation Incubator Leader from January 2015 to December 2017; Competitive Intelligence Leader from January 2009 to December 2017; Global Traits Discovery Platform Leader from January 2005 to December 2008; Global Leader of Molecular Biology and Traits from January 2002 to December 2004; and Global Leader of Genomics from January 1999 to December 2001. He has served on various committees and management teams including The Dow Chemical Company Biotechnology Advisory Board, Dow Agrosciences Global Leadership Team, Global Discovery Investment Strategy Team, and Technology Strategy Committee. Prior to joining Dow AgroSciences, he was an Assistant Professor in the Department of Soil & Crop Sciences, and the Director of the Crop Genome Technology Unit of Norman Borlaug Crop Biotechnology Center at Texas A&M University from January 1994 to December 1998. From April 1990 to December 1993, Dr. Reddy completed post-doctoral research at Texas A&M University Department of Biology supported by Rhône-Poulenc and at the CNRS Unit, Université de Perpignan, France supported by The Rockefeller Foundation from January1989 to March 1990. Dr. Reddy holds a Doctor of Philosophy degree and Master of Science from Acharya Nagarjuna University, a Master of Education degree from Annamalai University and Bachelor of Science and Bachelor of Education degrees from S.V. University. We believe that Dr. Reddy is qualified to serve as a member of the Company’s board of directors because of his academic background and diverse experience in a multinational company.

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Family Relationships

There are no family relationships among any of our executive officers or directors.

Director Independence

Prior to the consummation of this offering, our board of directors undertook a review of the independence of our directors and considered whether any director has a relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that upon consummation of this offering, each of Sherron Rogers, Ketan Paranjape, Avutu S. Reddy, Vijayapal R. Reddy and Andrew M. Dahlem will be an “independent director,” as defined under the Nasdaq rules.

Committees of Our Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and its standing committees. We will have a standing audit committee, compensation committee and nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee will be responsible for, among other things:

●	approving and retaining the independent auditors to conduct the annual audit of our financial statements;

●	reviewing the proposed scope and results of the audit;

●	reviewing and pre-approving audit and non-audit fees and services;

●	reviewing accounting and financial controls with the independent auditors and our financial and accounting staff;

●	reviewing and approving transactions between us and our directors, officers and affiliates;

●	establishing procedures for complaints received by us regarding accounting matters;

●	overseeing internal audit functions, if any; and

●	preparing the report of the audit committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Upon the consummation of this offering, our audit committee will consist of Sherron Rogers, Ketan Paranjape and Avutu S. Reddy, with Sherron Rogers serving as chair. Our board of directors has affirmatively determined that Sherron Rogers, Ketan Paranjape and Avutu S. Reddy each meet the definition of “independent director” under the Nasdaq rules, and that they meet the independence standards under Rule 10A-3. Each member of our audit committee meets the financial literacy requirements of the Nasdaq rules. In addition, our board of directors has determined that Sherron Rogers will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our website at www.syrahealth.com concurrently with the consummation of this offering.

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Compensation Committee

Our compensation committee will be responsible for, among other things:

●	reviewing and recommending the compensation arrangements for management, including the compensation for our President and Chief Executive Officer;

●	establishing and reviewing general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administering our stock incentive plans; and

●	preparing the report of the compensation committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Upon the consummation of this offering, our compensation committee will consist of Vijayapal R. Reddy and Avutu S. Reddy, with Avutu S. Reddy serving as chair. Our board has determined that Vijayapal R. Reddy and Avutu S. Reddy are independent directors under Nasdaq rules. Our board of directors will adopt a written charter for the compensation committee, which will be available on our website at www.syrahealth.com concurrently with the consummation of this offering.

Nominating and Governance

Our nominating and governance committee will be responsible for, among other things:

●	nominating members of the board of directors;

●	developing a set of corporate governance principles applicable to our Company; and

●	overseeing the evaluation of our board of directors.

Upon the consummation of this offering, our nominating and corporate governance committee will consist of Vijayapal R. Reddy and Avutu S. Reddy with Vijayapal R. Reddy serving as chair. Our board has determined that Vijayapal R. Reddy and Avutu S. Reddy are independent directors under Nasdaq rules. Our board of directors will adopt a written charter for the nominating and governance committee, which will be available on our website at www.syrahealth.com concurrently with the consummation of this offering.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website, www.syrahealth.com, concurrently with the consummation of this offering. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq rules concerning any amendments to, or waivers from, any provision of the code.

Limitations on Liability and Indemnification Matters

Our Certificate of Incorporation contains provisions that limit the liability of our current and former directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	any transaction from which the director derived an improper personal benefit.

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This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our charter documents provide that we are authorized to indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, our charter documents also provide that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into indemnification agreements with each of our directors and executive officers and, in connection with the consummation of this offering, will enter into indemnification agreements with each of our director nominees. In addition, we expect to enter into agreements to indemnify our future directors, future executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements will provide for indemnification for related expenses, including, among other things, attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also intend to obtain customary directors’ and officers’ liability insurance upon consummation of this offering.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and our Bylaws to be effective upon the completion of this offering may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to (i) our Chief Executive Officer (our principal executive officer), (ii) our President and (iii) our Chief Operating Officer and Chief Financial Officer who we also refer to as our “named executive officers,” for each of the years ended December 31, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Deepika Vuppalanchi,	2022	$279,640	$-		$-	$-	$-	$-	$6,533	$286,173
Chief Executive Officer	2021	$126,515	$15,000	(2)	$-	$-	$-	$-	$-	$141,515

Sandeep Allam,	2022	$180,391	$-		$-	$-	$-	$-	$3,893	$184,284
President and Chairman	2021	$-	$-		$-	$-	$-	$-	$-	$-

Priya Prasad,	2022	$119,568	$-		$-	$-	$-	$-	$2,667	$122,235
Chief Operating Officer and Chief Financial Officer (1)	2021	$-	$-		$-	$-	$-	$-	$-	$-

(1) Priya Prasad’s employment with the Company commenced in 2022 and, as such, she did not receive any compensation during the year ended December 31, 2021. In addition, Priya Prasad was appointed as Chief Financial Officer of the Company effective as of January 12, 2023.

(2) Discretionary bonus paid to Dr. Vuppalanchi, as determined by the Board.

(3) The amounts in this column represent the Company’s 401(k) plan Company-matching contributions for each named executive officer.

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Outstanding Equity Awards at December 31, 2022

There were no equity awards held by our named executive officers as of December 31, 2022.

Employment Agreements

Deepika Vuppalanchi

On April 15, 2021, the Company entered into an employment agreement with Deepika Vuppalanchi, which was subsequently amended by (i) that certain Amendment No. 1 thereto dated September 1, 2021; (ii) that certain Amendment No. 2 thereto dated March 1, 2022; and (iii) that certain Amendment No. 3 thereto dated October 18, 2022 (as amended, the “Vuppalanchi Employment Agreement”). Pursuant to the Vuppalanchi Employment Agreement, Dr. Vuppalanchi shall receive a base salary of $301,500 per year effective as of March 1, 2022. In addition, Dr. Vuppalanchi shall be entitled to participate in employee benefit plans such as medical, vision, basic life and dental insurance. The Vuppalanchi Employment Agreement may be terminated by the Company without cause upon 14 days prior written notice to Dr. Vuppalanchi or immediately for cause. In addition, Dr. Vuppalanchi may terminate her employment at any time without cause upon 30 days prior written notice to the Company. Furthermore, the Vuppalanchi Employment Agreement will terminate upon Dr. Vuppalanchi’s death. Upon termination of the Vuppalanchi Employment Agreement, Dr. Vuppalanchi shall receive all sums due to her under the Vuppalanchi Employment Agreement as compensation or expense reimbursements.

Sandeep Allam

On February 29, 2022, the Company entered into an employment agreement with Sandeep Allam, which was subsequently amended by that certain Amendment No. 1 thereto dated October 18, 2022 (as amended, the “Allam Employment Agreement”) pursuant to which Mr. Allam serves as President of the Company. Pursuant to the Allam Employment Agreement, Mr. Allam shall receive a base salary of $214,000 per year. In addition, Mr. Allam shall be entitled to participate in employee benefit plans such as medical, vision, basic life and dental insurance. The Allam Employment Agreement may be terminated by the Company without cause upon 14 days prior written notice to Mr. Allam or immediately for cause. In addition, Mr. Allam may terminate his employment at any time without cause upon 30 days prior written notice to the Company. Furthermore, the Allam Employment Agreement will terminate upon Mr. Allam’s death. Upon termination of the Allam Employment Agreement, Mr. Allam shall receive all sums due to him under the Allam Employment Agreement as compensation or expense reimbursements.

Priya Prasad

On February 29, 2022, the Company entered into an employment agreement with Priya Prasad, which was subsequently amended by (i) that certain Amendment No. 1 thereto dated May 27, 2022; and (ii) that certain Amendment No. 2 thereto dated October 18, 2022 (as amended, the “Prasad Employment Agreement”) pursuant to which Mrs. Prasad serves as Chief Operating Officer of the Company. Pursuant to the Prasad Employment Agreement, Mrs. Prasad shall receive a base salary of $150,000 per year effective as of May 1, 2022. In addition, Mrs. Prasad shall be entitled to participate in employee benefit plans such as medical, vision, basic life and dental insurance. The Prasad Employment Agreement may be terminated by the Company without cause upon 14 days prior written notice to Mrs. Prasad or immediately for cause. In addition, Mrs. Prasad may terminate her employment at any time without cause upon 30 days prior written notice to the Company. Furthermore, the Prasad Employment Agreement will terminate upon Mrs. Prasad’s death. Upon termination of the Prasad Employment Agreement, Mrs. Prasad shall receive all sums due to her under the Prasad Employment Agreement as compensation or expense reimbursements.

Bonus Arrangements

Dr. Vuppalanchi received a discretionary annual bonus in the amount of $15,000 for 2021, while none of our named executive officers received such annual bonuses for 2022. For 2023, our named executive officers are expected to be eligible to earn a discretionary annual bonus, based upon Company and individual performance measures.

Other Benefits

All employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance. In addition, we sponsor a 401(k) plan whereby we match participants’ contributions up to 4% of a participant’s compensation, subject to the IRS’ annual contribution limit. Our named executive officers are eligible to participate in these plans generally on the same basis as our other employees.

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Director Compensation

During the year ended December 31, 2022, the Company did not have any non-employee directors, as Dr. Vuppalanchi and Mr. Allam were the only acting directors during such year.

The Company does not currently have a non-employee director compensation policy. Following the completion of this offering, we intend to adopt a non-employee director compensation policy pursuant to which our non-employee directors will be eligible to receive cash compensation and equity awards for service on our board of directors and committees of our board of directors. It is intended that each of our non-employee directors will receive cash compensation in the amount of $15,000 annually, which shall be paid in quarterly installments. Additional cash compensation will be paid to the chairpersons of our audit, nominating and corporate governance and compensation committees, in the amounts of $10,000, $5,000 and $5,000, respectively. Following the completion of this offering, we intend to grant each non-employee director stock options to purchase 10,000 shares of our Class A common stock, with an exercise price equal the price of such shares in this offering. These stock options will be subject to time vesting, and will vest in four equal annual installments from the date of grant.

Each member of the Company’s board of directors will be entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending board meetings and meetings for any committee on which he or she serves.

2022 Omnibus Equity Incentive Plan

On April 11, 2022 and October 18, 2022, our board of directors adopted, and our stockholders, respectively, approved, the Syra Health Corp. 2022 Omnibus Equity Incentive Plan which was subsequently amended by our board of directors and stockholders on April 19, 2023 (“2022 Plan”). We intend to use the 2022 Plan to provide incentives that will enable us to attract, retain, and motivate employees, officers, consultants, and directors.

Types of Awards. The 2022 Plan provides for the issuance of incentive stock options (“ISOs”), non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards, each of which may be subject to the attainment of performance goals or a period of continued provision of service or employment or other terms and conditions, to selected employees, directors, and independent contractors of our Company or our affiliates whose contributions are (i) essential to the growth and success of our Company, (ii) strengthen the commitment of such individuals to our Company and our affiliates, (iii) motivate those individuals to faithfully and diligently perform their responsibilities and (iv) attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of our Company.

Shares Available; Certain Limitations. The maximum number of shares of Class A common stock reserved and available for issuance under the 2022 Plan is 1,041,667 shares of Class A common stock; provided that shares of Class A common stock issued under the 2022 Plan with respect to an Exempt Award (as defined herein) will not count against the share limit. We use the term “Exempt Award” to mean (i) an award granted in the assumption of, or in substitution for, outstanding awards previously granted by another business entity acquired by us or any of our subsidiaries or with which we or any of our subsidiaries merge, or (ii) an award that a participant purchases at fair market value.

No more than 1,041,667 shares of our Class A common stock shall be issued pursuant to the exercise of ISOs.

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The shares reserved for issuance under the 2022 Plan may be authorized but unissued shares of our Class A common stock or shares of our Class A common stock that will have been or may be reacquired by us in the open market, in private transactions or otherwise. If any shares of our Class A common stock subject to an award are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, the shares of our Class A common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 2022 Plan except that (i) any shares of our Class A common stock reacquired by us on the open market or otherwise using cash proceeds from the exercise of options, and (ii) any shares of our Class A common stock surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will not again be available for awards under the 2022 Plan. If an award is denominated in shares of our Class A common stock, but settled in cash, the number of shares of our Class A common stock previously subject to the award will again be available for grants under the 2022 Plan. If an award can only be settled in cash, it will not be counted against the total number of shares of our Class A common stock available for grant under the 2022 Plan. However, upon the exercise of any award granted in tandem with any other awards, such related awards will be cancelled as to the number of shares as to which the award is exercised and such number of shares of our Class A common stock will no longer be available for grant under the 2022 Plan.

Administration. The 2022 Plan will be administered by our compensation committee (the “plan administrator”). The plan administrator may interpret the 2022 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2022 Plan.

The 2022 Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including, but not limited to, the exercise price or other purchase price of an award, the number of shares of our Class A common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards. No participant who is our director, but is not also an employee or consultant shall receive awards under the 2022 Plan and be paid cash compensation during any calendar year that exceed, in the aggregate, $150,000 in total value (with cash compensation measured for this purpose at its value upon payment and any awards under the 2022 Plan measured for this purpose at their grant date fair market value, as determined for our financial reporting purposes), increased to $195,000 in the calendar year of his or her initial service as a non-employee director.

Eligibility. Awards may be granted pursuant to the 2022 Plan only to persons who are Eligible Recipients. Under the 2022 Plan, “Eligible Recipient” means an employee, director or independent contractor of our Company or any affiliate thereof who has been selected as an eligible participant by the plan administrator; provided, however, that an Eligible Recipient of an option or SAR means an employee, non-employee director or independent contractor of our Company or any of our affiliates with respect to whom our Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code. ISOs may be granted only to employees of our Company, our “parent corporation” (as such term is defined in Section 424(e) of the Code) or a subsidiary of our Company.

Restricted Stock and Restricted Stock Units. Restricted stock and RSUs may be granted under the 2022 Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, and any other conditions that apply to a grant of restricted stock and RSUs. If the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the 2022 Plan and the applicable award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder; provided that dividends will only be paid if and when the underlying restricted stock vests. RSUs will not be entitled to dividends prior to vesting, but may be entitled to receive dividend equivalents if the award agreement provides for them. The rights of participants granted restricted stock or RSUs upon the termination of employment or service to us will be set forth in the award agreement.

Options. ISOs and non-statutory stock options may be granted under the 2022 Plan. An “incentive stock option” means an option intended to qualify for tax treatment applicable to ISO sunder Section 422 of the Code. A “non-statutory stock option” is an option that is not subject to statutory requirements and limitations required for certain tax advantages that are allowed under specific provisions of the Code. A non-statutory stock option under the 2022 Plan is referred to for federal income tax purposes as a “non-qualified” stock option. Each option granted under the 2022 Plan will be designated as a non-qualified stock option or an ISO. At the discretion of the plan administrator, ISOs may be granted only to our employees, employees of our “parent corporation” (as such term is defined in Section 424(e) of the Code) or employees of our subsidiaries.

The exercise period of an option may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of a share of Class A common stock on the date the option is granted (110% of fair market value in the case of ISOs granted to 10% stockholders). The exercise price for shares of our Class A common stock subject to an option may be paid in cash, or as determined by the plan administrator in its sole discretion, (i) through any cashless exercise procedure approved by the plan administrator (including the withholding of shares of our Class A common stock otherwise issuable upon exercise), (ii) by tendering unrestricted shares of our Class A common stock owned by the participant, (iii) with any other form of consideration approved by the plan administrator and permitted by applicable law or (iv) by any combination of these methods. The option holder will have no rights to dividends or distributions or other rights of a stockholder with respect to the shares of our Class A common stock subject to an option until the option holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of a participant’s termination of employment or service, the participant may exercise his or her option (to the extent vested as of such date of termination) for such period of time as specified in his or her option agreement.

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Stock Appreciation Rights.

SARs may be granted either alone (a “free-standing right”) or in conjunction with all or part of any option granted under the 2022 Plan (a “related right”). A free-standing right will entitle its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of Class A common stock over the base price of the free-standing right (which shall be no less than 100% of the fair market value of the related shares of Class A common stock on the date of grant) multiplied by the number of shares in respect of which the SAR is being exercised. A related right will entitle its holder to receive, at the time of exercise of the SAR and surrender of the applicable portion of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of Class A common stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised. The exercise period of a free-standing right may not exceed ten years from the date of grant. The exercise period of a related right will also expire upon the expiration of its related option.

The holder of a SAR will have no rights to dividends or any other rights of a stockholder with respect to the shares of our Class A common stock subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of a participant’s termination of employment or service, the holder of a SAR may exercise his or her SAR (to the extent vested as of such date of termination) for such period of time as specified in his or her SAR agreement.

Other Stock-Based Awards. The plan administrator may grant other stock-based awards under the 2022 Plan, valued in whole or in part by reference to, or otherwise based on, shares our Class A of common stock. The plan administrator will determine the terms and conditions of these awards, including the number of shares of our Class A common stock to be granted pursuant to each award, the manner in which the award will be settled, and the conditions to the vesting and payment of the award (including the achievement of performance goals). The rights of participants granted other stock-based awards upon the termination of employment or service to us will be set forth in the applicable award agreement. In the event that a bonus is granted in the form of shares of our Class A common stock, the shares of our Class A common stock constituting such bonus shall, as determined by the plan administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the participant to whom such grant was made and delivered to such participant as soon as practicable after the date on which such bonus is payable. Any dividend or dividend equivalent award issued under the 2022 Plan shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying award.

Equitable Adjustment and Treatment of Outstanding Awards Upon a Change in Control

Equitable Adjustments. In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of common shares, cash or other property), combination, exchange of shares, or other change in corporate structure affecting our Class A common stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the 2022 Plan, (ii) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the 2022 Plan, (iii) the kind, number and purchase price of shares of our Class A common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs and other stock-based awards granted under the 2022 Plan and (iv) the terms and conditions of any outstanding awards (including any applicable performance targets). Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of our Class A common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of our Class A common stock, cash or other property covered by such award, the plan administrator may cancel the award without the payment of any consideration to the participant. With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements. Except to the extent determined by the plan administrator, adjustments to ISOs will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.

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Change in Control. The 2022 Plan provides that, unless otherwise determined by the plan administrator and evidenced in an award agreement, if a “change in control” (as defined below) occurs and a participant is employed by us or any of our affiliates immediately prior to the consummation of the change in control, then the plan administrator, in its sole and absolute discretion, may (i) provide that any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable; and (ii) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award granted under the 2022 Plan to lapse, and the awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at target performance levels. The plan administrator shall have discretion in connection with such change in control to provide that all outstanding and unexercised options and SARs shall expire upon the consummation of such change in control.

For purposes of the 2022 Plan, a “change in control” means, in summary, the first to occur of the following events: (i) a person or entity becomes the beneficial owner of more than 50% of our voting power; (ii) an unapproved change in the majority membership of our board of directors; (iii) a merger or consolidation of us or any of our subsidiaries, other than (A) a merger or consolidation that results in our voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and our board of directors immediately prior to the merger or consolidation continuing to represent at least a majority of the board of directors of the surviving entity or its parent or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the beneficial owner of our voting securities representing more than 50% of our combined voting power; or (iv) stockholder approval of a plan of our complete liquidation or dissolution or the consummation of an agreement for the sale or disposition of substantially all of our assets, other than (A) a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of us immediately prior to such sale or (B) a sale or disposition to an entity controlled by our board of directors. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which our stockholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of our assets.

Tax Withholding

Each participant is required to make arrangements satisfactory to the plan administrator regarding payment of up to the maximum statutory tax rates in the participant’s applicable jurisdiction with respect to any award granted under the 2022 Plan, as determined by us. We have the right, to the extent permitted by applicable law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of Class A common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of Class A common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the 2022 Plan

The 2022 Plan provides our board of directors with authority to amend, alter or terminate the 2022 Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law. The 2022 Plan will terminate on the tenth anniversary of the effective date of the 2022 Plan (although awards granted before that time will remain outstanding in accordance with their terms).

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Clawback

If we are required to prepare a financial restatement due to material non-compliance (whether one occurrence or a series of occurrences of noncompliance) with any financial reporting requirement under the securities laws (including if we are required to prepare an accounting restatement to correct an error (or a series of errors)), then the plan administrator may require any of our executive officers whom our board of directors has determined is subject to the reporting requirements of Section 10D-1(d) of the Exchange Act (such officer, a “Executive Officer”) to repay or forfeit to us, and each Executive Officer agrees to so repay or forfeit, that part of any cash bonus and any award made pursuant to any employment agreement, equity award agreement or similar agreement (including any award made under the 2022 Plan) (collectively, “Incentive Compensation”) received by that Executive Officer during the three completed fiscal years (together with any intermittent stub fiscal year period(s) of less than nine months resulting from our transition to different fiscal year measurement dates) preceding the date we are deemed to be required to prepare an accounting restatement of our financial statements that the plan administrator determines was in excess of the amount that such Executive Officer would have received had such Incentive Compensation been calculated based on the restated numbers, and irrespective of any fault, misconduct or responsibility of any Executive Officer for the accounting restatement of our financial statements. The amount and form of the Incentive Compensation to be recouped shall be determined by the plan administrator in its sole and absolute discretion and calculated on a pre-tax basis, and the form of such recoupment of Incentive Compensation may be made, in the plan administrator’s sole and absolute discretion, through the forfeiture or cancellation of vested or unvested awards, cash repayment or both. In addition, any award which is subject to recovery under any applicable laws, government regulation or stock exchange listing requirement (or any policy adopted us pursuant to any such applicable law, government regulation or stock exchange listing requirement) will be subject to such deductions and clawback as may be required to be made pursuant to such applicable law, government regulation or stock exchange listing requirement (or any policy adopted by us pursuant to any such applicable law, government regulation or stock exchange listing requirement).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions during our years ended December 31, 2022 and 2021 to which we have been a party, including transactions in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this prospectus. Except as disclosed herein, we are not otherwise a party to a current related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

During the year ended December 31, 2021, our operations were primarily financed by short term advances from Sahasra Technologies Corp., doing business as STLogics, which is an entity beneficially owned by Priya Prasad, our Chief Financial Officer and Chief Operating Officer, and STLHoldings Corp. Sandeep Allam, our Chairman and President, Feroz Syed and HariKrishna Allam, the husband of Priya Prasad, our Chief Financial Officer and Chief Operating Officer, are principal stockholders of STLHoldings Corp. On various dates from December 30, 2020 through April 4, 2022, Sahasra Technologies Corp. made short term, non-interest bearing advances due upon demand to our Company, of which an aggregate $94,000 and $742,200 was loaned during the years ended December 31, 2022 and 2021, respectively. We repaid an aggregate $288,200 and $551,000 of principal on these advances during the years ended December 31, 2022 and 2021, respectively, all of which has since been repaid.

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During the year ended December 31, 2021, we awarded bonuses of $15,000 and $35,000 to the Company’s CEO, Deepika Vuppalanchi, and STLHoldings Corp., respectively. The bonuses were paid on January 6, 2022. Sandeep Allam, our Chairman and President, Feroz Syed and HariKrishna Allam, the husband of Priya Prasad, our Chief Financial Officer and Chief Operating Officer, are principal stockholders of STLHoldings Corp.

We lease our current corporate headquarters under a three-year lease from STVentures, LLC (“STVentures”). Sandeep Allam, Feroz Syed and HariKrishna Allam, the husband of Priya Prasad, our Chief Financial Officer and Chief Operating Officer, are members of STVentures. The lease commenced on July 1, 2021, and provided for a base monthly rent of $5,332 over the three-year term of the lease, which was subsequently amended to $10,711, on May 1, 2022. A total of $107,013 and $31,992 of rent expense was incurred for the years ended December 31, 2022 and 2021, respectively, and a total of $5,950 was outstanding at December 31, 2021. A total of $64,263 was included in selling, general and administrative expenses for the six months ended June 30, 2023.

We incurred a total of $23,260 and $31,168 of expenses from RAD CUBE LLC for outsourced IT services for the years ended December 31, 2022 and 2021, respectively, and a total of $3,200 and $29,668 was outstanding at December 31, 2022 and 2021, respectively. An unpaid balance of $3,200 and $29,668 was outstanding at December 31, 2022 and 2021, respectively. We incurred a total of $3,320 of expenses from RAD CUBE, LLC for outsourced IT services for the six months ended June 30, 2023. Sandeep Allam, our Chairman and President, Feroz Syed and Priya Prasad, our Chief Financial Officer and Chief Operating Officer, are members of RAD CUBE LLC.

We paid a total of $137,494 for the year ended December 31, 2022 and $169,079 for the six months ended June 30, 2023 for recruitment and human resource services from NLogix. No payments to NLogix were made for the year ended December 31, 2021. NLogix is partially owned by Sandeep Allam, our Chairman and President, and Feroz Syed.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers and, in connection with the consummation of this offering, will enter into indemnification agreements with each of our director nominees. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Delaware law.

Related Person Transaction Policy

Prior to this offering, we have not had a formal policy regarding approval of transactions with related parties. We expect to adopt a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective immediately upon the execution of the underwriting agreement for this offering. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements, or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our code of business conduct and ethics, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock as of August 31, 2023 by:

●	each of our named executive officers;

●	each of our directors and director nominees;

●	all of our current and proposed directors and named executive officers as a group; and

●	each stockholder known by us to own beneficially more than 5% of our Class A common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Class A common stock that may be acquired by an individual or group within 60 days of August 31, 2023, pursuant to the exercise of options or warrants or conversion of Class B common stock, preferred stock or convertible debt, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 3,527,102 and 833,334 shares of Class A common stock and Class B common stock issued and outstanding, respectively, as of August 31, 2023 and excludes the conversion of all outstanding convertible notes. Percentage of ownership is based on 5,472,511 and 833,334 shares of Class A common stock and Class B common stock, issued and outstanding, respectively, after the completion of this offering, assuming the conversion of all outstanding convertible notes.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Class A common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Syra Health Corp., 1119 Keystone Way N. #201, Carmel, IN 46032.

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	Shares of Common Stock Beneficially Owned Prior to Offering					% of Total Voting Power	Shares of Common Stock Beneficially Owned After Offering					% of Total Voting Power
Name of	Class A			Class B		Before	Class A			Class B		After
Beneficial Owner	Shares		%	Shares(1)%		Offering(2)	Shares		%	Shares(1)%		Offering(2)
Directors and Executive Officer:
Deepika Vuppalanchi	-		-	250,000	30.0%	23.9%	-		-	250,000	30.0%	21.5%
Sandeep Allam	-		-	233,334	28.0%	22.3%	-		-	233,334	28.0%	20.0%
Priya Prasad	-		-	175,000	21.0%	16.7%	-		-	175,000	21.0%	15.0%
Sherron Rogers	-		-	-	-	-	-		-	-	-	-
Andrew M. Dahlem	-		-	-	-	-	-		-	-	-	-
Vijayapal R. Reddy	-		-	-	-	-	-		-	-	-	-
Ketan Paranjape	-		-	-	-	-	-		-	-	-	-
Avutu Reddy	-		-	-	-	-	-		-	-	-	-
Directors and Executive Officers as a group (8 persons)	-		-	658,334	79.0%	62.9%	-		-	658,334	79.0%	56.5%
5% or Greater Stockholders:
AOS Holdings, LLC(3)	1,335,144	(4)	36.1%	-	-	7.7%	1,472,987	(5)	26.9%	-	-	7.7%
SLS Group LLC (6)	427,084		12.1%	-	-	2.5%	427,084		7.8%	-	-	2.2%
Kerry P. Kennedy (7)	345,834		9.8%	-	-	2.0%	345,834		6.3%	-	-	1.8%
James Amira (8)	187,500		5.3%	-	-	1.1%	187,500		3.4%	-	-	1.0%
Feroz Syed (9)	-		-	175,000	21.0%	16. 7%	-		-	175,000	21.0%	15.0%
Mike McAleer (10)	291,667	(10)	8.3%	-	-	1.7%	291,667	(10)	5.3%	-	-	1.5%

* Indicates beneficial ownership of less than 1%.

(1) Each outstanding share of Class B common stock is convertible into 10 shares of Class A common stock.

(2) Percentage of total voting power represents voting power with respect to all of our Class A and Class B common stock, as a single class. Holders of our Class A common stock are entitled to one vote per share, whereas holders of our Class B common stock are entitled to 16.5 votes per share. For more information about the voting rights of our Class A common stock and Class B common stock, see “Description of Capital Stock.”

(3) Denis Suggs is the Chief Executive Officer of AOS Holdings, LLC and in such capacity has the right to vote and dispose of the securities held by such entity. The address of AOS Holdings, LLC is 4310 Guion Road Indianapolis, Indiana 46254.

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(4) Represents (i) 1,166,668 shares of Class A common stock and (ii) 168,476 shares of Class A common stock issuable upon conversion of outstanding convertible notes assuming a conversion price of $6.00 per share if the notes are converted prior to this offering.

(5) Represents (i) 1,166,668 shares of Class A common stock and (ii) 306,319 shares of Class A common stock issuable upon conversion of outstanding convertible notes assuming a conversion price of $3.30 per share which is calculated as the price per Unit in this offering multiplied by 80% assuming the notes are converted in connection with the closing of this offering.

(6) Joe Thomas is the Managing Member of SLS Group LLC and in such capacity has the right to vote and dispose of the securities held by such entity. The address of SLS Group LLC is 6582 South Big Cottonwood Canyon Road, Ste. 200, Salt Lake City, Utah 84121.

(7) The address for Kerry Kennedy is 4760 Brittany Dr. South, Suite 120, St. Petersburg, FL 33715. Pursuant to an order entered by the United States District Court for the Middle District of Florida on April 25, 2008, Kerry P. Kennedy, a former consultant and current stockholder of the Company, was (a) subject to disgorgement and payment of a civil money penalty, and (b) enjoined from (i) violating the anti-fraud provisions of Section 10(b) of the Exchange Act, Rule 10b-5 promulgated thereunder, and the registration provisions of Sections 5(a) and (c) of the Securities Act.  He was also barred from participating in the offering of any penny stock.

(8) The address for James Amira is 201 S. Biscayne Blvd., Suite 2864, Miami, FL 33131.

(9) The address for Feroz Syed is c/o Syra Health Corp., 1119 Keystone Way, N. Carmel, IN 46032.

(10) Represents (i) 125,000 shares of Class A common stock held by Mike McAleer and (ii) 166,667 shares of Class A common stock held by Southport Wealth Management, Inc. Excludes 41,667 shares of Class A common stock held by Mike McAleer’s spouse over which Mr. McAleer disclaims beneficial ownership. Mike McAleer is a director of Southport Wealth Management, Inc. and in such capacity has the right to vote and dispose of the securities held by such entity. The address of Southport Wealth Management, Inc. is 2608 Point Grey Road, Vancouver, BC, V6K 1A5, Canada.

DESCRIPTION OF CAPITAL STOCK

General

Upon completion of this offering, our authorized capital stock will consist of 115,000,000 shares, consisting of 100,000,000 shares of Class A common stock, par value $0.001 per share, 5,000,000 shares of Class B common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

As of August 31, 2023, there were 3,527,102 shares of Class A common stock, 833,334 shares of Class B common stock and no shares of preferred stock issued and outstanding.

The following description of our capital stock and provisions of our Certificate of Incorporation and Bylaws to be effective upon the completion of this offering is only a summary. You should also refer to our Certificate of Incorporation and Bylaws to be effective upon the completion of this offering, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Class A Common Stock and Class B Common Stock

We have authorized Class A common stock and Class B common stock.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A common stock and Class B common stock are entitled to share equally, identically, and ratably, on a per share basis, with respect to any dividend or distribution of cash or property paid or distributed by us if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share and holders of our Class B common stock are entitled to 16.5 votes per share, on all matters submitted to a vote of stockholders. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our Certificate of Incorporation. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class if (i) we were to seek to amend our Certificate of Incorporation to increase or decrease the aggregate number of authorized shares of such class or to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; or (ii) we were to seek to amend our Certificate of Incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

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Our Certificate of Incorporation does not provide for cumulative voting for the election of directors.

See the section titled “Risk Factors— Risks Related to this Offering and Our Class A Common Stock — The dual-class structure of our common stock as contained in our Certificate of Incorporation has the effect of concentrating voting control with those stockholders who held our Class B common stock prior to this offering. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A common stock.

Conversion

Each outstanding share of Class B common stock will be convertible at any time at the option of the holder into 10 shares of Class A common stock. In addition, each share of Class B common stock will convert automatically into 10 shares of Class A common stock upon death of the holder thereof or any transfer, whether or not for value, except for certain permitted transfers described in our Certificate of Incorporation, including, but not limited to, trusts for the benefit of the stockholder, and partnerships, corporations and other entities owned by the stockholder.

Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other classes will be subdivided or combined in the same manner.

No Preemptive or Similar Rights

Our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described above.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and Class B common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

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Fully Paid and Non-Assessable

All of the outstanding shares of our Class A common stock Class B common stock are, and the shares of our Class A common stock to be issued pursuant to this offering will be, fully paid and non-assessable.

Preferred Stock

Our board of directors have the authority, without further action by the stockholders, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, will be able to issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Class A common stock and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock following this offering.

Options

Our 2022 Plan provides for us to sell or issue shares restricted shares of Class A common stock, or to grant ISOs or nonqualified stock options, stock appreciation rights and restricted stock unit awards for the purchase of shares of Class A common stock, to employees, members of the board of directors and consultants. As of August 31, 2023, options to purchase 18,335 shares of Class A common stock were outstanding. For additional information regarding the terms of the 2022 Plan, see “Executive and Director Compensation - 2022 Omnibus Equity Incentive Plan.”

Exclusive Forum

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the General Corporation Law of the State of Delaware or our Certificate of Incorporation or our Bylaws to be effective upon completion of this offering, or (iv) any action asserting a claim against us, our directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; provided, that the foregoing provisions shall not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock are deemed to have notice of and consented to this provision.

Corporate Opportunities

Under our Certificate of Incorporation, to the fullest extent permitted by law, we will renounce any interest or expectancy in, or right to be offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any non-employee director or any holder of our preferred stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of our Company or our subsidiaries (“Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of a Covered Person in their capacity as our director.

Anti-Takeover Effects of Delaware law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws to be adopted upon the closing of this offering, described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

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Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholder, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Board of Directors Vacancies

Our Certificate of Incorporation and Bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution of the majority of the incumbent directors.

Stockholder Action; Special Meeting of Stockholders

Our Bylaws provide that our stockholders may not take action by written consent. Our Certificate of Incorporation further provide that special meetings of our stockholders may be called by a majority of the board of directors, the Chief Executive Officer, or the Chairman of the board of directors.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which a public announcement of the date of such meeting is first made by us. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. If we issue such shares without stockholder approval and in violation of limitations imposed by The Nasdaq Capital Market or any stock exchange on which our stock may then be trading, our stock could be delisted.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer, whose address is 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119.

Stock Market Listing

We have applied to have our shares of Class A common stock listed for trading on The Nasdaq Capital Market under the symbol “SYRA.” No assurance can be given that such listing will be approved.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Based on information provided by Friedman LLP (“Friedman”), the independent registered public accounting firm of the Company, effective as of September 1, 2022, Friedman combined with Marcum LLP (“Marcum”) and continued to operate as an independent registered public accounting firm. Our board of directors approved the dismissal of Friedman and the engagement of Marcum to serve as our independent registered public accounting firm.

Effective as of January 31, 2023, Marcum was terminated as our independent registered public accounting firm and M&K CPAS, PLLC was appointed as our independent registered public accounting firm. The dismissal of Marcum and appointment of M&K CPAS, PLLC was approved by our board of directors.

Friedman audited our financial statements for the year ended December 31, 2021 and for the period from November 20, 2020 (inception) through December 31, 2020. The audit report issued by Friedman on November 2, 2022 (except for Note 1 to such financial statements, as to which the date is December 14, 2022), did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph as to our ability to continue as a going concern. Neither Friedman nor Marcum provided an audit opinion on our financial statements for any period subsequent to the year ended December 31, 2021.

For the period from November 20, 2020 (inception) through December 31, 2020, the year ended December 31, 2021 and the subsequent interim period through January 31, 2023, there was no disagreement between us, Friedman and Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Friedman or Marcum, as applicable, would have caused Friedman or Marcum to make reference to the subject matter of the disagreement in connection with its report issued in connection with its audit of our financial statement for such periods. Furthermore, except for the identification of the material weaknesses relating to (i) a lack of formal policy or written procedures for the approval, identification and reporting of related-party transactions, (ii) a lack of formal executed agreements, policies and procedures which were not yet adequately documented and (iii) insufficient GAAP experience regarding complex transactions and reporting, and insufficient number of staff to maintain optimal segregation of duties and levels of oversight, there were no reportable events (as described under Item 304(a)(1)(v)(A)-(D) of Regulation S-K) for our Company for the period from November 20, 2020 (inception) through December 31, 2020 and the year ended December 31, 2021 and subsequently up to the date of the termination of Marcum on January 31, 2023.

We have provided a copy of the foregoing disclosures to Friedman and Marcum and requested Friedman and Marcum to provide us with a letter indicating whether or not they agree with such disclosures. A copy of the letters are included as Exhibits 16.1 and 16.2, respectively, to the registration statement of which this prospectus forms a part.

For the period from November 20, 2020 (inception) through December 31, 2020, the year ended December 31, 2021 and the subsequent interim period through the appointment of M&K CPAS, PLLC on January 31, 2023, we did not consult with M&K CPAS, PLLC regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock, and a liquid trading market for our Class A common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our Class A common stock in the public market, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time to time, and could impair our ability to raise capital through sales of equity or equity-related securities.

Certain shares of our Class A common stock will be available for sale in the public market for a period of several months after completion of this offering due to contractual and legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could materially and adversely affect the prevailing market price of our Class A common stock. Although we have applied to list our Class A common stock on The Nasdaq Capital Market, we cannot assure you that there will be an active market for our Class A common stock.

Of the shares to be outstanding immediately after the completion of this offering, we expect that the shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining shares of our common stock outstanding after this offering will be subject to a six month lock-up period under the lock-up agreements as described below. These restricted securities may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

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Rule 144

Affiliate Resales of Restricted Securities

Affiliates of ours must generally comply with Rule 144 if they wish to sell any shares of our common stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of the offering made hereby, are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.

Non-Affiliate Resales of Restricted Securities

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our Class A common stock. Subject to the lock-up agreements described below, those persons may sell shares of our Class A common stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.

Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our Class A common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our Class A common stock, as applicable, for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted shares of our Class A common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our Class A common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144.

Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the six month lock-up period described below.

Equity Incentive Awards

We intend to file a registration statement on Form S-8 under the Securities Act after the closing of this offering to register the shares of common stock that are issuable pursuant to our 2022 Plan. The registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up arrangements described below, if applicable.

Lock-up Agreements

The Company, each of our directors and executive officers, and certain of our stockholders, have agreed, subject to certain limited exceptions, not to offer, issue, sell, contract to sell, encumber pledge or otherwise dispose of our securities for a period six months after the date of this prospectus without the prior written consent of Kingswood Capital Partners, LLC as representative of the underwriters. See “Underwriting—Lock-up Agreements.” The underwriters do not have any present intention or arrangement to release any shares of our securities subject to lock-up agreements prior to the expiration of the six month lock-up period.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OUR CLASS A COMMON STOCK AND WARRANTS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock and Warrants but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership, or disposition of our shares or Warrants, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, under any applicable tax treaty, or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the U.S.;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold our Class A common stock or Warrants as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our Class A common stock or Warrants pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment);

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; or

●	persons deemed to sell our Class A common stock or Warrants under the constructive sale provisions of the Code.

In addition, if a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) holds our Class A common stock or Warrants, the U.S. federal income tax treatment of a partner or beneficial owner generally will depend on the status of such partner or beneficial owner, certain determinations made at the partner level and the activities of the partnership or other pass-through entity. Accordingly, partnerships (or other pass-through entities) that hold our Class A common stock or Warrants, and partners or beneficial owners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Class A common stock or Warrants arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

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Non-U.S. Holder Defined

For purposes of this discussion, a U.S. holder is any beneficial owner of our Class A common stock or Warrants that, for U.S. federal income tax purposes, is:

●	an individual citizen or resident of the U.S.;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court, and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

As used herein, the term non-U.S. holder means a beneficial owner, other than an entity treated as a partnership for U.S. federal income tax purposes, of our Class A common stock or Warrants that is for U.S. federal income tax purposes not a U.S. holder.

Allocation of Purchase Price Between Share of Class A Common Stock and Accompanying Warrant to Purchase Our Class A Common Stock

For U.S. federal income tax purposes, each Unit should be treated as an “investment unit” consisting of one share of our Class A common stock and a Warrant to acquire one share of our Class A common stock. The purchase price for each investment unit will be allocated between these two components in proportion to their relative fair market values at the time the Unit is purchased by the holder. This allocation of the purchase price for each investment unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the share of the Class A common stock and the Warrant included in each investment unit. The separation of the Class A common stock and the Warrant included in each investment unit should not be a taxable event for U.S. federal income tax purposes. Each holder should consult his, her or its own tax advisor regarding the allocation of the purchase price for an investment unit.

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Tax Considerations Applicable to U.S. Holders

Distributions

As described in “Dividend Policy,” we have never declared or paid cash dividends on our Class A common stock and do not anticipate paying any dividends on our Class A common stock in the foreseeable future. However, if we do make distributions on our Class A common stock, those payments will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a non-taxable return of capital and will first reduce a U.S. holder’s basis in our Class A common stock, but not below zero, and then any additional excess will be treated as gain from the sale of stock as described below under “—Gain or Loss on Disposition of Class A Common Stock.” Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied.

Gain or Loss on Disposition of Class A Common Stock

Upon the sale, exchange or other taxable disposition of our Class A common stock, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and such U.S. holder’s adjusted tax basis in such Class A common stock. This capital gain or loss will be long term capital gain or loss if the U.S. holder’s holding period in such Class A common stock is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Sale or Other Disposition or Exercise of Warrants

Upon the sale, exchange or other disposition of a Warrant (other than by exercise), a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. holder’s tax basis in the Warrant. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such Warrant is more than one year at the time of the sale, exchange or other disposition. The deductibility of capital losses is subject to certain limitations.

In general, a U.S. holder will not be required to recognize income, gain or loss upon exercise of a Warrant for its exercise price. A U.S. holder’s tax basis in Class A common stock received upon exercise of Warrants will be equal to the sum of (i) the U.S. holder’s tax basis in the Warrants exchanged therefor and (ii) the exercise price of such Warrants. A U.S. holder’s holding period in the Class A common stock received upon exercise will commence on the day after such U.S. holder exercises the Warrants. In certain limited circumstances, a U.S. holder may be permitted to undertake a cashless exercise of Warrants into our Class A common stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into our Class A common stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described above. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the Class A common stock received.

Lapse of Warrants

If a Warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to such U.S. holder’s tax basis in the Warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. holder’s holding period in such Warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Certain Adjustments to and Distributions on Warrants

Under Section 305 of the Code, an adjustment to the number of Class A common stock that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants (or in certain circumstances, there is a failure to make adjustments), may be treated as a constructive distribution to a U.S. holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our earnings and profits (as determined under U.S. federal income tax principles) or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Such distributions will constitute dividends to the extent deemed paid out of our current or accumulated earnings and profits, as discussed above under “Distributions.” U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the number of the Class A common stock that will be issued on the exercise of the Warrants or the exercise price of the Warrants.

In addition, if we were to make a distribution in cash or other property with respect to our Class A common stock after the issuance of the Warrants, then we may, in certain circumstances, make a corresponding distribution to holders of Warrants. The taxation of a distribution received with respect to a Warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. U.S. holders should consult their tax advisors regarding the proper treatment of distributions received with respect to Warrants.

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Backup Withholding and Information Reporting

In general, backup withholding and information reporting requirements may apply to payments on our Class A common stock or Warrants and to the receipt of proceeds on the sale, exchange or other taxable disposition of the Class A common stock or Warrants. Backup withholding (currently at a rate of 24%) may apply if a U.S. holder fails to furnish its taxpayer identification number, a U.S. holder fails to certify under penalties of perjury that such taxpayer identification number is correct and that such U.S. holder is not subject to backup withholding (generally on a properly completed and duly executed IRS Form W-9), the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends, or such U.S. holder otherwise fails to comply with the applicable requirements of the backup withholding rules.

Certain U.S. holders generally are not subject to backup withholding and information reporting requirements, provided that their exemptions from backup withholding and information reporting are properly established. Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. holder under the backup withholding rules generally will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is furnished to the IRS in a timely manner. U.S. holders should consult their tax advisors regarding the application of backup withholding, the availability of an exemption from backup withholding, and the procedure for obtaining such an exemption, if available.

Tax Considerations Applicable to Non-U.S. Holders

Distributions

As described in “Dividend Policy,” we have never declared or paid cash dividends on our Class A common stock and do not anticipate paying any dividends on our Class A common stock in the foreseeable future. However, if we do make distributions on our Class A common stock, those payments will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a non-taxable return of capital and will first reduce a non-U.S. holder’s basis in our Class A common stock, but not below zero, and then any excess will be treated as gain from the sale of stock as described below under “—Gain or Loss on Disposition of Class A Common Stock and Warrants.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or at such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us (or the applicable withholding agent) with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying under penalties of perjury that the non-U.S. holder is not a United States person and qualifies for the reduced rate. These forms may need to be periodically updated. A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

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Dividends received by a non-U.S. holder that are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.) are generally taxed in the same manner as dividends received by a U.S. holder (meaning such dividends will generally be exempt from the withholding tax described in the previous paragraph). In order to obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, dividends received by a non-U.S. holder that is a corporation that are effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may also be subject to an additional branch profits tax at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding other U.S. tax consequences of the acquisition, ownership and disposition of our Class A common stock, including the possible imposition of the branch profits tax.

Gain or Loss on Disposition of Class A Common Stock and Warrants

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock or Warrants unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.);

●	the non-U.S. holder is a non-resident alien individual who is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	We are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, whichever period is shorter, and the non-U.S. holder is not eligible for an exemption under an applicable income tax treaty.

Generally, a corporation is a “U.S. real property holding corporation” (“USRPHC”) if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we were or become a USRPHC, however, a non-U.S. holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of shares of our Class A common stock or Warrants by reason of our status as a USRPHC so long as (i) our Class A common stock is regularly traded on an established securities market during the calendar year in which such sale, exchange or other tax disposition of shares of our Class A common stock or Warrants occurs and (ii) such non-U.S. holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our Class A common stock at any time during the relevant period. Non-U.S. holders are urged to consult their tax advisors regarding the effect of holding Warrants on the calculation of such 5% threshold. No assurance can be provided that our Class A common stock will be regularly traded on an established securities market for purposes of the rules described above. Prospective investors are encouraged to consult their tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

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Non-U.S. holders described in the first bullet above will be required to pay tax on the net gain derived from the sale or other disposition under regular graduated U.S. federal income tax rates generally applicable to a United States person, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale or other disposition, which gain may generally be offset by U.S. source capital losses for the year (provided such non-U.S. holders have timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock or Warrants.

Exercise of Warrants

A non-U.S. holder generally will not recognize gain or loss on the exercise of a Warrant and the related receipt of Class A common stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into our Class A common stock is unclear. A non-U.S. holder should consult his, her, or its own tax advisor regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

Lapse of Warrants

Expiration of Warrants will be treated as if the non-U.S. holder sold or exchanged the Warrants and recognized a capital loss equal to the non-U.S. holder’s tax basis in the Warrants. However, a non-U.S. holder will not be able to utilize a loss recognized upon expiration of a Warrant against the non-U.S. holder’s U.S. federal income tax liability unless the loss is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the non-U.S. holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to and Distributions on Warrants

As discussed above under “-Tax Considerations Applicable to U.S. Holders-Distributions,” certain adjustments to the number of Class A common stock that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants (or certain failures to make adjustments), may be deemed to be the payment of a distribution with respect to the Warrants. Such a deemed distribution could be deemed to be the payment of a dividend to a non-U.S. holder to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. In the event of such a deemed dividend, we may be required to withhold tax from subsequent distributions of cash or property to non-U.S. holders. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the Warrants.

In addition, as discussed above under “-Tax Considerations Applicable to U.S. Holders- Certain Adjustments to and Distributions on Warrants,” the taxation of a distribution received with respect to a Warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. Non-U.S. holders should consult their tax advisors regarding the U.S. withholding tax and other U.S. tax consequences of distributions received with respect to Warrants.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of distributions (including constructive distributions) on our Class A common stock or Warrants paid to non-U.S. holders, their names and addresses and the amount of tax withheld, if any. A similar report will be sent to non-U.S. holders. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in a non-U.S. holder’s country of residence. Unless a non-U.S. holder complies with certification procedures to establish that the non-U.S. holder is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale, exchange or other disposition of our Class A common stock or Warrants to or through the U.S. office (and, in certain cases, the foreign office) of a broker.

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Payments of dividends (including constructive dividends) or of proceeds on the disposition of our Class A common stock or Warrants made to non-U.S. holders may be subject to information reporting and backup withholding at a current rate of 24% unless such non-U.S. holders establish an exemption, for example, by properly certifying their non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules generally will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided the required information is furnished to the IRS in a timely manner. Non-U.S. holders are urged to consult their tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance

Subject to the following paragraph, the Foreign Account Tax Compliance Act and the rules and regulations promulgated thereunder (collectively “FATCA”) imposes withholding tax at a rate of 30% on dividends (including constructive dividends) on and gross proceeds from the sale or other disposition of our Class A common stock or Warrants paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our Class A common stock or Warrants paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our Class A common stock or Warrants.

The U.S. Treasury Department has issued proposed Treasury Regulations that, if finalized in their present form, would eliminate withholding under FATCA with respect to payments of gross proceeds from a sale or other disposition of our Class A common stock or Warrants. In the preamble to such proposed Treasury Regulations, the Treasury Secretary stated that taxpayers may generally rely on the proposed Treasury Regulations until final regulations are issued.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Class A common stock or warrants, including the consequences of any proposed change in applicable laws.

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UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement, the underwriters named below, for whom Kingswood, a division of Kingswood Capital Partners, LLC (“Kingswood”), is acting as the representative, lead managing underwriter, book-runner and investment banker, have severally agreed to purchase, and we have agreed to sell to them, the number of our Units at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Units
Kingswood, a division of Kingswood Capital Partners, LLC

Total

The underwriters are offering the Units subject to their acceptance of the Units from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Units offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the Units offered by this prospectus if any such Units are taken. However, the underwriters are not required to take or pay for the Units covered by the underwriters’ option to purchase additional Units.

We have granted to the underwriters an option, exercisable for 45 days after the closing of the offering, to purchase up to 225,000 additional Units at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional Units as the number listed next to the underwriter’s name in the preceding table bears to the total number of Units listed next to the names of all underwriters in the preceding table.

The underwriters will offer the Units to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $     per Unit. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Discount, Commissions and Expenses

The underwriting discounts and commissions are equal to 8.5% of the initial public offering price set forth on the cover of this prospectus.

The following table shows the per Unit and total initial public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 225,000 additional Units.

	Per Unit	Total Without Exercise of Over-allotment Option	Total With Full Exercise of Over-allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (8.5%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We will also pay to the representative, by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to 0.8% of the gross proceeds received by us from the sale of our Units, excluding any Units sold to cover over-allotments.

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We paid an advance (the “Advance”) expense deposit of $70,000 to the representative for the representative’s anticipated out-of-pocket expenses. Any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We have agreed to reimburse the representative’s accountable expenses of the offering, up to $168,000 (inclusive of the Advance), including, but not limited to: (i) the legal and due diligence fees and expenses incurred by the representative; (ii) the reasonable cost for road show meetings and preparation of the roadshow presentation; and (iii) all reasonable travel and lodging expenses incurred by the representative in connection with the roadshow.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and commissions and non-accountable expense allowance, will be approximately $1,037,062, which includes a maximum aggregate reimbursement of $168,000 of representative’s accountable expenses.

Representative’s Unit Purchase Option

In addition to the foregoing, we have agreed to issue to the representative of the underwriters the Unit Purchase Option to purchase such number of Representative’s Units equal to 9% of the total number of Units sold in this offering (including any Units sold pursuant to the exercise of the over-allotment option) for $100, which option will expire five years from the date of this prospectus. The Unit Purchase Option shall have an exercise price equal to 125% of the offering price of the Units sold in this offering. Each Representative’s Unit will consist of one share of our Class A common stock and one Representative’s Warrant to purchase one share of our Class A common stock at an exercise price of $6.50 per share. The Representative’s Units may be exercised in cash or on a cashless basis, will be exercisable for five years from the date of this prospectus. The Unit Purchase Option and the underlying securities will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110. In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Unit Purchase Option nor any of the underlying securities may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities for a period of 180 days immediately following the commencement of sales of this offering. In addition, although the Unit Purchase Option and the underlying securities will be registered by the registration statement of which this prospectus forms a part, we have also agreed that the securities underlying the Unit Purchase Option will provide for registration rights in certain cases. The unlimited piggyback registration right provided will not be greater than five years from the commencement of sales of this offering in compliance with FINRA Rule 5110(g)(8).

We will bear all fees and expenses attendant to registering the Representative’s Unit and underlying securities. The Representative’s Units and underlying securities may be adjusted in certain circumstances, in accordance with FINRA Rule 5110(g)(8).

Representative’s Warrants

The Representative’s Warrants shall have an exercise price equal to $6.50 per share. The Representative’s Warrants may be exercised in cash or on a cashless basis, will be exercisable for five years and will terminate on the fifth anniversary of the date of this prospectus. The Representative’s Warrants shall not be redeemable. Furthermore, the Representative’s Warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110. In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Representative’s Warrants nor any of our shares issued upon exercise of the Representative’s Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities for a period of 180 days immediately following the commencement of sales of this offering. In addition, although the Representative’s Warrants and the underlying shares of Class A common stock will be registered by the registration statement of which this prospectus forms a part, we have also agreed that the Representative’s Warrants will provide for registration rights in certain cases. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the Representative’s Warrants. The unlimited piggyback registration right provided will not be greater than five years from the commencement of sales of this offering in compliance with FINRA Rule 5110(g)(8).

The exercise price and number of shares of Class A common stock issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances, in accordance with FINRA Rule 5110(g)(8).

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Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We, our officers, directors and certain holders of 5% or more of the outstanding securities have agreed, subject to certain exceptions, to a six month “lock-up” period from the closing date of this offering with respect to the Company’s outstanding shares of Class A common stock (or securities convertible or exercisable into shares of the Company’s Class A common stock) that they beneficially own. This means that, for a period of six months following the closing date of this offering, we and such persons may not offer, issue, sell, contract to sell, encumber pledge or otherwise dispose of such securities without the prior written consent of the representative (excluding the securities underlying currently outstanding options approved by Kingswood, the issuance of securities pursuant to our equity incentive plan, the establishment of and sale pursuant to any plan established in compliance with Rule 10b5-1 of the Exchange Act, and the issuance of any securities in connection with a strategic transaction).

Pricing of the Offering

Prior to this offering, there has been no public market for our securities. The initial public offering price of the Units has been negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of the Units, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of Units to selling group members for sale to their online brokerage account holders. The Units to be sold pursuant to Internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

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Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. Specifically, the underwriters may sell more Units than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our Class A common stock in this offering because such underwriter repurchases those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Class A common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Class A common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Class A common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Nasdaq Listing

We have applied to have our Class A common stock listed on The Nasdaq Capital Market under the symbol “SYRA.” We cannot guarantee that we will be successful in listing our Class A common stock on The Nasdaq Capital Market; however, we will not complete this offering unless we are so listed.

LEGAL MATTERS

The validity of the issuance of the Class A common stock offered by us in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. Ellenoff Grossman & Schole LLP, New York, New York has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The financial statements of Syra Health Corp. as of December 31, 2022 and 2021 included in this Registration Statement, of which this prospectus forms a part, have been so included in reliance on the report of M&K CPAS, PLLC, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Units offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our Units, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

Registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will be required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the website of the SEC referred to above.

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SYRA HEALTH CORP.

F-1

SYRA HEALTH CORP.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash	$36,449	$3,344
Accounts receivable, net	413,029	1,201,097
Other current assets	197,789	222,302
Total current assets	647,267	1,426,743

Deferred offering costs	919,602	596,118
Property and equipment, net	103,688	112,493
Right-of-use asset	124,612	184,288

Total assets	$1,795,169	$2,319,642

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$658,686	$432,388
Accounts payable, related parties	-	3,200
Accrued expenses	132,721	239,117
Current portion of operating lease liability, related party	124,612	121,089
Revolving line of credit	300,154	750,551
Total current liabilities	1,216,173	1,546,345

Operating lease liability, related party	-	63,199
Convertible notes payable	1,455,000	-

Total liabilities	2,671,173	1,609,544

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares designated, issued and outstanding	-	-
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 3,527,102 and 3,568,769 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	3,527	3,569
Convertible class B common stock, $0.001 par value, 5,000,000 shares authorized, 833,334 shares issued and outstanding	833	833
Additional paid-in capital	2,834,940	2,832,308
Accumulated deficit	(3,715,304)	(2,126,612)
Total stockholders’ equity (deficit)	(876,004)	710,098

Total liabilities and stockholders’ equity (deficit)	$1,795,169	$2,319,642

See accompanying notes to condensed financial statements.

F-2

SYRA HEALTH CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net revenues:
Healthcare staffing services	$870,132	$1,087,013	$1,982,702	$1,918,688
Medical communication services	109,116	105,637	184,897	219,311
Net revenues	979,248	1,192,650	2,167,599	2,137,999
Cost of services	851,089	1,083,084	1,892,284	1,780,972
Gross profit	128,159	109,566	275,315	357,027

Operating expenses:
Salaries and benefits	562,619	343,964	1,020,364	569,856
Professional services	128,844	218,404	365,504	708,840
Selling, general and administrative expenses	208,357	168,474	423,820	219,575
Depreciation	12,293	596	24,056	911
Total operating expenses	912,113	731,438	1,833,744	1,499,182

Operating loss	(783,954)	(621,872)	(1,558,429)	(1,142,155)

Other income (expense):
Interest income	4	19	6	19
Interest expense	(18,850)	(5,556)	(30,269)	(8,862)
Total other income (expense)	(18,846)	(5,537)	(30,263)	(8,843)

Net loss	$(802,800)	$(627,409)	$(1,588,692)	$(1,150,998)

Weighted average common shares outstanding - basic and diluted	4,378,751	2,490,575	4,390,363	1,666,533
Net loss per common share - basic and diluted	$(0.18)	$(0.25)	$(0.36)	$(0.69)

See accompanying notes to condensed financial statements.

F-3

SYRA HEALTH CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	For the Three Months Ended June 30, 2023
			Class A		Convertible Class B		Additional			Total Stockholders’
	Preferred Stock		Common Stock		Common Stock		Paid-in	Subscriptions	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	(Deficit)

Balance, March 31, 2023	-	$-	3,568,769	$3,569	833,334	$833	$2,833,675	$-	$(2,912,504)	$(74,427)

Cancellation of Class A common stock	-	-	(41,667)	(42)	-	-	42	-	-	-

Class A common stock options issued for services	-	-	-	-	-	-	1,223	-	-	1,223

Net loss	-	-	-	-	-	-	-	-	(802,800)	(802,800)

Balance, June 30, 2023	-	$-	3,527,102	$3,527	833,334	$833	$2,834,940	$-	$(3,715,304)	$(876,004)

	For the Three Months Ended June 30, 2022
			Class A		Convertible Class B		Additional			Total Stockholders’
	Preferred Stock		Common Stock		Common Stock		Paid-in	Subscriptions	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	(Deficit)

Balance, March 31, 2022	-	$-	-	$-	833,334	$833	$467	$1,450,000	$(532,036)	$919,264

Class A common stock sold for cash, 1,047,927 shares	-	-	3,257,500	3,258	-	-	2,254,242	(1,449,920)	-	807,580

Class A common stock awarded for services, 50,001 shares	-	-	-	-	-	-	-	60,000	-	60,000

Net loss	-	-	-	-	-	-	-	-	(627,409)	(627,409)

Balance, June 30, 2022	-	$-	3,257,500	$3,258	833,334	$833	$2,254,709	$60,080	$(1,159,445)	$1,159,435

F-4

	For the Six Months Ended June 30, 2023
			Class A		Convertible Class B		Additional			Total Stockholders’
	Preferred Stock		Common Stock		Common Stock		Paid-in	Subscriptions	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	(Deficit)

Balance, December 31, 2022	-	$-	3,568,769	$3,569	833,334	$833	$2,832,308	$-	$(2,126,612)	$710,098

Cancellation of Class A common stock	-	-	(41,667)	(42)	-	-	42	-	-	-

Class A common stock options issued for services	-	-	-	-	-	-	2,590	-	-	2,590

Net loss	-	-	-	-	-	-	-	-	(1,588,692)	(1,588,692)

Balance, June 30, 2023	-	$-	3,527,102	$3,527	833,334	$833	$2,834,940	$-	$(3,715,304)	$(876,004)

	For the Six Months Ended June 30, 2022
			Class A		Convertible Class B		Additional			Total Stockholders’
	Preferred Stock		Common Stock		Common Stock		Paid-in	Subscriptions	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	(Deficit)

Balance, December 31, 2021	-	$-	-	$-	833,334	$833	$467	$-	$(8,447)	$(7,147)

Class A common stock sold for cash, 2,714,600 shares	-	-	2,714,600	2,715	-	-	2,254,784	(449,920)	-	1,807,579

Class A common stock issued for services, 800,002 shares	-	-	-	-	-	-	-	510,000	-	510,000

Net loss	-	-	-	-	-	-	-	-	(1,150,998)	(1,150,998)

Balance, June 30, 2022	-	$-	2,714,600	$2,715	833,334	$833	$2,255,251	$60,080	$(1,159,445)	$1,159,434

See accompanying notes to condensed financial statements.

F-5

SYRA HEALTH CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,588,692)	$(1,150,998)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash lease expense	59,676	37,575
Bad debts expense	9,922	-
Depreciation	24,056	911
Amortization of debt discounts	-	6,155
Common stock issued for services	-	510,000
Stock-based compensation, stock options	2,590	-
Decrease (increase) in assets:
Accounts receivable	778,146	(548,247)
Other current assets	24,513	(162,736)
Increase (decrease) in liabilities:
Accounts payable	226,298	220,863
Accounts payable, related parties	(3,200)	(85,618)
Accrued expenses	(106,396)	583,216
Operating lease liability	(59,676)	(37,575)
Net cash used in operating activities	(632,763)	(626,454)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(15,251)	(12,406)
Net cash used in investing activities	(15,251)	(12,406)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on deferred offering costs	(323,484)	(297,257)
Proceeds received on sale of Class A common stock	-	1,807,580
Proceeds received from line of credit	300,000	513,322
Repayments on line of credit	(750,397)	(266,763)
Advances received from related party	-	94,000
Repayments on advances from related party	-	(288,200)
Proceeds received from convertible notes payable	1,455,000	-
Net cash provided by financing activities	681,119	1,562,682

NET CHANGE IN CASH AND CASH EQUIVALENTS	33,105	923,822
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,344	100,012
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$36,449	$1,023,834

SUPPLEMENTAL INFORMATION:
Interest paid	$18,000	$2,448
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Initial recognition of right-of-use asset and lease liability	$-	$131,187

See accompanying notes to condensed financial statements.

F-6

SYRA HEALTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 1 – Nature of Business and Significant Accounting Policies

Nature of Business

Syra Health Corp. (“Syra” or the “Company”) was incorporated in the state of Indiana on November 20, 2020 to provide workforce staffing solutions, health education and healthcare research consulting services to mental health hospitals and organizations, including government agencies, integrated health networks, managed care entities and pharmaceutical manufacturers. On March 11, 2022, the Company redomiciled to Delaware. The Company’s corporate office is located in Carmel, Indiana.

On various dates from January through April 2023, the Company entered into subscription agreements with accredited investors pursuant to which it issued convertible promissory notes in the aggregate principal amount of $1,455,000. The notes mature on various dates between July 10, 2024 and October 7, 2024, and accrue interest at 2% per annum. The holders may convert the principal amount of the notes together with accrued interest thereon at any time prior to the earlier of the maturity date and the effectiveness of the registration statement relating to the Company’s initial public offering at a conversion price of $6.00 per share. Upon the closing of an initial public offering, the notes together with accrued interest thereon shall automatically convert into the Company’s Class A common stock at a conversion price per share equal to 80% of the initial public offering price.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules of the Securities and Exchange Commission (“SEC”).

The unaudited condensed financial statements of the Company and the accompanying notes included in this registration statement are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the condensed financial statements have been included. Such adjustments are of a normal, recurring nature. The condensed financial statements, and the accompanying notes, are prepared in accordance with U.S. GAAP and do not contain certain information included in the Company’s audited financial statements for the fiscal year ended December 31, 2022. The interim condensed financial statements should be read in conjunction with the audited financial statements, as included within this registration statement. Results for the interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year.

Reverse Stock Split

On August 28, 2023, the Company effectuated a 1-for-1.2 reverse stock split of its issued and outstanding common stock and common stock equivalents. All issued and outstanding shares of common stock and common stock equivalents and per share data have been adjusted in these condensed financial statements, on a retrospective basis, to reflect the reverse stock split for all periods presented. Neither the authorized shares of common stock, nor the par value of the common stock were adjusted as a result of the reverse stock split.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Credit Risk

The Company maintains cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 under current regulations. The Company did not have any cash in excess of FDIC insured limits at June 30, 2023. The Company has not experienced any losses in such accounts.

F-7

SYRA HEALTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) 820 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

-	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
-	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
-	Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The carrying value of the Company’s financial assets and liabilities, such as cash, accounts receivable and accounts payable are estimated by management to approximate fair value primarily due to the short-term nature of the instruments. The Company’s advances from related party approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at June 30, 2023 and December 31, 2022.

Cash and Cash Equivalents

Cash equivalents include money market accounts which have maturities of three months or less when acquired. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Cash equivalents are stated at cost plus accrued interest, which approximates market value. There were no cash equivalents on hand at June 30, 2023 and December 31, 2022.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition. The Company had an allowance of $5,520 and $4,533 at June 30, 2023 and December 31, 2022, respectively.

Deferred Offering Costs

Deferred offering costs related to the Company’s initial public offering (“IPO”) consist principally of professional fees, legal and accounting, and other costs such as printing, and registration costs incurred in connection with the planned IPO of the Company and the sale of its Class A common stock. During the six months ended June 30, 2023, the Company incurred $323,484 of costs, directly attributable to its proposed IPO, which along with the $596,118 of costs incurred during the year ended December 31, 2022, have been deferred and recorded on the Company’s balance sheet. Such costs are deferred until the closing of the IPO, at which time the deferred costs will be offset against the proceeds from the IPO. In the event the IPO is unsuccessful or aborted, the costs will be expensed.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. The cost of office equipment is depreciated using the straight-line method based on a five-year life expectancy.

Repairs and maintenance expenditures are charged to operations as incurred. Major improvements and replacements, which extend the useful life of an asset, are capitalized and depreciated over the remaining estimated useful life of the asset. When assets are retired or sold, the cost and related accumulated depreciation are eliminated and any resulting gain or loss is reflected in operations.

Impairment of Long-Lived Assets

In accordance with the provisions of ASC Topic 360, “Impairment or Disposal of Long-Lived Assets”, all long-lived assets such as property and equipment held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

F-8

SYRA HEALTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Leases

The Company accounts for its leases under ASC 842 - Leases. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of obligations under operating leases, and obligations under operating leases, non-current on the Company’s balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date, adjusted by the deferred rent liabilities at the adoption date. As the Company’s lease does not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. The Company’s terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires annual and interim reporting for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation.

The Company accounts for revenues when both parties to the contract have approved the contract, the rights and obligations of the parties are identified, payment terms are identified, and collectability of consideration is probable. Payment terms vary by client and the services offered.

The Company has two main forms of revenue – healthcare staffing services revenue and medical communication services revenue. The Company primarily provides healthcare staffing services to state mental health agencies, and its medical communication services revenue is primarily comprised of contracted data analysis and medical writing services to state agencies and universities. Healthcare staffing services and medical communication services revenue are both accounted for as a single performance obligation satisfied over time because the customer simultaneously receives and consumes the benefits of the Company’s performance on an hourly or daily basis. The contracts stipulate bi-weekly or monthly billing, and the Company has elected the “as invoiced” practical expedient to recognize revenue based on the hours incurred at the contractual rate as the Company has the right to payment in an amount that corresponds directly with the value of performance completed to date. The medical communication contracts also contain certain additional performance obligations that contain single performance obligations that are satisfied when services are rendered. The Company may also be subject to penalties for violations of certain ethical standards and non-performance measures within these state contracts. The Company recognizes revenue net of estimated penalties. Revenue during the six months ended June 30, 2023 and 2022 was comprised of $1,982,702 and $1,918,688 of healthcare staffing services revenue and $184,897 and $219,311 of medical communication services revenue, respectively.

F-9

SYRA HEALTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Cost of Services

The cost of services includes wages and related payroll taxes, employee benefits and certain other employee-related costs of the Company’s contract service employees, while the employees work on contract assignments.

Significant Concentrations

The majority of accounts receivable and revenue contracts are between the Company and different divisions within the Indiana Family and Social Services Administration (“FSSA”). Most contracts require monthly payments as the projects progress. The Company generally does not require collateral or advance payments. For the six months ended June 30, 2023 and 2022, FSSA accounted for approximately 98.0% and 96.7% of revenues, respectively, which was derived through a combination of divisions within the State of Indiana, including the FSSA-NeuroDiagnostic Institute, representing $1,952,243 and $1,895,132 of the Company’s clinical staffing services for the six months ended June 30, 2023 and 2022, respectively, and the FSSA-Division of Mental Health and Addiction, representing $172,000 and $173,000 of the Company’s medical communication services revenues for the six months ended June 30, 2023 and 2022, respectively. In addition, the combined divisions of the FSSA represented 88.3% and 97.1% of the Company’s accounts receivable at June 30, 2023 and 2022, respectively.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees and non-employees in accordance with the provisions of ASC 718 Stock Compensation (“ASC 718”). All transactions in which the consideration provided in exchange for the purchase of goods or services consists of the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Basic and Diluted Loss Per Share

Basic earnings per share (“EPS”) are computed by dividing net income (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Weighted average shares for basic EPS are calculated based on weighted average Class B shares outstanding. Diluted EPS is computed by dividing net income by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period. Potential common shares include stock options, warrants, conversion of Class B shares and restricted stock. The number of potential common shares outstanding relating to stock options, warrants, conversion of Class B shares and restricted stock is computed using the treasury stock method. For the periods presented, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards Board (“FASB”) ASC 740 Income Taxes (“ASC 740”), which requires use of the liability method. FASB ASC 740-10-25 provides that deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not, that such asset will not be recovered through future operations.

F-10

SYRA HEALTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Uncertain Tax Positions

In accordance with ASC 740, the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be capable of withstanding examination by the taxing authorities based on the technical merits of the position. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Various taxing authorities may periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. The Company has not yet undergone an examination by any taxing authorities. The Company recognizes interest and penalties related to uncertain tax positions, if any, as an income tax expense.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

Recent Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB that are adopted by the Company as of the specified effective date.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 2 –Going Concern

As shown in the accompanying condensed financial statements as of June 30, 2023, the Company has incurred recurring losses from operations resulting in an accumulated deficit of $3,715,304, and had cash on hand of $36,449, and negative working capital of $568,906. The Company is too early in its development stage to project future revenue levels, and may not be able to generate sufficient funds to sustain its operations for the next twelve months. Accordingly, the Company may need to raise additional cash to fund its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

In the event sales do not materialize at the expected rates, management would seek additional financing and would attempt to conserve cash by further reducing expenses. There can be no assurance that the Company will be successful in achieving these objectives. Therefore, without sufficient financing it would be unlikely that the Company would continue as a going concern.

The condensed financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. The condensed financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s ability to scale production and distribution capabilities and further increase the value of its brands is largely dependent on its success in raising additional capital.

Note 3 – Related Party Transactions

Office Lease

As disclosed in Note 10, the Company leases its current corporate headquarters under a three-year lease from STVentures, LLC (“STVentures”), an entity beneficially owned by the principal owners and the management team of Syra and their affiliates. The lease commenced on July 1, 2021 and, as amended on May 1, 2022, provides for a base monthly rent of $10,711 over the three-year term of the lease. A total of $64,263 and $42,749 was included in selling, general and administrative expenses for the six months ended June 30, 2023 and 2022, respectively.

F-11

SYRA HEALTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Information Technology (“IT”) Services

The Company incurred a total of $3,320 and $13,591 of services from RAD CUBE LLC, which is an entity beneficially owned by the principal owners and the management team of Syra and their affiliates, for outsourced IT services which have been presented within selling, general and administrative expenses in the statements of operations during the six months ended June 30, 2023 and 2022, respectively.

Recruitment and Human Resource Services

The Company paid a total of $169,079 and $44,895 for recruitment and human resource services from NLogix, which is an entity beneficially owned by the principal owners and the management team of Syra and their affiliates, which have been presented within cost of sales in the statements of operations during the six months ended June 30, 2023 and 2022, respectively.

Note 4 – Basic and Diluted Earnings per Share

During the six months ended June 30, 2023, the Company used the two-class method to compute net loss per common share because it had issued securities, other than a single class of common stock, that contractually entitled the holders to participate in dividends and earnings. These participating securities included the Company’s Class A common stock, which was authorized pursuant to the Company’s amendment to its Certificate of Incorporation on May 2, 2022, and convertible Class B common stock which are entitled to share equally, on a per share basis, in all assets of the Company of whatever kind available for distribution to the holders of common stock. The two-class method requires earnings for the period to be allocated between common stock and participating securities based upon their respective rights to receive distributed and undistributed earnings.

Under the two-class method, for periods with net income, basic net income per common share is computed by dividing the net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income attributable to common stockholders is computed by subtracting from net income the portion of current period earnings that the participating securities would have been entitled to receive pursuant to their dividend rights had all of the period’s earnings been distributed. No such adjustment to earnings is made during periods with a net loss, as the holders of the participating securities have no obligation to fund losses.

Diluted net income per common share is computed under the two-class method by using the weighted average number of shares of common stock outstanding, plus, for periods with net income attributable to common stockholders, the potential dilutive effects of stock options, warrants, conversion of Class B shares and restricted stock. When net income is recognized, the Company analyzes the potential dilutive effect of any outstanding dilutive securities under the “if-converted” method and treasury-stock method when calculating diluted earnings per share, in which it is assumed that the outstanding participating securities convert into common stock at the beginning of the period or date of issuance, if later. The Company reports the more dilutive of the approaches (two-class or “if-converted”) as its diluted net income per share during the period. For the periods presented, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

F-12

SYRA HEALTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 5 – Other Current Assets

Other current assets included the following as of June 30, 2023 and December 31, 2022:

	June 30,	December 31,
	2023	2022
ERTC tax credit receivable (1)	$100,000	$-
EDGE tax credit receivable (2)	-	116,361
Federal and state income tax receivable	23,069	28,734
Prepaid insurance	39,256	20,040
Prepaid rent	-	10,711
Prepaid licensing and office fees	28,834	16,456
Retainers paid on professional services	6,630	30,000
Total other current assets	$197,789	$222,302

(1) A federal refundable payroll tax credit, called the Employee Retention Tax Credit (“ERTC”) Tax Credit, which provides a credit to businesses who kept employees, or were negatively impacted, during the COVID-19 pandemic.

(2) A refundable corporate income tax credit from the State of Indiana, called the Economic Development for a Growing Economy (“EDGE”) Tax Credit, which provides an incentive to businesses to support jobs creation, capital investment and to improve the standard of living for Indiana residents.

Note 6 – Property and Equipment

Property and equipment at June 30, 2023 and December 31, 2022, consisted of the following:

	June 30,	December 31,
	2023	2022
Office equipment	$142,800	$127,549
Less: Accumulated depreciation	(39,112)	(15,056)
Total property and equipment, net	$103,688	$112,493

Depreciation of property and equipment was $24,056 and $911 for the six months ended June 30, 2023 and 2022, respectively.

Note 7 – Accrued Expenses

Accrued expenses at June 30, 2023 and December 31, 2022, consisted of the following:

	June 30,	December 31,
	2023	2022
Accrued payroll and taxes	$103,348	$212,660
Accrued retirement contributions	14,298	4,874
Accrued franchise taxes	-	18,777
Accrued interest	15,075	2,806
Total accrued expenses	$132,721	$239,117

The Company provides postretirement benefits pursuant to IRS code section 401(k) for employees meeting specified criteria. The Company matches 100% of the employees’ contributions that are not in excess of 4% of the employee’s contributions. These matching contributions are fully vested and paid pursuant to the employees’ bi-weekly or semi-monthly pay periods. The Company does not prefund these benefits and has the right to modify or terminate certain of these benefits in the future. For the six months ended June 30, 2023, the Company incurred $45,219 of IRA contribution expenses pursuant to the Company’s matching contributions, including $5,105, as accrued at June 30, 2023.

F-13

SYRA HEALTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 8 – Lease

The Company leases its current corporate headquarters under a three-year lease from STVentures, a related party. The lease, as amended on May 1, 2022 to expand its office space from 2,976 square feet to approximately 5,978 square feet, commenced on July 1, 2021, and provides for a base monthly rent of $10,711, as increased from $5,332 per month, over the three-year term of the lease. The Company is occupying the space for executive and administrative offices. Rent expense for the six months ended June 30, 2023 and 2022 was $64,263 and $42,749, respectively, which is included in selling, general and administrative expenses within the statements of operations.

The components of lease expense were as follows:

	For the Six Months Ended
	June 30,
	2023	2022
Operating lease cost:
Amortization of ROU asset	$59,676	$37,575
Interest on lease liability	4,587	5,174
Total operating lease cost	$64,263	$42,749

Supplemental balance sheet information related to leases was as follows:

	June 30,	December 31,
	2023	2022
Operating lease:
Operating lease assets	$124,612	$184,288

Current portion of operating lease liability, related party	$124,612	121,089
Noncurrent operating lease liability, related party	-	63,199
Total operating lease liability	$124,612	$184,288

Weighted average remaining lease term:
Operating leases	1 year	1.5 years

Weighted average discount rate:
Operating lease	5.75%	5.75%

Supplemental cash flow and other information related to operating leases was as follows:

	For the Six Months Ended
	June 30,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used for operating leases	$59,676	$37,575

Future minimum annual lease payments required under the operating lease and the present value of the net minimum lease payments are as follows at June 30, 2023:

For the Year	Minimum Lease
Ended December 31:	Commitments
2023 (for the six months remaining)	$64,263
2024	64,263
128,526
Amount representing interest	$(3,914)
Present value of net future minimum lease payments	124,612
Less current portion	(124,612)
Operating lease liability, related party, long term	$-

F-14

SYRA HEALTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 9 – Line of Credit

On February 7, 2022, the Company entered into a business loan agreement (as amended, the “loan agreement”) with Citizens State Bank of New Castle pursuant to which it originally received a revolving line of credit of up to $1,500,000 which was subsequently amended to $800,000 (as amended, the “Revolving Line of Credit”). Pursuant to the terms of the Revolving Line of Credit, the outstanding balance shall not exceed 75% of the Company’s outstanding accounts receivable due from the State of Indiana aged more than 90 days together with all other accounts receivable aged less than 90 days. The Revolving Line of Credit was to terminate on December 31, 2022, unless extended pursuant to the terms thereof. The Company received extensions on the Revolving Line of Credit such that it will now terminate on October 24, 2023; however, no further advances are available under the Revolving Line of Credit. In the event of a default, all commitments and obligations pursuant to the Revolving Line of Credit will terminate immediately and, at Citizens State Bank of New Castle’s request, all Indebtedness (as defined in the loan agreement) shall become immediately due and payable. Advances on the Revolving Line of Credit are pursuant to a promissory note dated February 7, 2022 which accrues interest at a variable rate of 1.5% above the national prime interest rate as quoted in the Wall Street Journal, not to be less than 4.75% per annum or more than 21% per annum or the maximum rate allowed by law. Interest shall increase by an 2.0% in the event of a default. Pursuant to the promissory note, the Company has been required to pay monthly payments of unpaid interest since March 7, 2022. The Company may prepay all or a portion of the amount due prior to the date upon which it is due without any penalty. In connection with the Revolving Line of Credit, the Company entered into a commercial security agreement with Citizens State Bank of New Castle dated February 7, 2022, pursuant to which it granted Citizens State Bank of New Castle a security interest in the Collateral (as defined in the commercial security agreement) to secure the Indebtedness (as defined in the commercial security agreement). During the six months ended June 30, 2023, the Company received proceeds of $300,000 and repaid total advances of $750,397. In addition, the Company paid an underwriting fee of $14,076 on February 7, 2022, which was amortized over the original life of the line of credit using the straight-line method, which approximated the effective interest method. The balance of the line of credit was $300,154 and $750,551 at June 30, 2023 and December 31, 2022, respectively.

Note 10 – Convertible Notes Payable

On various dates from January through April 7, 2023, the Company entered into subscription agreements with accredited investors pursuant to which it issued convertible promissory notes in the aggregate principal amount of $1,455,000. The notes mature on various dates between July 10, 2024 and October 7, 2024, accrue interest at 2% per annum and may be prepaid by the Company at any time without any penalties. The holders may convert the principal amount of the notes together with accrued interest thereon at any time prior to the earlier of the maturity date and the effectiveness of the registration statement relating to the Company’s initial public offering at a conversion price of $6.00 per share. Upon the closing of the Next Equity Financing (as defined herein), the principal amount of the notes together with accrued interest thereon shall automatically convert into such number of shares of the Company’s Class A common stock determined by dividing (x) the outstanding principal balance and unpaid accrued interest of the notes on the date of conversion by (y) the price per share equal to the product of the price per Equity Security (as defined in the notes) sold in the Next Equity Financing multiplied by 80%. “Next Equity Financing” means an initial public offering by the Company of its Equity Securities pursuant to which such Equity Securities are listed on a national securities exchange. In addition, if prior to the maturity date of the notes, the notes remains outstanding, then in the event of a Corporate Transaction (as defined in the notes), the holder of each note may elect to convert the outstanding principal balance and unpaid accrued interest of each note, subject to the terms and conditions contained in the note, into Conversion Shares (as defined in the notes) immediately prior to the closing of such Corporate Transaction based upon a conversion price equal to the lesser of (i) the Corporate Transaction Price (as defined in the notes) or (ii) the quotient resulting from dividing (x) the Valuation Cap (as defined in the notes) by (y) the fully diluted capitalization immediately prior to the closing of the Corporate Transactions.

The Company recognized interest expense for the six months ended June 30, 2023 and 2022, as follows:

	June 30,	June 30,
	2023	2022

Interest on line of credit	$17,532	$2,669
Finance fee on line of credit extension	2,750	-
Amortization of underwriting fee on line of credit	-	6,155
Interest on convertible notes	9,886	-
Interest on credit card debt	101	38
Total interest expense	$30,269	$8,862

F-15

SYRA HEALTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 11 – Commitments and Contingencies

On July 18, 2022, the Company entered into an agreement, as amended, with the representative of the underwriters with respect to the IPO providing for the payment of up to $160,000 of accountable expenses. In addition, the representative of the underwriters shall be entitled to cash commission equal to 8.5% of the gross proceeds of the IPO, a non-accountable expense equal 0.8% of the gross proceeds of the IPO, excluding any securities sold to cover over-allotments, and a unit purchase option (the “Unit Purchase Option”) to purchase such number of units (the “Representative’s Units”) equal to 9% of the total number of Units sold in this offering (including any Units sold pursuant to the exercise of the over-allotment option) for $100, which option will expire five years from the date of the IPO prospectus. The Unit Purchase Option shall have an exercise price equal to 125% of the offering price of the Units sold in the IPO. Each Representative’s Unit will consist of one share of the Company’s Class A common stock and one Representative’s Warrant to purchase one share of the Company’s Class A common stock at an exercise price of $6.50 per share, contingent upon closing of the Company’s IPO.

Note 12 – Changes in Stockholders’ Equity (Deficit)

Class A Common Stock

The Company has 100,000,000 authorized shares of $0.001 par value Class A common stock, and 3,527,102 shares were issued and outstanding as of June 30, 2023.

Cancellation of Class A Common Stock

On May 10, 2023, a stockholder voluntarily surrendered 41,667 shares of Class A common stock, which were subsequently cancelled. As a result, the Company currently has 3,527,102 shares of Class A common stock outstanding.

Convertible Class B Common Stock

The Company has 5,000,000 authorized shares of $0.001 par value convertible Class B common stock, and had 833,334 shares issued and outstanding as of June 30, 2023, as retrospectively applied, pursuant to the Company’s subsequent recapitalization in 2022 and effective as of May 3, 2022, whereby the founders exchanged their 83,334 Founders Shares for 833,334 shares of convertible Class B common stock.

Amendment to Certificate of Incorporation

On May 2, 2022, the Company filed an Amended and Restated Certificate of Incorporation that was subsequently amended on October 6, 2022 and May 30, 2023 to authorize the following:

●	100,000,000 shares of Class A common stock with a par value of $0.001 per share;
●	5,000,000 shares of convertible Class B common stock with a par value of $0.001 per share; and
●	10,000,000 shares of “blank check” preferred stock with a par value of $0.001 per share.

Liquidation rights: In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, the holders of Class A common stock and the holders of convertible Class B common stock shall be entitled to share equally, on a per share basis, in all assets of the Company of whatever kind available for distribution to the holders of common stock.

Voting: The holders of the Class A common stock and the holders of the convertible Class B common stock shall at all times vote together as one class on all matters, including the election of directors, submitted to a vote or for the consent of the stockholders of the Company. Each holder of shares of convertible Class B common stock shall be entitled to 16.5 votes for each share of convertible Class B common stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company. Each holder of shares of Class A common stock shall be entitled to one vote for each share of Class A common stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

Conversion: Each share of convertible Class B common Stock was also convertible into 16.5 fully paid and nonassessable shares of Class A common stock. On October 6, 2022, the Company’s Amended and Restated Certificate of Incorporation was amended to change the conversion ratio from 16.5 shares to 10 shares of Class A common stock. The voting rights remain unchanged.

The voting powers, conversion features, if any, designations, preferences, limitations, restrictions and other rights of each series of preferred stock shall be prescribed by resolution of the Board of Directors at the time a specific series of preferred stock is designated. None of the preferred shares have been designated or issued to date.

F-16

SYRA HEALTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 13 – Common Stock Options

Omnibus Equity Incentive Plan

On April 11, 2022, the Company’s board of directors adopted, and the Company’s stockholders approved, the Syra Health Corp. 2022 Omnibus Equity Incentive Plan, as amended on April 19, 2023 (as amended, the “2022 Plan”). No more than 1,041,667 shares of the Company’s Class A common stock shall be issued pursuant to the exercise of incentive stock options under the 2022 Plan. There were options to purchase 18,335 shares of Class A common stock, exercisable at $1.20 per share, with a weighted average remaining contractual life of 9.08 years, outstanding as of June 30, 2023.

Cancellation of Common Stock Options

On April 11, 2023, options to purchase 5,000 shares of Class A common stock at an exercise price of $1.20 per share were cancelled as a result of the termination of an employee.

Note 14 – Income Taxes

The Company accounts for income taxes under FASB ASC 740-10, which requires use of the liability method. FASB ASC 740-10-25 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

For the six months ended June 30, 2023 and the year ended December 31, 2022, the Company incurred a net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At June 30, 2023, the Company had approximately $3,439,000 of federal net operating losses. Under the Tax Cuts and Jobs Act of 2017, the net operating loss carry forwards can be carried forward indefinitely, however the deductions are limited to 80% of taxable income.

Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at June 30, 2023 and December 31, 2022.

In accordance with FASB ASC 740, the Company has evaluated its tax positions and determined there are no uncertain tax positions.

F-17

SYRA HEALTH CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 15 – Subsequent Events

The Company evaluates events that have occurred after the balance sheet date through the date these financial statements were issued.

Amendment to Certificate of Incorporation

On August 28, 2023, the Company effectuated a 1-for-1.2 reverse stock split of its outstanding common stock and common stock equivalents. All issued and outstanding shares of common stock and common stock equivalents and per share data have been adjusted in these condensed financial statements, on a retrospective basis, to reflect the reverse stock split for all periods presented. Neither the authorized shares of common stock, nor the par value of the common stock were adjusted as a result of the reverse stock split.

Advances Received from Related Party

On various dates from July 11, 2023 through August 23, 2023, Sahasra Technologies Corp., doing business as STLogics, which is an entity beneficially owned by the principal owners and management team of Syra, made short term, non-interest bearing advances due upon demand to the Company, of which an aggregate $805,010 advanced and the Company repaid an aggregate $400,000 of principal on these advances, resulting in a net amount owed of $405,010.

Line of Credit Extension

On August 24, 2023, Citizens State Bank of New Castle extended the Company’s maturity date on its Revolving Line of Credit to now terminate on October 24, 2023, with no further advances available.

F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Syra Health Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Syra Health Corp. (the “Company”) as of December 31, 2022 and 2021 and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2022 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had a cash balance of $3,344, negative working capital of $119,602 and an accumulated deficit of $2,126,612 since inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of the 2021 Financial Statements

As discussed in Note 3 to the financial statements, the accompanying 2021 financial statements have been restated to correct a misstatement.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audits of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Due to the net loss for the year, the Company evaluated the need for a going concern.

Auditing management’s evaluation of a going concern can be a significant judgement given the fact that the Company uses management estimates on future revenues and expenses which are not able to be substantiated.

As discussed in Note 2, the Company has a going concern due to its insufficient cash balance, negative working capital, and accumulated net losses during the years ended December 31, 2022 and 2021.

To evaluate the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2022.

Houston, TX

May 3, 2023 (Except for Note 3 for which the date is June 12, 2023 and Note 12 for which the date is September 5, 2023)

F-19

SYRA HEALTH CORP.

BALANCE SHEETS

	December 31,	December 31,
	2022	2021
		(Restated)
ASSETS

Current assets:
Cash	$3,344	$100,012
Accounts receivable, net	1,201,097	260,627
Other current assets	222,302	21,504
Total current assets	1,426,743	382,143

Deferred offering costs	596,118	-
Property and equipment, net	112,493	6,082
Right-of-use asset	184,288	148,664

Total assets	$2,319,642	$536,889

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$432,388	$40,112
Accounts payable, related parties	3,200	85,618
Accrued expenses	239,117	75,442
Advances from related party	-	194,200
Current portion of operating lease liability, related party	121,089	56,920
Revolving line of credit	750,551	-
Total current liabilities	1,546,345	452,292

Operating lease liability, related party	63,199	91,744

Total liabilities	1,609,544	544,036

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 1,000,000 shares authorized, no shares designated, issued and outstanding	-	-
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 3,568,769 and -0- shares issued and outstanding at December 31, 2022 and 2021, respectively	3,569	-
Convertible class B common stock, $0.001 par value, 5,000,000 shares authorized, 833,334 shares issued and outstanding	833	833
Additional paid-in capital	2,831,427	467
Accumulated deficit	(2,126,612)	(8,447)
Total stockholders’ equity (deficit)	710,098	(7,147)

Total liabilities and stockholders’ equity (deficit)	$2,319,642	$536,889

The accompanying notes are an integral part of these financial statements.

F-20

SYRA HEALTH CORP.

STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2022	2021
		(Restated)
Net revenues:
Healthcare staffing services	$5,261,870	$1,245,413
Medical communication services	355,836	164,563
Net revenues	5,617,706	1,409,976
Cost of services	4,555,924	979,622
Gross profit	1,061,782	430,354

Operating expenses:
Salaries and benefits	1,524,971	235,802
Professional services	1,035,902	94,964
Selling, general and administrative expenses	575,755	102,661
Depreciation	14,849	207
Total operating expenses	3,151,477	433,634

Operating loss	(2,089,695)	(3,280)

Other income (expense):
Interest income	63	-
Interest expense	(28,533)	-
Total other income (expense)	(28,470)	-

Net loss	$(2,118,165)	$(3,280)

Weighted average common shares outstanding – basic and diluted	3,041,085	833,334
Net loss per common share – basic and diluted	$(0.70)	$(0.00)

The accompanying notes are an integral part of these financial statements.

F-21

SYRA HEALTH CORP.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

			Class A		Convertible Class B		Additional		Total Stockholders’
	Preferred Stock		Common Stock		Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance, December 31, 2020	-	$-	-	$-	833,334	$833	$167	$(5,167)	$(4,167)

Contributed capital	-	-	-	-	-	-	300	-	300

Net loss	-	-	-	-	-	-	-	(3,280)	(3,280)

Balance, December 31, 2021 (Restated)	-	$-	-	$-	833,334	$833	$467	$(8,447)	$(7,147)

Class A common stock sold for cash	-	-	2,768,767	2,769	-	-	2,319,731	-	2,322,500

Class A common stock issued for services	-	-	800,002	800	-	-	509,200	-	510,000

Class A common stock options issued for services	-	-	-	-	-	-	2,910	-	2,910

Net loss	-	-	-	-	-	-	-	(2,118,165)	(2,118,165)

Balance, December 31, 2022	-	$-	3,568,769	$3,569	833,334	$833	$2,832,308	$(2,126,612)	$710,098

The accompanying notes are an integral part of these financial statements.

F-22

SYRA HEALTH CORP.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2022	2021
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,118,165)	$(3,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash lease expense	95,563	27,259
Depreciation	14,849	207
Amortization of debt discounts	14,076	-
Common stock issued for services	510,000	-
Stock-based compensation, stock options	2,910	-
Decrease (increase) in assets:
Accounts receivable	(940,470)	(260,627)
Other current assets	(200,798)	(21,504)
Increase (decrease) in liabilities:
Accounts payable	392,276	40,112
Accounts payable, related parties	(82,418)	85,618
Accrued expenses	163,675	71,275
Operating lease liability	(95,563)	(27,259)
Net cash used in operating activities	(2,244,065)	(88,199)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(121,260)	(6,289)
Net cash used in investing activities	(121,260)	(6,289)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on deferred offering costs	(596,118)	-
Proceeds received on sale of Class A common stock	2,322,500	-
Proceeds received from line of credit	2,819,275	-
Repayments on line of credit	(2,082,800)	-
Advances received from related party	94,000	742,200
Repayments on advances from related party	(288,200)	(551,000)
Proceeds received from capital contributions	-	300
Net cash provided by financing activities	2,268,657	191,500

NET CHANGE IN CASH AND CASH EQUIVALENTS	(96,668)	97,012
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	100,012	3,000
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,344	$100,012

SUPPLEMENTAL INFORMATION:
Interest paid	$11,651	$-
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Initial recognition of right-of-use asset and lease liability	$131,187	$175,923

The accompanying notes are an integral part of these financial statements.

F-23

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

Note 1 – Nature of Business and Significant Accounting Policies

Nature of Business

Syra Health Corp. (“Syra” or the “Company”) was incorporated in the state of Indiana on November 20, 2020 to provide workforce staffing solutions, health education and healthcare research consulting services to mental health hospitals and organizations, including government agencies, integrated health networks, managed care entities and pharmaceutical manufacturers. On March 11, 2022, the Company redomiciled to Delaware. The Company’s corporate office is located in Carmel, Indiana.

In 2022, the Company’s board of directors approved a recapitalization of the Company’s equity, effected as of May 3, 2022, pursuant to which the 83,334 outstanding shares of common stock were exchanged for 833,334 shares of convertible Class B common stock, as retrospectively applied. Each share of Class B common stock is entitled to 16.5 votes and is convertible at any time into ten shares of Class A common stock.

During March of 2022, the Company raised $1 million of capital from the sale of 1,666,673 newly issued shares of Class A common stock at a share price of $0.60 in a private placement. On various dates between June and August of 2022, the Company also raised $1,322,500 of capital from the sale of 1,102,094 shares of Class A Common Stock at a share price of $1.20 in a private placement.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Credit Risk

The Company maintains cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 under current regulations. The Company did not have any cash in excess of FDIC insured limits at December 31, 2022 and 2021, and has not experienced any losses in such accounts.

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) 820 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

-	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
-	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
-	Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The carrying value of the Company’s financial assets and liabilities, such as cash, accounts receivable, accounts payable and accrued expenses are estimated by management to approximate fair value primarily due to the short-term nature of the instruments. The Company’s advances from related party approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2022 and 2021.

F-24

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

Cash and Cash Equivalents

Cash equivalents include money market accounts which have maturities of three months or less. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Cash equivalents are stated at cost plus accrued interest, which approximates market value. There were no cash equivalents on hand at December 31, 2022 and 2021.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition. The Company had an allowance for doubtful accounts of $4,533 at December 31, 2022. No allowance for doubtful accounts was necessary at December 31, 2021.

Deferred Offering Costs

Deferred offering costs related to the Company’s initial public offering (“IPO”) consist principally of professional fees, legal and accounting, and other costs such as printing, and registration costs incurred in connection with the planned IPO of the Company and the sale of its Class A common stock. During the year ended December 31, 2022, the Company incurred $596,118 of costs, directly attributable to its proposed IPO, which have been deferred and recorded on the Company’s balance sheet. Such costs are deferred until the closing of the IPO, at which time the deferred costs will be offset against the proceeds from the IPO. In the event the IPO is unsuccessful or aborted, the costs will be expensed.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. The cost of office equipment is depreciated using the straight-line method based on a five-year life expectancy.

Repairs and maintenance expenditures are charged to operations as incurred. Major improvements and replacements, which extend the useful life of an asset, are capitalized and depreciated over the remaining estimated useful life of the asset. When assets are retired or sold, the cost and related accumulated depreciation are eliminated and any resulting gain or loss is reflected in operations.

Impairment of Long-Lived Assets

In accordance with the provisions of ASC Topic 360, “Impairment or Disposal of Long-Lived Assets”, all long-lived assets such as property and equipment held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

F-25

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

Leases

The Company accounts for its leases under ASC 842 – Leases. The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of obligations under operating leases, and obligations under operating leases, non-current on the Company’s balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date, adjusted by the deferred rent liabilities at the adoption date. As the Company’s lease does not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. The Company’s terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires annual and interim reporting for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation.

The Company accounts for revenues when both parties to the contract have approved the contract, the rights and obligations of the parties are identified, payment terms are identified, and collectability of consideration is probable. Payment terms vary by client and the services offered.

The Company has two main forms of revenue – healthcare staffing revenue and medical communication revenue. The Company primarily provides healthcare staffing services to state mental health agencies, and its medical communication revenue is primarily comprised of contracted data analysis and medical writing services to state agencies and universities. Healthcare staffing and medical communication revenue are both accounted for as a single performance obligation satisfied over time because the customer simultaneously receives and consumes the benefits of the Company’s performance on an hourly or daily basis. The contracts stipulate bi-weekly or monthly billing, and the Company has elected the “as invoiced” practical expedient to recognize revenue based on the hours incurred at the contractual rate as the Company has the right to payment in an amount that corresponds directly with the value of performance completed to date. The medical communication contracts also contain certain additional performance obligations that contain single performance obligations that are satisfied when services are rendered. The Company may also be subject to penalties for violations of certain ethical standards and non-performance measures within these state contracts. The Company recognizes revenue net of penalties. Revenue during the years ended December 31, 2022 and 2021 was comprised of $5,261,870 and $1,245,413 of healthcare staffing revenue and $355,836 and $164,563 of medical communication revenue, respectively.

F-26

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

Cost of Services

The cost of services includes the wages and the related payroll taxes, employee benefits and certain other employee-related costs of the Company’s contract service employees, while they work on contract assignments.

Significant Concentrations

The majority of accounts receivable and revenue contracts are between the Company and different divisions within the Indiana Family and Social Services Administration (“FSSA”). Most contracts require monthly payments as the projects progress. The Company generally does not require collateral or advance payments. For each of the years ended December 31, 2022 and 2021, FSSA accounted for approximately 98% of revenues, which was derived through a combination of divisions within the State of Indiana, including the FSSA – NeuroDiagnostic Institute, representing $5,214,128 and $1,245,413 of the Company’s healthcare staffing services, and the FSSA – Division of Mental Health and Addiction, which commenced on September 3, 2021, representing $306,000 and $132,000 of the Company’s medical communication services revenues for the years ended December 31, 2022 and 2021, respectively. In addition, the combined divisions of the FSSA represented 99% and 92% of accounts receivable at December 31, 2022 and 2021, respectively.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees and non-employees in accordance with the provisions of ASC 718 Stock Compensation (“ASC 718”). All transactions in which the consideration provided in exchange for the purchase of goods or services consists of the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Basic and Diluted Loss Per Share

Basic earnings per share (“EPS”) are computed by dividing net income (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Weighted average shares for basic EPS are calculated based on weighted average Class B shares outstanding. Diluted EPS is computed by dividing net income by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period. Potential common shares include stock options, warrants, conversion of Class B shares and restricted stock. The number of potential common shares outstanding relating to stock options, warrants, conversion of Class B shares and restricted stock is computed using the treasury stock method. For the periods presented, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards Board (“FASB”) ASC 740 Income Taxes (“ASC 740”), which requires use of the liability method. FASB ASC 740-10-25 provides that deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not, that such asset will not be recovered through future operations.

F-27

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

Uncertain Tax Positions

In accordance with ASC 740, the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be capable of withstanding examination by the taxing authorities based on the technical merits of the position. These standards prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Various taxing authorities may periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. The Company has not yet undergone an examination by any taxing authorities. The Company recognizes interest and penalties related to uncertain tax positions, if any, as an income tax expense.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

Recently Adopted Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB that are adopted by the Company as of the specified effective date.

In March 2022, the FASB issued Accounting Standards Update (“ASU”) No. 2022-02, amendments related to Troubled Debt Restructurings (“TDRs”) for all entities after they adopt 2016-13 and amendments related to vintage disclosures that affect public business entities with investments in financing receivables, under Financial Instruments-Credit Losses (Topic 326). The amendments in the accounting guidance for TDRs by creditors eliminates the recognition and measurement guidance for TDRs in Subtopic 310-40. The effective dates for the amendments in this update are the same as the effective dates in update 2016-13. The amendments in this update should be applied prospectively, except for the transition method related to the recognition and measurement of TDRs, an entity has the option to apply a modified retrospective transition method, resulting in a cumulative-effect adjustment to retained earnings in the period of adoption. The Company is currently evaluating the potential impact on adoption of this ASU on its financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. As a smaller reporting company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), ASU 2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company has elected the early adoption of ASU 2020-06 as of January 1, 2021. The Company does not expect that the adoption of this standard will have a material impact on its financial statements.

F-28

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans, and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowances for losses. The guidance also requires increased disclosures. The amendments contained in ASU 2016-13 were originally effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years for the Company. In November 2019, the FASB issued ASU No. 2019-10, which delayed the effective date of ASU 2016-13 for smaller reporting companies (as defined in Rule 12b-2 of the Exchange Act) to fiscal years beginning after December 15, 2022, including interim periods. Early adoption is permitted. The Company meets the definition of a smaller reporting company and is adopting the deferral period for ASU 2016-13. The guidance requires a modified retrospective transition approach through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. The Company is currently evaluating the impact of the adoption of ASU 2016-13 on its financial statements but does not expect that the adoption of this standard will have a material impact on its financial statements.

There are no other recently issued accounting pronouncements that the Company has yet to adopt that are expected to have a material effect on its financial position, results of operations, or cash flows.

Note 2 – Going Concern

As shown in the accompanying financial statements, as of December 31, 2022, the Company had a cash balance of $3,344, negative working capital of $119,602 and an accumulated deficit of $2,126,612 since inception. The Company is too early in its development stage to project revenue with a necessary level of certainty. Therefore, the Company may not have sufficient funds to sustain its operations for the next twelve months from the issuance date of these financial statements and may need to raise additional cash to fund its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company has commenced sales and continues to develop its operations. In the event sales do not materialize at the expected rates, management would seek additional financing or would attempt to conserve cash by further reducing expenses. There can be no assurance that the Company will be successful in achieving these objectives.

The Company continues to pursue sources of additional capital through debt and financing transactions or arrangements, including equity financing or other means. The Company may not be successful in identifying suitable funding transactions in a sufficient time period or at all, and may not obtain the required capital by other means. If the Company does not succeed in raising additional capital, resources may not be sufficient to fund its business. The Company’s ability to scale production and distribution capabilities and further increase the value of its brands, is largely dependent on its success in raising additional capital. From January through April of 2023, the Company raised a total of $1,455,000 of capital from the sale of convertible notes.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. These financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-29

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

Note 3 – Explanation of Restatement

The Company is filing this Amendment No. 1 to its Registration Statement on Form S-1 (as amended, the “Registration Statement”), which Registration Statement was initially submitted to the SEC on November 2, 2022 in response to certain issues set forth, below. The financial statements contained in the Company’s Registration Statement require restatement in order to correct the presentation of the following audit adjustments:

●	(1)Recognition of $106,219 of revenues from FSSA – NeuroDiagnostic Institute for waived penalties previously recognized as reductions to revenues.
●	(2)Reclassification of $3,380 of reimbursed wages from healthcare staffing services revenue to cost of services.
●	(3)Reclassification of $21,504 originally reported as a reduction selling general and administrative expenses reclassified to salaries and benefits, within operating expenses, pursuant to a refundable state tax credit based on wages.
●	(4)Reclassification of $1,768 of training costs originally reported as selling general and administrative expenses, within operating expenses, to cost of sales.

The changes in the Company’s financial statements are summarized below.

SYRA HEALTH CORP.

BALANCE SHEETS

	As Originally
	Reported			As Restated
	December 31,			December 31,
	2021	Adjusted		2021
ASSETS

Current assets:
Cash	$100,012	$-		$100,012
Accounts receivable	154,408	106,219	(1)	260,627
Other receivables	21,504	-		21,504
Total current assets	275,924	106,219		382,143

Property and equipment, net	6,082	-		6,082

Right-of-use asset	148,664	-		148,664

Total assets	$430,670	$106,219		$536,889

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Total liabilities	544,036	-		544,036

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, no shares designated, issued and outstanding	-	-		-
Class A common stock, $0.001 par value, 100,000,000 shares authorized, no shares issued and outstanding	-	-		-
Convertible class B common stock, $0.001 par value, 5,000,000 shares authorized, 833,334 shares issued and outstanding	833	-		833
Additional paid-in capital	467	-		467
Accumulated deficit	(114,666)	106,219	(1)	(8,447)
Total stockholders’ deficit	(113,366)	106,219		(7,147)

Total liabilities and stockholders’ deficit	$430,670	$106,219		$536,889

The accompanying notes are an integral part of these financial statements.

F-30

SYRA HEALTH CORP.

STATEMENTS OF OPERATIONS

	As Originally
	Reported
	For the Year
	Ended			As Restated
	December 31,			December 31,
	2021	Adjusted		2021

Net revenues:
Clinical staffing services	$1,142,574	$106,218	(1)	$1,245,413
		(3,380	)(2)
Medical communication services	164,563	-		164,563
Net revenues	1,307,137	102,839		1,409,976
Cost of services	981,234	(3,380	)(2)	979,622
		1,768	(4)
Gross profit	325,903	104,451		430,354

Operating expenses:
Salaries and benefits	257,306	(21,504	)(3)	235,802
Professional services	94,964	-		94,964
Selling, general and administrative expenses	82,925	21,504	(3)	102,661
		(1,768	)(4)
Depreciation	207	-		207
Total operating expenses	435,402	(1,768)		433,634

Net loss	$(109,499)	$106,219		$(3,280)

Weighted average common shares outstanding – basic and diluted	833,334	-		833,334
Net loss per common share – basic and diluted	$(0.13)	$-		$(0.00)

The accompanying notes are an integral part of these financial statements.

F-31

SYRA HEALTH CORP.

STATEMENTS OF CASH FLOWS

	As Originally
	Reported
	For the Year
	Ended			As Restated
	December 31,			December 31,
	2021	Adjusted		2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(109,499)	$106,219	(1)	$(3,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Right-of-use asset	27,259	-		27,259
Depreciation and amortization	207	-		207
Decrease (increase) in assets:
Accounts receivable	(154,408)	(106,219	)(1)	(260,627)
Other receivables	(21,504)	-		(21,504)
Increase (decrease) in liabilities:
Accounts payable	40,112	-		40,112
Accounts payable, related parties	85,618	-		85,618
Accrued expenses	71,275	-		71,275
Operating lease liability	(27,259)	-		(27,259)
Net cash used in operating activities	(88,199)	-		(88,199)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(6,289)	-		(6,289)
Net cash used in investing activities	(6,289)	-		(6,289)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances received from related party	742,200	-		742,200
Repayments on advances from related party	(551,000)	-		(551,000)
Proceeds received from capital contributions	300	-		300
Net cash provided by financing activities	191,500	-		191,500

NET CHANGE IN CASH AND CASH EQUIVALENTS	97,012	-		97,012
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,000	-		3,000
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$100,012	$-		$100,012

SUPPLEMENTAL INFORMATION:
Interest paid	$-	$-		$-
Income taxes paid	$-	$-		$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Initial recognition of right-of-use asset and lease liability	$175,923	$-		$175,923

The accompanying notes are an integral part of these financial statements.

F-32

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

Note 4 – Related Party Transactions

Advances from Related Party

During the year ended December 31, 2021, the Company’s operations were primarily financed by short term advances from Sahasra Technologies Corp., doing business as STLogics, which is an entity beneficially owned by Priya Prasad, the Company’s Chief Financial Officer and Chief Operating Officer, and STLHoldings Corp. which is an entity beneficially owned by the principal owners and management team of Syra. On various dates from December 30, 2020 through April 4, 2022, Sahasra Technologies Corp. made short term, non-interest bearing advances due upon demand to the Company, of which an aggregate $94,000 and $742,200 was loaned during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2021, the Company owed a total of $194,200 to Sahasra Technologies Corp., all of which was repaid in between February 1, 2022 and April 4, 2022.

Bonuses Awarded to Related Parties

During the year ended December 31, 2021, the Company awarded bonuses of $15,000 and $35,000 to the Company’s CEO and STHolding Corp., an entity owned by the Company’s founders, respectively. The bonuses were paid in 2022 and included in accounts payable, related parties at December 31, 2021.

Office Lease

The Company leases its current corporate headquarters under a three-year lease from STVentures, LLC (“STVentures”), an entity beneficially owned by the principal owners and the management team of Syra and their affiliates. The lease commenced on July 1, 2021, and provided for a base monthly rent of $5,332 over the three-year term of the lease, which was subsequently amended to $10,711, on May 1, 2022. A total of $107,013 and $31,992 of rent expense was included in selling, general and administrative expenses for the years ended December 31, 2022 and 2021, respectively, and a total of $5,950 was outstanding, as presented within accounts payable, related parties at December 31, 2021.

Information Technology (“IT”) Services

The Company incurred a total of $23,260 and $31,168 of expenses from RAD CUBE LLC, which is an entity beneficially owned by the principal owners and the management team of the Company and their affiliates, for outsourced IT services which have been presented within selling, general and administrative expenses in the statement of operations during the years ended December 31, 2022 and 2021, respectively. An unpaid balance of $3,200 and $29,668 was outstanding at December 31, 2022 and 2021, respectively, as presented within accounts payable, related parties.

Recruitment and Human Resource Services

The Company paid a total of $137,494 of recruitment and human resource services to NLogix, which is an entity beneficially owned by the principal owners and the management team of the Company and their affiliates, which have been presented within cost of sales in the statement of operations during the year ended December 31, 2022. No payments to NLogix were made for the year ended December 31, 2021.

Common Stock Issuances

The Company issued 83,334 shares of common stock on November 21, 2020 to its founders for services rendered in connection with the formation of the entity. In 2022, the Company’s board of directors approved a recapitalization of the Company’s equity, effected as of May 3, 2022, pursuant to which such shares were subsequently exchanged for 833,334 shares of convertible Class B common stock.

Capital Contributions

The Company received a capital contribution of $300 on September 22, 2021 from the Company’s Chief Executive Officer, Deepika Vuppalanchi.

F-33

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

Note 5 – Basic and Diluted Earnings per Share

During the year ended December 31, 2022, the Company used the two-class method to compute net loss per common share because it had issued securities, other than a single class of common stock, that contractually entitled the holders to participate in dividends and earnings. These participating securities included the Company’s Class A common stock, which was authorized pursuant to the Company’s amendment to its Certificate of Incorporation on May 2, 2022, and convertible Class B common stock which are entitled to share equally, on a per share basis, in all assets of the Company of whatever kind available for distribution to the holders of common stock. The two-class method requires earnings for the period to be allocated between common stock and participating securities based upon their respective rights to receive distributed and undistributed earnings.

Under the two-class method, for periods with net income, basic net income per common share is computed by dividing the net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income attributable to common stockholders is computed by subtracting from net income the portion of current period earnings that the participating securities would have been entitled to receive pursuant to their dividend rights had all of the period’s earnings been distributed. No such adjustment to earnings is made during periods with a net loss, as the holders of the participating securities have no obligation to fund losses.

The Company reports the more dilutive of the approaches (two-class or “if-converted”) as its diluted net income per share during the period. For the periods presented, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

As of December 31, 2021, the Company had only one class of outstanding securities, which required holders’ participation in dividends and earnings. Therefore, the Company was not required to calculate EPS under the two-class method. Basic net loss per share was computed by dividing net income by the weighted-average number of shares of convertible class B common stock outstanding during the period.

F-34

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

Note 6 – Other Current Assets

Other current assets at December 31, 2022 and 2021 consisted of the following:

	December 31,	December 31,
	2022	2021
EDGE tax credit receivable (1)	$116,361	$21,504
Federal and State income tax receivable	28,734	-
Prepaid insurance	20,040	-
Prepaid rent	10,711	-
Prepaid licensing and office fees	16,456	-
Retainers paid on professional services	30,000	-
Total other current assets	$222,302	$21,504

(1) A refundable corporate income tax credit from the State of Indiana, called the Economic Development for a Growing Economy (“EDGE”) Tax Credit, which provides an incentive to businesses to support jobs creation, capital investment and to improve the standard of living for Indiana residents.

Note 7 – Property and Equipment

Property and equipment at December 31, 2022 and 2021 consisted of the following:

	December 31,	December 31,
	2022	2021
Office equipment	$127,549	$6,289
Less: Accumulated depreciation	(15,056)	(207)
Total property and equipment, net	$112,493	$6,082

Depreciation of property and equipment was $14,849 and $207 for the years ended December 31, 2022 and 2021, respectively.

Note 8 – Accrued Expenses

Accrued expenses at December 31, 2022 and 2021 consisted of the following:

	December 31,	December 31,
	2022	2021
Accrued payroll and taxes	$212,660	$47,442
Accrued settlement	-	28,000
Accrued retirement contributions	4,874	-
Accrued franchise taxes	18,777	-
Accrued interest	2,806	28,000
Total accrued expenses	$239,117	$75,442

The Company provides postretirement benefits pursuant to Internal Revenue Code of 1986, as amended, Section 401(k) for employees meeting specified criteria. The Company matches 100% of the employees’ contributions that are not in excess of 4% of the employee’s contributions. These matching contributions are fully vested and paid pursuant to the employees’ bi-weekly or semi-monthly pay periods. The Company does not prefund these benefits and has the right to modify or terminate certain of these benefits in the future. For the year ended December 31, 2022, the Company incurred $28,534 of investment retirement account contribution expenses pursuant to the Company’s matching contributions, including $4,874, as accrued at December 31, 2022.

F-35

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

Note 9 – Advances from Related Party

Advances from related party consists of the following at December 31, 2022 and 2021, respectively:

	December 31,	December 31,
	2022	2021

On various dates from December 30, 2020 through December 15, 2021, Sahasra Technologies Corp., doing business as STLogics, which is an entity beneficially owned by the principal owners and management team of Syra, made short term, non-interest bearing advances due upon demand to the Company, of which an aggregate $94,000 and $742,200 was loaned during the years ended December 31, 2022 and 2021, respectively. The Company repaid an aggregate $288,200 and $551,000 of principal on these advances during the years ended December 31, 2022 and 2021, respectively.	$-	$194,200
Less: current portion	-	194,200
Advances from related party, less current portion	$-	$-

Note 10 – Line of Credit

On February 7, 2022, the Company entered into a business loan agreement (as amended, the “loan agreement”) with Citizens State Bank of New Castle pursuant to which it originally received a revolving line of credit of up to $1,500,000 which was subsequently amended to $800,000 (as amended, the “Revolving Line of Credit”). Pursuant to the terms of the Revolving Line of Credit, the outstanding balance shall not exceed 75% of the Company’s outstanding accounts receivable due from the State of Indiana aged more than 90 days together with all other accounts receivable aged less than 90 days. The Revolving Line of Credit was to terminate on December 31, 2022, unless extended pursuant to the terms thereof. The Company received extensions on the Revolving Line of Credit such that it will now terminate on October 24, 2023; however, no further advances are available under the Revolving Line of Credit. In the event of a default, all commitments and obligations pursuant to the Revolving Line of Credit will terminate immediately and, at Citizens State Bank of New Castle’s request, all Indebtedness (as defined in the loan agreement) shall become immediately due and payable. Advances on the Revolving Line of Credit are pursuant to a promissory note dated February 7, 2022 which accrues interest at a variable rate of 1.5% above the national prime interest rate as quoted in the Wall Street Journal, not to be less than 4.75% per annum or more than 21% per annum or the maximum rate allowed by law. Interest shall increase by an 2.0% in the event of a default. Pursuant to the promissory note, the Company has been required to pay monthly payments of unpaid interest since March 7, 2022. The Company may prepay all or a portion of the amount due prior to the date upon which it is due without any penalty. In connection with the Revolving Line of Credit, the Company entered into a commercial security agreement with Citizens State Bank of New Castle dated February 7, 2022, pursuant to which it granted Citizens State Bank of New Castle a security interest in the Collateral (as defined in the commercial security agreement) to secure the Indebtedness (as defined in the commercial security agreement). During the year ended December 31, 2022, the Company received total advances of $2,819,275, and repaid advances of $2,068,724. In addition, the Company paid an underwriting fee of $14,076, which was amortized over the original life of the line of credit using the straight-line method, which approximated the effective interest method. The balance of the line of credit was $750,551 at December 31, 2022.

The Company recognized interest expense for the years ended December 31, 2022 and 2021, as follows:

	December 31,	December 31,
	2022	2021

Interest on line of credit	$14,397	$-
Amortization of underwriting fee on line of credit	14,076	-
Interest on credit card debt	60	-
Total interest expense	$28,533	$-

F-36

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

Note 11 – Lease

The Company leases its current corporate headquarters under a three-year lease from STVentures, a related party. The lease, as amended on May 1, 2022 to expand the office space from 2,976 square feet to 5,978 square feet, commenced on July 1, 2021, and provides for a base monthly rent of $10,711, as increased from $5,332 per month, over the three-year term of the lease. The Company is occupying the space for executive and administrative offices. Rent expense was $107,013 and $31,992 for the years ended December 31, 2022 and 2021 respectively, which is included in other general and administrative expenses within the statements of operations.

The components of lease expense were as follows:

	For the Year Ended
	December 31,
	2022	2021
Operating lease cost:
Amortization of ROU asset	$95,564	$27,259
Interest on lease liability	11,449	4,733
Total operating lease cost	$107,013	$31,992

Supplemental balance sheet information related to leases was as follows:

	December 31,	December 31,
	2022	2021
Operating lease:
Operating lease assets	$184,288	$148,664

Current portion of operating lease liability, related party	$121,089	56,920
Noncurrent operating lease liability, related party	63,199	91,744
Total operating lease liability	$184,288	$148,664

Weighted average remaining lease term:
Operating leases	1.5 years	2.5 years

Weighted average discount rate:
Operating lease	5.75%	5.75%

Supplemental cash flow and other information related to operating leases was as follows:

	For the Year Ended
	December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used for operating leases	$107,013	$31,992

Leased assets obtained in exchange for lease liabilities:
Total operating lease liabilities	$131,187	$175,923

Future minimum annual lease payments required under the operating lease and the present value of the net minimum lease payments are as follows at December 31, 2022:

For the Year	Minimum Lease
Ended December 31:	Commitments
2023	$128,527
2024	64,263
192,790
Amount representing interest	$(8,502)
Present value of net future minimum lease payments	184,288
Less current portion	(121,089)
Operating lease liability, related party, long term	$63,199

F-37

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

Note 12 – Commitments and Contingencies

IPO Commitments

On July 18, 2022, the Company entered into an agreement, as amended, with the representative of the underwriters with respect to the IPO providing for the payment of up to $168,000 of accountable expenses. In addition, the representative of the underwriters shall be entitled to cash commission equal to 8.5% of the gross proceeds of the IPO, a non-accountable expense equal to 0.8% of the gross proceeds of the IPO, excluding any securities sold to cover over-allotments, and a unit purchase option (the “Unit Purchase Option”) to purchase such number of units (the “Representative’s Units”) equal to 9% of the total number of Units sold in this offering (including any Units sold pursuant to the exercise of the over-allotment option) for $100, which option will expire five years from the date of the IPO prospectus. The Unit Purchase Option shall have an exercise price equal to 125% of the offering price of the Units sold In the IPO. Each Representative’s Unit will consist of one share of the Company’s Class A common stock and one Representative’s Warrant to purchase one share of the Company’s Class A common stock at an exercise price of $6.50 per share, contingent upon closing of the Company’s IPO.

Legal Contingencies

On June 28, 2022, the Company entered into a settlement agreement with a former employee pursuant to a wrongful termination lawsuit filed in the U.S. District Court, Southern District of Indiana in the amount of $28,000. The Company accrued the full amount of the settlement as of December 31, 2021, and the settlement was paid in July of 2022.

Note 13 – Stockholders’ Equity (Deficit)

Class A Common Stock

The Company has 100,000,000 authorized shares of $0.001 par value Class A common stock, and 3,568,769 shares were issued and outstanding as of December 31, 2022. No shares were issued and outstanding as of December 31, 2021.

Class A Common Stock Sales

In June and August 2022, the Company raised a total of $1,322,500 of capital from the sale of an aggregate of 1,102,094 shares of Class A common stock to a total of 23 accredited investors at a share price of $1.20 in a private placement.

During March 2022, the Company raised an aggregate of $1 million of capital from the sale of 1,666,673 shares of Class A common stock to a total of 22 accredited investors at a share price of $0.60 in a private placement.

Class A Common Stock Issued for Services

From February through May 2022, the Company awarded a total of 800,002 shares to six consultants for services provided. The shares were subsequently issued on August 3, 2022. The aggregate fair value of the shares was $510,000, based on recent sales of the Company’s Class A common stock to third parties.

Convertible Class B Common Stock

The Company has 5,000,000 authorized shares of $0.001 par value convertible Class B common stock, and had 833,334 shares issued and outstanding as of December 31, 2022 and 2021, as retrospectively applied, pursuant to the Company’s subsequent recapitalization in 2022 and effected as of May 3, 2022, whereby the founders exchanged their 83,334 founders shares for 833,334 shares of convertible Class B common stock.

Convertible Class B Common Stock Issuances

On November 21, 2020, the Company issued 83,334 shares of common stock to its founders for services rendered in connection with the formation of the entity. The aggregate fair value of the common stock was $100 based on par value of the Company’s common stock, as there was no immediate intrinsic value in the Company upon inception. In 2022, the Company’s board of directors approved a recapitalization of the Company’s equity, effected as of May 3, 2022, pursuant to which the equity was recapitalized with the exchange of the 83,334 shares of common stock for 833,334 shares of convertible Class B common stock, as retrospectively applied. Each share of convertible Class B common stock was convertible into 16.5 shares of Class A common stock, which was subsequently amended to be convertible into ten shares on of Class A common stock on October 4, 2022.

Amendment to Articles of Incorporation

On May 2, 2022, the Company filed an Amended and Restated Certificate of Incorporation that was subsequently amended on October 6, 2022 and May 30, 2023 to authorize the following:

●	100,000,000 shares of Class A common stock with a par value of $0.001 per share;
●	5,000,000 shares of convertible Class B common stock with a par value of $0.001 per share; and
●	10,000,000 shares of “blank check” preferred stock with a par value of $0.001 per share.

F-38

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

Liquidation rights: In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, the holders of Class A common stock and the holders of convertible Class B common stock shall be entitled to share equally, on a per share basis, in all assets of the Company of whatever kind available for distribution to the holders of common stock.

Voting: The holders of the Class A common stock and the holders of the convertible Class B common stock shall at all times vote together as one class on all matters, including the election of directors, submitted to a vote or for the consent of the stockholders of the Company. Each holder of shares of convertible Class B common stock shall be entitled to 16.5 votes for each share of convertible Class B common stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company. Each holder of shares of Class A common stock shall be entitled to one vote for each share of Class A common stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

Each share of convertible Class B common Stock was also convertible into 16.5 fully paid and nonassessable shares of Class A common stock. On October 6, 2022, the Company’s Amended and Restated Certificate of Incorporation was amended to change the conversion ratio from 16.5 shares to 10 shares of Class A common stock. The voting rights remain unchanged.

The voting powers, conversion features, if any, designations, preferences, limitations, restrictions and other rights of each series of preferred stock shall be prescribed by resolution of the Board of Directors at the time a specific series of preferred stock is designated. None of the preferred shares have been designated or issued to date.

Capital Contributions

On September 22, 2021, the Company received a capital contribution of $300 from the Company’s Chief Executive Officer, Deepika Vuppalanchi.

Note 14 – Common Stock Options

Omnibus Equity Incentive Plan

On April 11, 2022, the Company’s board of directors adopted, and the Company’s stockholders approved, the Syra Health Corp. 2022 Omnibus Equity Incentive Plan (“2022 Plan”). No more than 1,041,667 shares of the Company’s Class A common stock shall be issued pursuant to the exercise of incentive stock options and other securities under the 2022 Plan.

Class A Common Stock Option Awards

On various dates between July 1, 2022 and September 1, 2022, the Company granted options to purchase an aggregate 32,502 shares of the Company’s Class A common stock at an exercise price of $1.20 per share under the 2022 Plan, which represented the recent sales price of securities to third parties. These options will vest 25% on each anniversary until fully vested. The options had no intrinsic value. The aggregate estimated value using the Black-Scholes Pricing Model, based on an expected term of 6.25 years, a weighted average volatility rate of 93%, a weighted average risk-free interest rate of 3.03%, and a weighted average call option value of $0.9328, was $30,317. The options are being expensed over the vesting period, resulting in $2,910 of stock-based compensation expense during the year ended December 31, 2022. During the fourth quarter of 2022, a total of 9,167 options at a strike price of $1.20 per share were cancelled. As of December 31, 2022, a total of $19,613 of unamortized expenses are expected to be expensed over the vesting period. December 31, 2022.

F-39

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

The following is a summary of information about the Stock Options outstanding at December 31, 2022.

Shares Underlying
Shares Underlying Options Outstanding				Options Exercisable
Weighted
	Shares	Average	Weighted	Shares	Weighted
	Underlying	Remaining	Average	Underlying	Average
Range of	Options	Contractual	Exercise	Options	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Price
$1.20	23,335	9.6 years	$1.20	None	N/A

The following is a summary of activity of outstanding stock options:

		Weighted
		Average
	Number	Exercise
	of Shares	Prices
Balance, December 31, 2020	-	$-
Options granted	-	-
Balance, December 31, 2021	-	-
Options granted	32,502	1.20
Options cancelled	(9,167)	(1.20)
Balance, December 31, 2022	23,335	$1.20

Exercisable, December 31, 2022	-	$-

Note 15 - Income Taxes

For the period from November 20, 2020 (inception) through December 31, 2022, the Company incurred a net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2022, the Company had approximately $1,731,000 of federal net operating losses. Under the Tax Cuts and Jobs Act of 2017, the net operating loss carry forwards can be carried forward indefinitely, however the deductions are limited to 80% of taxable income.

The effective income tax rate for the years ended December 31, 2022 and 2021 consisted of the following:

	December 31,	December 31,
	2022	2021
Federal statutory income tax rate	21%	21%
State income taxes	3%	3%
Change in valuation allowance	(24)%	(24)%
Net effective income tax rate	-	-

F-40

SYRA HEALTH CORP.

NOTES TO FINANCIAL STATEMENTS

(Restated)

The components of the Company’s deferred tax asset are as follows:

	December 31,
	2022	2021
Deferred tax assets:
Net deferred tax assets before valuation allowance	$332,400	$6,400
Less: Valuation allowance	(332,400)	(6,400)
Net deferred tax assets	$-	$-

Based on the available objective evidence, including the Company’s history of its loss, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at December 31, 2022 and 2021, respectively.

In accordance with FASB ASC 740, the Company has evaluated its tax positions and determined there are no uncertain tax positions.

Note 16 – Subsequent Events

The Company evaluates events that have occurred after the balance sheet date through the date these financial statements were issued.

On various dates from January through April 2023, the Company entered into subscription agreements with accredited investors pursuant to which it issued convertible promissory notes in the aggregate principal amount of $1,455,000. The notes mature on various dates between July 10, 2024 and October 7, 2024, accrue interest at 2% per annum and may be prepaid by the Company at any time without any penalties. The holders may convert the principal amount of the notes together with accrued interest thereon at any time prior to the earlier of the maturity date and the effectiveness of the registration statement relating to the Company’s initial public offering at a conversion price of $6.00 per share. Upon the closing of the Next Equity Financing (as defined herein), the principal amount of the notes together with accrued interest thereon shall automatically convert into such number of shares of the Company’s Class A common stock determined by dividing (x) the outstanding principal balance and unpaid accrued interest of the notes on the date of conversion by (y) the price per share equal to the product of the price per Equity Security (as defined in the notes) sold in the Next Equity Financing multiplied by 80%. “Next Equity Financing” means an initial public offering by the Company of its Equity Securities pursuant to which such Equity Securities are listed on a national securities exchange. In addition, if prior to the maturity date of the notes, the notes remains outstanding, then in the event of a Corporate Transaction (as defined in the notes), the holder of each note may elect to convert the outstanding principal balance and unpaid accrued interest of each note, subject to the terms and conditions contained in the note, into Conversion Shares (as defined in the notes) immediately prior to the closing of such Corporate Transaction based upon a conversion price equal to the lesser of (i) the Corporate Transaction Price (as defined in the notes) or (ii) the quotient resulting from dividing (x) the Valuation Cap (as defined in the notes) by (y) the fully diluted capitalization immediately prior to the closing of the Corporate Transaction.

F-41

Shares

1,500,000 Units

Shares of Class A Common Stock and Warrants

Syra Health Corp.

Prospectus

KINGSWOOD

a division of Kingswood Capital Partners, LLC

, 2023

Until                         , 2023 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$2,333
FINRA filing fee	1,568
The Nasdaq Capital Market initial listing fee	55,000
Transfer agent and registrar fees	16,500
Accounting fees and expenses	250,000
Legal fees and expenses	500,000
Printing and engraving expenses	5,000
Miscellaneous	38,661
Total	$869,062

Item 14. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

II-1

Upon consummation of this offering, our Certificate of Incorporation and Bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Certificate of Incorporation and Bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into separate indemnification agreements with each of our current directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Certificate of Incorporation and Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Certificate of Incorporation and Bylaws.

In addition, upon consummation of this offering, we intend to obtain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

2023

From January to April 2023, the Company issued accredited investors convertible promissory notes in the aggregate principal amount of $1,455,000.

2022

In 2022, the Company’s board of directors approved a recapitalization of the Company’s equity, effected as of May 3, 2022, pursuant to which the Company issued an aggregate of 833,334 shares of its Class B common stock in exchange for 83,334 shares of common stock pursuant to the recapitalization of the Company’s equity.

In May 2022, the Company issued an aggregate of 1,666,673 shares of its Class A common stock at a price of $0.60 per share for aggregate gross proceeds of $1,000,000.

II-2

From July 2022 to September 2022, the Company issued options to purchase up to an aggregate of 32,502 shares of the Company’s Class A common stock at an exercise price of $1.20 per share.

In August 2022, the Company issued an aggregate of 1,102,094 shares of its Class A common stock at a price of $1.20 per share for aggregate gross proceeds of $1,322,500.

In May 2022, the Company issued an aggregate of 800,002 shares of Class A common stock for services.

2020

On November 21, 2020, the Company issued an aggregate of 83,334 shares of common stock for services.

The foregoing offers, sales and issuances were exempt from registration under Rule 701 and Section 3(a)(9) and 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1**	Amended and Restated Certificate of Incorporation, currently in effect
3.2**	Amendment to Amended and Restated Certificate of Incorporation dated October 6, 2022
3.3**	Amendment to Amended and Restated Certificate of Incorporation dated May 30, 2023
3.4**	Bylaws, currently in effect
3.5**	Amended and Restated Bylaws, to be effective immediately after the closing of this offering
3.6*	Amendment to Amended and Restated Certificate of Incorporation dated August 28, 2023
4.1**	Specimen Stock Certificate evidencing the shares of Class A common stock
4.2**	Form of Representative’s Unit Purchase Option
4.3**	Form of Warrant Agent Agreement by and between the Company and Pacific Stock Transfer Company (including the terms of the Warrant)
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton, LLP
10.1**	Professional Services Contract dated as of May 4, 2021 by and between the Company and Indiana Family and Social Services Administration, NeuroDiagnostic Institute
10.2**	Amendment No. 1 to Professional Services Contract by and between the Company and Indiana Family and Social Services Administration, NeuroDiagnostic Institute
10.3**	Amendment No. 2 to Professional Services Contract by and between the Company and Indiana Family and Social Services Administration, NeuroDiagnostic Institute
10.4**	Form of Indemnification Agreement for Officers and Directors
10.5+*	Syra Health Corp. 2022 Omnibus Equity Incentive Plan
10.6+**	Employment Agreement by and between the Company and Deepika Vuppalanchi dated April 15, 2021
10.7+**	Amendment No. 1 to Employment Agreement by and between the Company and Deepika Vuppalanchi dated September 1, 2021
10.8+**	Amendment No. 2 to Employment Agreement by and between the Company and Deepika Vuppalanchi dated March 1, 2022
10.9+**	Amendment No. 3 to Employment Agreement by and between the Company and Deepika Vuppalanchi dated October 18, 2022
10.10**	Business Loan Agreement by and between the Company and Citizens State Bank of New Castle dated February 7, 2022
10.11**	Commercial Security Agreement by and between the Company and Citizens State Bank of New Castle dated February 7, 2022
10.12**	Promissory Note by and between the Company and Citizens State Bank of New Castle dated February 7, 2022
10.13**	Professional Services Contract dated as of September 3, 2021 by and between the Company and Indiana Family and Social Services Administration, Division of Mental Health and Addiction
10.14**	STVentures Lease Agreement dated July 1, 2021 by and between the Company and STVentures LLC
10.15**	Commercial Lease Addendum dated May 1, 2022 by and between the Company and STVentures LLC
10.16†**	Form of Subscription Agreement
10.17**	Form of Convertible Note
10.18**	Modification of Loan Agreement by and between the Company and Citizens State Bank of New Castle dated December 16, 2022
10.19**	Modification of Loan Agreement by and between the Company and Citizens State Bank of New Castle dated March 8, 2023
10.20+**	Employment Agreement by and between the Company and Sandeep Allam dated February 29, 2022
10.21+**	Amendment No. 1 to Employment Agreement by and between the Company and Sandeep Allam dated October 18, 2022
10.22+**	Employment Agreement by and between the Company and Priya Prasad dated February 29, 2022
10.23+**	Amendment No. 1 to Employment Agreement by and between the Company and Priya Prasad dated May 27, 2022
10.24+**	Amendment No. 2 to Employment Agreement by and between the Company and Priya Prasad dated October 18, 2022
10.25**	Amendment No. 1 to Professional Services Contract dated as of April 25, 2023 by and between the Company and Indiana Family and Social Services Administration, Division of Mental Health and Addiction
10.26**	Business Loan Agreement by and between the Company and Citizens State Bank of New Castle dated May 22, 2023
10.27**	Commercial Security Agreement by and between the Company and Citizens State Bank of New Castle dated May 22, 2023
10.28**	Promissory Note by and between the Company and Citizens State Bank of New Castle dated May 22, 2023
10.29*	Modification of Loan Agreement by and between the Company and Citizens State Bank of New Castle dated August 24, 2023
16.1**	Letter from Friedman LLP
16.2**	Letter of Marcum LLP
99.1**	Consent of Sherron Rogers, Director Nominee
99.2**	Consent of Andrew M. Dahlem, Director Nominee
99.3**	Consent of Vijayapal R. Reddy, Director Nominee
99.4**	Consent of Ketan Paranjape, Director Nominee
99.5**	Consent of Avutu Reddy, Director Nominee
23.1*	Consent of M&K CPAS, PLLC, independent registered public accounting firm
23.2*	Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page to this registration statement)
107*	Filing fee table

*	Filed herewith.
**	Previously filed.
+	Indicates a management contract or any compensatory plan, contract or arrangement.
†	Certain of the schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(10). The Company hereby undertakes to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

II-3

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Syra Health Corp. pursuant to the foregoing provisions, or otherwise, Syra Health Corp. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Syra Health Corp. of expenses incurred or paid by a director, officer or controlling person of Syra Health Corp. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Syra Health Corp. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Syra Health Corp. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carmel, State of Indiana, on the 5th day of September 2023.

SYRA HEALTH CORP.

By:	/s/ Deepika Vuppalanchi
Deepika Vuppalanchi
Chief Executive Officer and Director

Signature	Title	Date

/s/ Deepika Vuppalanchi	Chief Executive Officer and Director	September 5, 2023
Deepika Vuppalanchi	(Principal Executive Officer)

*	President and Chairman	September 5, 2023
Sandeep Allam

*
Priya Prasad	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)	September 5, 2023

* By:	/s/ Deepika Vuppalanchi
Deepika Vuppalanchi, Attorney-In-Fact

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